AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            BRAZOS SPORTSWEAR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------
                                      2396
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

         DELAWARE                                         91-1770931
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                              3860 VIRGINIA AVENUE
                             CINCINNATI, OHIO 45227
                                 (513) 272-3600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                              F. CLAYTON CHAMBERS
                            CHIEF FINANCIAL OFFICER
                            BRAZOS SPORTSWEAR, INC.
                              3860 VIRGINIA AVENUE
                             CINCINNATI, OHIO 45227
                                 (513) 272-3600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:
                                RICHARD L. WYNNE
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, 35TH FLOOR
                           HOUSTON, TEXAS 77002-2764
                                 (713) 226-0600
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered in connection with the termination of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
     TITLE OF CLASS OF SECURITIES          AMOUNT TO BE          AGGREGATE             AGGREGATE            AMOUNT OF
           TO BE REGISTERED                 REGISTERED         PRICE PER UNIT     OFFERING PER UNIT(1)  REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
10 1/2% Senior Notes Due 2007..........    $100,000,000             100%              $100,000,000           $30,304
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                            BRAZOS SPORTSWEAR, INC.

   OFFER TO EXCHANGE ALL OF ITS OUTSTANDING 10 1/2% SENIOR NOTES DUE 2007 FOR 10 1/2% SENIOR NOTES DUE 2007 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES
                                      ACT

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                   , 1997, UNLESS EXTENDED.

    Brazos Sportswear, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal") relating to the Exchange Offer, to exchange $1,000 principal amount of its 10 1/2% Senior Notes due 2007 (the "Exchange Notes"), which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for $1,000 principal amount of its outstanding 10 1/2% Senior Notes due 2007 (the "Notes"), of which an aggregate of $100,000,000 in principal amount is outstanding as of the date of this Prospectus. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Notes.

    Interest on the Exchange Notes will be payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1998. The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes before maturity. The Exchange Notes are redeemable on or after July 1, 2002 at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, at any time on or before July 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net proceeds of one or more Public Equity Offerings (as defined herein), at a redemption price of 110.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, provided that after giving effect to such redemption at least $65 million of the aggregate principal amount of the Exchange Notes originally issued remain outstanding.

    If a Change of Control (as defined herein) occurs, holders of the Exchange Notes will have the right to require the Company to purchase their Exchange Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to purchase the Exchange Notes if a Change of Control occurs.

    The Exchange Notes will be senior unsecured obligations of the Company and will be unconditionally guaranteed on a senior unsecured basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors (as defined herein). The Exchange Notes and each Subsidiary Guarantee will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company and the applicable Subsidiary Guarantor, respectively, but will be effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors. As of July 2, 1997, the Company and the Subsidiary Guarantors had (i) no unsecured and unsubordinated indebtedness outstanding other than the Notes and (ii) $30.8 million of secured indebtedness outstanding. Subject to certain limitations, the Company and its subsidiaries (including the Subsidiary Guarantors) may incur additional secured and unsecured indebtedness.

    The Company will accept for exchange any and all validly tendered Notes on
or prior to 5:00 p.m., New York City time, on                   , 1997, unless
extended (if and as extended, the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer."

    The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

    Each broker-dealer (other than an affiliate of the Company) that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE TENDERING NOTES IN THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

          The date of this Prospectus is                      , 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form
S-4 (No 333-         ) under the Securities Act, with respect to the Exchange
Notes offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statements and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, is on file at the offices of the Commission and may be inspected without charge. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at (i) its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, (ii) its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10007, and (iii) its site on the World Wide Web at http://www.sec.gov. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Company's common stock is listed on the National Market tier of the Nasdaq Stock Market, Inc. ("Nasdaq") and material filed by the Company can be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCE TO THE "COMPANY" REFERS TO BRAZOS SPORTSWEAR, INC. AND ITS CONSOLIDATED SUBSIDIARIES, OR BSI HOLDINGS, INC. ON A HISTORICAL BASIS PRIOR TO ITS MERGER WITH SUN SPORTSWEAR, INC. EFFECTIVE MARCH 14, 1997 (SEE "THE COMPANY -- ACQUISITIONS -- SUN SPORTSWEAR, INC."). PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" PRIOR TO MAKING AN INVESTMENT IN
THE EXCHANGE NOTES.

                                  THE COMPANY

     The Company is a leading designer, manufacturer and marketer of decorated sportswear in the United States. The Company offers extensive and diversified product lines of licensed, proprietary and private label sportswear consisting of T-shirts, fleecewear (sweatshirts) and other casual apparel products. Many of the Company's licensed products include creative enhancements of classic cartoon characters, including Disney's Mickey Mouse, Disney's Winnie the Pooh and various Warner Bros. Looney Tunes characters such as Bugs Bunny and the Tasmanian Devil. The Company has entered into license agreements with Disney Enterprises, Inc. ("Disney"), Warner Bros., Chic by H.I.S., Major League Baseball and most major colleges for the use of their characters and logos in developing the Company's products. The Company uses its in-house merchandising, design and art staff to create innovative designs for the Company's proprietary product lines under numerous Company-owned brand names and labels, including Brazos Sportswear, Morning Sun, Top Stitch and Thank Goodness for Kids. In addition, the Company designs private label products for its larger retail customers that are sold under particular customers' labels. The Company sells its products to a diverse customer base including (i) department stores such as J.C. Penney, May Co., Federated Department Stores and Mercantile, (ii) mass merchandising stores such as Wal-Mart, Kmart and Target, (iii) specialty stores such as Kids "R" Us and Garden Ridge and (iv) other regional and national retail chains.

     The Company believes it maintains a competitive advantage because of several factors, including its (i) extensive and diversified lines of licensed, proprietary and private label products, (ii) award winning in-house merchandising and design staff, (iii) unique sales and marketing programs tailored to the needs of specific customers and markets, (iv) diverse customer base, (v) flexible and efficient manufacturing capabilities and (vi) commitment to a low cost structure.

     The Company believes growth in the decorated sportswear market may result from: (i) an increased preference for comfortable apparel selections; (ii) more flexible dress codes, including greater acceptance of casual wear in the workplace; (iii) a heightened emphasis on physical fitness including increased participation in sports; (iv) improved characteristics that have enhanced consumer appeal, including improvements in fabric weight, blends and construction, and increased offerings of size, color and style; (v) the enhancement of screenprinted graphics and embroidered designs primarily resulting from more advanced manufacturing equipment and processes; and (vi) the increased use of "attitude" apparel. For example, the Company believes that more people are using apparel as a way to express themselves or show affinity with a group, cause or idea. The Company believes that these trends should continue to drive industry growth.

BUSINESS STRATEGY

     The Company intends to enhance its market position and to increase its net sales by pursuing the following business strategies:

     EXTENSIVE LINES OF QUALITY PRODUCTS. The Company offers extensive and diversified product lines of licensed, proprietary and private label products. Licensed products are decorated with classic cartoon characters and logos that the Company's artists vary and refine using different lettering, poses, activities or dress. The Company develops its proprietary product lines for its exclusive use under numerous Company-owned brand names and labels. The Company also designs private label product lines by working closely with its larger retail customers to create unique decorated sportswear lines that are sold under particular customers' labels. The Company believes its extensive and diversified product lines position it well to capitalize on retailers' desire to reduce the number of suppliers in order to minimize purchasing and administrative costs.

     INNOVATIVE MERCHANDISING AND DESIGN STAFF. The Company employs 14 in-house merchandising and design personnel and a staff of approximately 70 artists who work closely with customers to create innovative designs for the Company's sportswear lines. The Company's award winning merchandising and design staff has been recognized for its achievements by licensors and customers, and has received a number of awards, including the Graphic Excellence Award from Disney, the Vendor of the Year Award from J.C. Penney's Women's Department, the Bugsy Award from Warner Bros. and the Vendor of the Year Award for Girls 4-14 from Target.

     UNIQUE COMBINATION OF SALES AND MARKETING PROGRAMS. The Company uses a unique combination of sales and marketing programs designed to address the differing needs of its diverse customer base. Key sales programs include:

          BOOKING PROGRAM. The Company works with its larger retail customers to custom design and merchandise a spring and fall product line of "fashion-basic," longer lead time products. The Company books orders under this program prior to committing to overseas production. Production lead times vary by product but typically range from 60 to 120 days.

          CALENDAR GRAPHICS PROGRAM. The Company offers a calendar graphics program designed to provide customers with an extensive selection of graphics and a wide variety of garments and size mixes but with shorter lead times than under the booking program. Under the calendar graphics program, graphics designs are printed and available on a pre-scheduled basis throughout the year. The Company batches orders from numerous customers to gain production economies of scale to keep product costs competitive. Production lead times generally range from three to four weeks.

          SHELF STOCK PROGRAM. The Company also offers a shelf stock program that consists of preprinted inventory it delivers to customers on short lead times, typically within five days of receipt of an order. Products are sold through this program by approximately 100 independent sales representatives who call on individual customer stores. In addition, the Company uses an electronic data interchange system ("EDI") through which customers place orders to replenish their stock with weekly shipments of products that are selling well.

     The Company's marketing programs have enabled it to improve sales and more efficiently manage its inventory, production, distribution and other costs while providing its customers with exceptional service and support.

     DIVERSE CUSTOMER BASE. Unlike many of the Company's competitors that concentrate marketing efforts on a limited segment of the sportswear market, the Company sells its decorated sportswear products to a diverse customer base including department stores, mass merchandising stores and specialty and other stores. This marketing strategy allows the Company to cover a large portion of the retail market while reducing its exposure to any one market segment. In addition, the Company believes that the breadth of its customer base provides a competitive advantage in obtaining new licenses from licensors seeking to introduce their products through multiple distribution channels.

     EXPANSION AND ENHANCEMENT OF CUSTOMER RELATIONSHIPS. The expansion of the Company's product lines and license portfolio has provided significant cross-selling opportunities by increasing the number of departments within a retailer that may sell the Company's products. For example, the Company is targeting sales of its women's sportswear to retail customers that traditionally have sold only the Company's men's and boys' sportswear. In addition, the Company maintains a staff of 14 in-house account executives and approximately 100 independent sales representatives to pursue additional large customers. The Company also has established a telemarketing program to market its products to local and regional retailers.

     FLEXIBLE AND EFFICIENT MANUFACTURING. Many of the Company's competitors do not operate production facilities of their own and, therefore, must contract with third parties to provide the value-added decorating process. The Company believes that operating its own production facilities provides the Company with a competitive advantage through (i) increased manufacturing and production efficiencies, (ii) the flexibility to shift production among various facilities and (iii) better control over quality, delivery and costs. In addition, the Company's shelf stock and calendar graphics programs could not be implemented as effectively without in-house production capabilities.

     COMMITMENT TO LOW COST STRUCTURE. The Company is committed to controlling costs and improving operating efficiencies. The Company's recent acquisitions have resulted in significant improvements in the Company's purchasing power and its ability to realize certain economies of scale associated with manufacturing, marketing, distribution and administration. In addition, the Company concentrates on the high value-added production processes of custom design, screen printing and embroidery at its manufacturing facilities and outsources the capital intensive process of manufacturing undecorated garments ("blank garments") to a network of domestic and foreign manufacturers. This outsourcing allows the Company to maintain flexibility, low fixed costs and low levels of capital expenditures.

     INTERNATIONAL OPPORTUNITIES. The Company recently obtained a license from Walt Disney Enterprises of Japan, Ltd. to export and distribute Disney's classic cartoon character products directly to Japan, and the Company believes that it is the only domestic sportswear manufacturer to hold such a license. The Company's current marketing plans include sales to several major retail outlets in Japan representing approximately 3,000 stores. The Company is also evaluating opportunities to sell its products in other countries.

     STRATEGIC ACQUISITIONS. The Company maintains an acquisition strategy focused on acquiring businesses that provide products or services that complement those offered by the Company. The criteria for identifying an attractive acquisition candidate is not limited to the revenue potential of the acquisition target, but also include such factors as (i) expanding the Company's product lines, (ii) increasing manufacturing, production and other cost efficiencies, (iii) diversifying and expanding the Company's customer base and
(iv) gaining access to the talents of key management, sales and design personnel. The Company has made eight acquisitions since 1989 that have brought significant strategic advantages to its business.

RECENT ACQUISITIONS

     In July 1997, the Company acquired all the outstanding capital stock of SolarCo, Inc., the parent of Morning Sun, Inc. ("Morning Sun") for (i) $29.3 million in cash (the "Morning Sun Cash Consideration"), (ii) 73,171 shares of the Company's common stock and (iii) the assumption of certain indebtedness and contractual obligations of Morning Sun. Morning Sun is a leading designer, manufacturer and marketer of moderately-priced imprinted and embroidered tops for women age 40 and over. Morning Sun sells its products under proprietary brand names and various private labels to (i) major department store chains such as J.C. Penney, May Co. and Federated Department Stores, (ii) catalogue companies such as Orvis and National Wildlife Federation and (iii) specialty stores. The Company used a portion of the proceeds of the Note Offering to fund the Morning Sun Cash Consideration and repay the assumed indebtedness and contractual obligations.

     Also in July 1997, the Company acquired all the assets of Premier Sports Group, Inc. ("Premier") for (i) $2.0 million in cash (the "Premier Cash Consideration"), (ii) a $1.5 million non-interest bearing subordinated note due 2004, that is convertible into and payable only through the issuance of 136,364 shares of the Company's common stock, (iii) a 7%, seven-year, subordinated "earnout" obligation in the principal amount of $4.0 million and (iv) the assumption of certain indebtedness of Premier. Premier is an importer of high quality, low cost "fashion fleece" and other garments for domestic distributors and provides merchandising, design and sourcing services for apparel companies, including the Company. Through established relationships with overseas manufacturing and production facilities, principally in the Far East, Premier purchases blank garments in large quantities at prices that are typically lower than those charged by domestic mills for similar products. In addition, apparel makers, including the Company, use Premier's services to source decorated fleece products in significant quantities. The Company used a portion of the proceeds of the Note Offering to pay the Premier Cash Consideration and repay the assumed indebtedness.

     The acquisitions of Morning Sun and Premier are hereinafter referred to as the "Morning Sun Acquisition" and the "Premier Acquisition," respectively, or are collectively referred to as the "Acquisitions."

     The Company's principal executive offices are located at 3860 Virginia Avenue, Cincinnati, Ohio 45227, and its telephone number is (513) 272-3600.

                               THE NOTE OFFERING

The Notes........................ The Notes were sold by the Company on
                                  July 2, 1997, and were subsequently
                                  resold to qualified institutional
                                  buyers pursuant to Rule 144A under
                                  the Securities Act, to institutional
                                  investors that are accredited
                                  investors in a manner exempt from
                                  registration under the Securities Act
                                  and to certain persons in
                                  transactions outside the United
                                  States in reliance on Regulation S
                                  under the Securities Act (the "Note
                                  Offering").
Registration Rights Agreement.... In connection with the Note Offering, the Company entered into the
                                  Registration Rights Agreement, which
                                  grants holders ("Holders") of the
                                  Notes certain exchange and
                                  registration rights. The Exchange
                                  Offer is intended to satisfy such
                                  exchange and registration rights,
                                  which generally terminate upon the
                                  consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered............... $100,000,000 aggregate principal amount of 10 1/2% Senior Notes due
                                  2007.
The Exchange Offer............... $1,000 principal amount of the
                                  Exchange Notes in exchange for each
                                  $1,000 principal amount of Notes. As
                                  of the date hereof, $100,000,000
                                  aggregate principal amount of Notes
                                  are outstanding. The Company will
                                  issue the Exchange Notes to holders
                                  on or promptly after the Expiration
                                  Date.
                                  Based on an interpretation by the
                                  staff of the Commission set forth in
                                  no-action letters issued to third
                                  parties, the Company believes that
                                  Exchange Notes issued pursuant to the
                                  Exchange Offer in exchange for Notes
                                  may be offered for resale, resold and
                                  otherwise transferred by any Holder
                                  thereof (other than any such Holder
                                  which is an "affiliate" of the
                                  Company within the meaning of Rule
                                  405 under the Securities Act) without
                                  compliance with the registration and
                                  prospectus delivery provisions of the
                                  Securities Act, provided that such
                                  Exchange Notes are acquired in the
                                  ordinary course of such Holder's
                                  business and that such Holder does
                                  not intend to participate and has no
                                  arrangement or understanding with any
                                  person to participate in the
                                  distribution of such Exchange Notes.

                                  Each broker-dealer that receives
                                  Exchange Notes for its own account
                                  pursuant to the Exchange Offer must
                                  acknowledge that it will deliver a
                                  prospectus in connection with any
                                  resale of such Exchange Notes. The
                                  Letters of Transmittal state that by
                                  so acknowledging and by delivering a
                                  prospectus, a broker-dealer will not
                                  be deemed to admit that it is an
                                  "underwriter" within the meaning of
                                  the Securities Act. This Prospectus,
                                  as it may be amended or supplemented
                                  from time to time, may be used by a
                                  broker-dealer in connection with
                                  resales of Exchange Notes received in
                                  exchange for Notes where such Notes
                                  were acquired by such broker-dealer
                                  as a result of market-making
                                  activities or other trading
                                  activities. The Company has agreed
                                  that for a period of 90 days after
                                  the Expiration Date, it will make
                                  this Prospectus available to any
                                  broker-dealer for use in connection
                                  with any such resale.
                                  Any Holder who tenders in the
                                  Exchange Offer with the intention to
                                  participate, or for the purpose of
                                  participating, in a distribution of
                                  the Exchange Notes could not rely on
                                  the position of the staff of the
                                  Commission enunciated in Exxon
                                  Capital Holdings Corporation
                                  (available April 13, 1989), Morgan
                                  Stanley & Co., Inc. (available June
                                  5, 1991) or similar no-action letters
                                  and, in the absence of an exemption
                                  therefrom, must comply with the
                                  registration and prospectus delivery
                                  requirements of the Securities Act in
                                  connection with the resale of the
                                  Exchange Notes. Failure to comply
                                  with such requirements in such
                                  instance may result in such Holder
                                  incurring liability under the
                                  Securities Act for which the Holder
                                  is not indemnified by the Company.
Expiration Date.................. 5:00 p.m., New York City time, on
                                                 , 1997, unless the
                                  Exchange Offer is extended, in which
                                  case the term "Expiration Date"
                                  means the latest date and time to
                                  which the Exchange Offer is extended.
Interest on the Exchange Notes and
  the Notes...................... The Exchange Notes will bear interest from July 2, 1997, the date of
                                  issuance of the Notes that are
                                  tendered in exchange for the Exchange
                                  Notes (or the most recent Interest
                                  Payment Date (as defined below in the
                                  Summary of Terms of Exchange Notes)
                                  to which interest on such Notes has
                                  been paid). Accordingly, Holders of
                                  Notes that are accepted for exchange
                                  will not receive interest on the
                                  Notes that is accrued but unpaid at
                                  the time of tender, but such interest
                                  will be payable on the first Interest
                                  Payment Date after the Expiration
                                  Date.
Conditions to the Exchange
  Offer........................... The Exchange Offer is subject to certain customary conditions, which
                                  may be waived by the Company.
Procedures for Tendering Notes... Each Holder of Notes wishing to accept the Exchange Offer must
                                  complete, sign and date the relevant
                                  accompanying Letter of Transmittal,
                                  or a facsimile thereof, in accordance
                                  with the instructions contained
                                  herein and therein, and mail or
                                  otherwise deliver such Letter of
                                  Transmittal, or such facsimile,
                                  together with the Notes and any other
                                  required documentation to the
                                  Exchange Agent at the address set
                                  forth in the Letter of Transmittal.
                                  By executing the Letter of
                                  Transmittal, each Holder will
                                  represent to the Company that, among
                                  other things, the Holder or the
                                  person receiving such Exchange Notes,
                                  whether or not such person is the
                                  Holder, is acquiring the Exchange
                                  Notes in the ordinary course of
                                  business and that neither the Holder
                                  nor any such other person has any
                                  arrangement or understanding with any
                                  person to participate in the
                                  distribution of
                                  such Exchange Notes. In lieu of
                                  physical delivery of the certificates
                                  representing Notes, tendering Holders
                                  may transfer Notes pursuant to the
                                  procedure for book-entry transfer as
                                  set forth under "The Exchange
                                  Offer -- Procedures for Tendering."
Special Procedures for Beneficial
  Owners......................... Any beneficial owner whose Notes are registered in the name of a broker,
                                  dealer, commercial bank, trust
                                  company or other nominee and who
                                  wishes to tender should contact such
                                  registered Holder promptly and
                                  instruct such registered Holder to
                                  tender on such beneficial owner's
                                  behalf. If such beneficial owner
                                  wishes to tender on such owner's own
                                  behalf, such beneficial owner must,
                                  prior to completing and executing the
                                  Letter of Transmittal and delivering
                                  its Notes, either make appropriate
                                  arrangements to register ownership of
                                  the Notes in such beneficial owner's
                                  name or obtain a properly completed
                                  bond power from the registered
                                  holder. The transfer of registered
                                  ownership may take considerable time.
Guaranteed Delivery Procedures... Holders of Notes who wish to tender their Notes and whose Notes are not
                                  immediately available or who cannot
                                  deliver their Notes, the Letter of
                                  Transmittal or any other documents
                                  required by the Letter of Transmittal
                                  to the Exchange Agent (or comply with
                                  the procedures for book-entry
                                  transfer) prior to the Expiration
                                  Date must tender their Notes
                                  according to the guaranteed delivery
                                  procedures set forth in "The
                                  Exchange Offer -- Guaranteed Delivery
                                  Procedures."
Withdrawal Rights................ Tenders may be withdrawn at any time prior to 5:00 p.m., New York City
                                  time, on the Expiration Date pursuant
                                  to the procedures described under
                                  "The Exchange Offer -- Withdrawals
                                  of Tenders."
Acceptance of Notes and Delivery
  of Exchange Notes.............. The Company will accept for exchange any and all Notes that are properly
                                  tendered in the Exchange Offer prior
                                  to 5:00 p.m., New York City time, on
                                  the Expiration Date. The Exchange
                                  Notes issued pursuant to the Exchange
                                  Offer will be delivered promptly
                                  following the Expiration Date.
Federal Income Tax Consequences of
  the Exchange Offer............. The issuance of the Exchange Notes to
                                  Holders of the Notes pursuant to the
                                  terms set forth in this Prospectus
                                  will not constitute an exchange for
                                  federal income tax purposes.
                                  Consequently, no gain or loss would
                                  be recognized by Holders of the Notes
                                  upon receipt of the Exchange Notes.
                                  See "Certain Federal Income Tax
                                  Consequences of the Exchange Offer."
Effect on Holders of Notes....... As a result of the making of this
                                  Exchange Offer, the Company will have
                                  fulfilled certain of its obligations
                                  under the Registration Rights
                                  Agreement, and Holders of Notes who
                                  do not tender their Notes will
                                  generally not have any further
                                  registration rights under the
                                  Registration Rights Agreement or
                                  otherwise. Such Holders will continue
                                  to hold the untendered Notes and will
                                  be entitled to all the rights and
                                  subject to all the limitations
                                  applicable thereto under the
                                  Indentures, except to the extent such
                                  rights or limitations, by their
                                  terms, terminate or cease to have
                                  further effectiveness as a result of
                                  the Exchange Offer. All untendered
                                  Notes will continue to be subject to
                                  certain restrictions on transfer.
                                  Accordingly, if any Notes are
                                  tendered and accepted in the Exchange
                                  Offer, the trading market for the
                                  untendered Notes could be adversely
                                  affected.

Exchange Agent................... Norwest Bank Minnesota, National
                                  Association (the "Exchange Agent").

                               THE EXCHANGE NOTES

Securities Offered............... $100,000,000 principal amount of
                                  10 1/2% Exchange Notes due 2007.
Maturity Date.................... July 1, 2007
Interest Rate and Payment Dates.. The Exchange Notes will bear interest at a rate of 10 1/2% per annum.
                                  Interest on the Exchange Notes will
                                  accrue from the date of issuance
                                  thereof and will be payable
                                  semi-annually in cash in arrears on
                                  January 1 and July 1 of each year,
                                  commencing January 1, 1998.
Optional Redemption.............. The Exchange Notes will be redeemable at the option of the Company, in
                                  whole or in part, at any time on or
                                  after July 1, 2002, at the redemption
                                  prices set forth herein, together
                                  with accrued and unpaid interest and
                                  liquidated Damages, if any, to the
                                  date of redemption. If the Company
                                  consummates a Public Equity Offering
                                  (as defined herein) on or before July
                                  1, 2000, the Company may at its
                                  option use all or a portion of the
                                  proceeds from such offering to redeem
                                  up to 35% of the aggregate principal
                                  amount of the Exchange Notes
                                  originally issued at a redemption
                                  price equal to 110.5% of the
                                  aggregate principal amount thereof,
                                  together with accrued and unpaid
                                  interest and Liquidated Damages, if
                                  any, to the date of redemption,
                                  provided that after giving effect to
                                  such redemption at least $65 million
                                  of the aggregate principal amount of
                                  Exchange Notes originally issued
                                  remains outstanding. See
                                  "Description of Exchange
                                  Notes -- Optional Redemption."
Ranking; Subsidiary Guarantees... The Exchange Notes will be senior unsecured obligations of the Company
                                  and will be unconditionally
                                  guaranteed on a senior unsecured
                                  basis by the Subsidiary Guarantors.
                                  The Exchange Notes and each
                                  Subsidiary Guarantee will rank PARI
                                  PASSU in right of payment with
                                  existing and future unsecured and
                                  unsubordinated Indebtedness of the
                                  Company and the applicable Subsidiary
                                  Guarantor, respectively, and senior
                                  to all Subordinated Indebtedness of
                                  the Company and the applicable
                                  Subsidiary Guarantor, respectively,
                                  but will be effectively subordinated
                                  to secured indebtedness of the
                                  Company and the Subsidiary
                                  Guarantors. At July 2, 1997, the
                                  Company and the Subsidiary Guarantors
                                  had (i) no unsecured and
                                  unsubordinated indebtedness
                                  outstanding other than the Exchange
                                  Notes and (ii) $30.8 million of
                                  secured indebtedness outstanding.
                                  Subject to certain limitations, the
                                  Indenture (as defined herein) will
                                  permit the Company and its Restricted
                                  Subsidiaries (as defined herein) to
                                  incur additional secured and
                                  unsecured Indebtedness. See
                                  "Description of Exchange
                                  Notes -- Ranking" and
                                  "-- Subsidiary Guarantees."
Change of Control................ If a Change of Control (as defined herein) occurs, each Holder of
                                  Exchange Notes will have the right to
                                  require the Company to purchase all
                                  or a portion of such Holder's
                                  Exchange Notes at a price equal to
                                  101% of the aggregate principal
                                  amount thereof, together
                                  with accrued and unpaid interest and
                                  Liquidated Damages, if any, to the
                                  date of purchase. See "Description
                                  of Exchange Notes -- Certain
                                  Covenants -- Change of Control."
Certain Covenants................ The Indenture will contain certain covenants, including covenants that
                                  limit: (i) incurrence of additional
                                  Indebtedness; (ii) issuance of
                                  preferred stock by a Restricted
                                  Subsidiary; (iii) Restricted Payments
                                  (as defined herein); (iv) issuances
                                  and sales of capital stock of
                                  Restricted Subsidiaries; (v)
                                  sale/leaseback transactions; (vi)
                                  transactions with affiliates; (vii)
                                  liens; (viii) asset sales; (ix)
                                  dividend and other payment
                                  restrictions affecting Restricted
                                  Subsidiaries; (x) conduct of
                                  business; and (xi) mergers,
                                  consolidations and sales of assets.
                                  See "Description of Exchange
                                  Notes -- Certain Covenants" and
                                  "-- Merger, Consolidation and Sale
                                  of Assets."
Registration Rights; Liquidated
  Damages........................ Pursuant to the Registration Rights
                                  Agreement, the Company has agreed to
                                  file this Registration Statement. If
                                  (i) the Exchange Offer is not
                                  permitted by applicable law, (ii) the
                                  Exchange Offer is not consummated
                                  within 165 days following the date of
                                  original issuance of the Notes, (iii)
                                  the Initial Purchasers so request
                                  within six months after consummation
                                  of the Note Offering with respect to
                                  Notes not eligible to be exchanged
                                  for Exchange Notes in the Exchange
                                  Offer and held by them following
                                  consummation of the Exchange Offer or
                                  (iv) any Holder (other than certain
                                  broker-dealers) is not eligible to
                                  participate in the Exchange Offer or,
                                  in the case of any Holder (other than
                                  certain broker-dealers) that partici-
                                  pates in the Exchange Offer, that
                                  Holder does not receive freely
                                  tradable Exchange Notes pursuant to
                                  the Exchange Offer and such Holder
                                  notifies the Company within six
                                  months of such date, the Company will
                                  be required to file a shelf
                                  registration statement (the "Shelf
                                  Registration Statement") to register
                                  resales of certain Notes or Exchange
                                  Notes by the Holders thereof. If the
                                  Company fails to comply with certain
                                  of its obligations under the
                                  Registration Rights Agreement,
                                  Liquidated Damages will be payable to
                                  Holders of the Senior Notes. See
                                  "Description of Senior
                                  Notes -- Registration Rights."

     For additional information regarding the Exchange Notes, see "Certain Federal Income Tax Consequences of an Investment in the Exchange Notes" and "Description of the Exchange Notes."

                                  RISK FACTORS

     Holders of Notes should consider carefully all of the information set forth in this Prospectus and, in particular, the information set forth under "Risk Factors" before making any decision regarding tendering their Notes pursuant to the Exchange Offer and receiving Exchange Notes.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information for the fiscal years 1992 through 1996 has been derived from the audited financial statements of the Company. The statement of operations data for fiscal 1996 includes the results of operations of Plymouth Mills, Inc. ("Plymouth") from its date of acquisition, August 2, 1996. The information presented for the thirteen weeks ended March 30, 1996 and March 29, 1997 has been derived from the unaudited financial statements of the Company. The statement of operations data for the thirteen weeks ended March 29, 1997 includes the results of operations of Sun Sportswear, Inc. ("Sun Sportswear") from the date of the merger of the Company with Sun Sportswear (the "Sun Merger"), March 14, 1997.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           FISCAL YEAR ENDED                        THIRTEEN WEEKS ENDED
                                        --------------------------------------------------------    --------------------
                                        DEC. 31,    DEC. 31,    DEC. 31,    DEC. 30,    DEC. 28,    MAR. 30,    MAR. 29,
                                          1992        1993        1994      1995(A)       1996        1996        1997
                                        --------    --------    --------    --------    --------    --------    --------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................   $ 48,069    $ 60,850    $ 76,754    $131,020    $169,452    $ 30,132    $ 34,907
Cost of goods sold...................     39,376      51,640      64,846     106,576     127,845      22,761      26,520
                                        --------    --------    --------    --------    --------    --------    --------
    Gross profit.....................      8,693       9,210      11,908      24,444      41,607       7,371       8,387
Operating expenses...................      7,511       7,285      10,221      25,549      32,529       6,341       8,602
                                        --------    --------    --------    --------    --------    --------    --------
    Operating income (loss)..........      1,182       1,925       1,687      (1,105)      9,078       1,030        (215)
Interest expense.....................      1,056       1,153       1,663       3,695       4,491         811       1,145
Other expense (income), net..........         80          89       --            (22)       (234)       (233)        125
                                        --------    --------    --------    --------    --------    --------    --------
    Income (loss) before income taxes
      and extraordinary gain.........         46         683          24      (4,778)      4,821         452      (1,485)
Provision (benefit) for income
  taxes..............................         87         254          99        (338)        789       --           (609)
                                        --------    --------    --------    --------    --------    --------    --------
    Net income (loss) before
      extraordinary gain.............        (41)        429         (75)     (4,440)      4,032         452        (876)
Extraordinary gain...................      --          --          --            500       --          --          --
                                        --------    --------    --------    --------    --------    --------    --------
    Net income (loss)................        (41)        429         (75)     (3,940)      4,032         452        (876)
Dividends and accretion on preferred
  stock..............................      --          --          --          --            245       --            165
                                        --------    --------    --------    --------    --------    --------    --------
    Net income (loss) available for
      common shareholders............   $    (41)   $    429    $    (75)   $ (3,940)   $  3,787    $    452    $ (1,041)
                                        ========    ========    ========    ========    ========    ========    ========
Net income (loss) per common and
  common equivalent share............   $   (.01)   $    .14    $   (.02)   $  (1.30)   $    .90    $    .11    $   (.27)
                                        ========    ========    ========    ========    ========    ========    ========
Weighted average common and common
  equivalent shares outstanding......   2,797,788   3,032,656   3,029,803   3,029,803   4,198,907   4,113,580   3,889,538
                                        ========    ========    ========    ========    ========    ========    ========
Ratio of earnings to fixed charges...       1.04        1.50        1.01      (b)           1.89(c)              (b)(c)
                                        ========    ========    ========    ========    ========                ========

                                         AS OF
                                        MAR. 29,
                                          1997
                                        --------
BALANCE SHEET DATA:
Working capital......................   $ 12,067
Total assets.........................    113,816
Total long-term obligations,
  including current maturities.......     25,766
Mandatorily redeemable preferred
  stock..............................        898
Mandatorily redeemable convertible
  preferred stock (dividends
  payable-in-kind)...................      7,836
Shareholders' equity.................      9,799

------------

(a) For further discussion of the Company's loss in 1995, see "The
    Company -- Acquisitions -- Velva Sheen" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal year ended December 30, 1995 compared with fiscal year ended December 31, 1994."

(b) For the year ended December 30, 1995 and the thirteen weeks ended March 29, 1997, earnings, as defined, were inadequate to cover fixed charges. The deficiencies were approximately $4.8 million and $1.5 million for the year ended December 30, 1995 and the thirteen weeks ended March 29, 1997, respectively.

(c) On a pro forma basis after giving effect to the Exchange Offer, the Acquisitions, the Sun Merger, and the acquisition of Plymouth, as if such transactions occurred at the beginning of fiscal 1996, the ratio of earnings to fixed charges for the year ended December 28, 1996 would have been 1.47 and the deficiency for the thirteen weeks ended March 29, 1997 would have been approximately $4.9 million.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES OFFERED BY THIS PROSPECTUS, INCLUDING INFORMATION UNDER "DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company is highly leveraged and has significant debt service requirements. At July 2, 1997, the total consolidated indebtedness of the Company was $135.6 million. The degree to which the Company is leveraged will have important consequences to holders of the Exchange Notes, including: (i) the ability of the Company to obtain additional financing, whether for working capital, capital expenditures, or other purposes, may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required for debt service, thereby reducing funds available to the Company for its operations; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) the Company may be more vulnerable upon a downturn in its business; and (v) to the extent that the Company incurs any indebtedness at variable rates, including under the Credit Facility (as defined herein), the Company will be vulnerable to increases in interest rates.

     Based on current operations, the Company expects that it will be able to meet the debt service requirements on its indebtedness, meet its working capital needs and fund its capital expenditures and other operating expenses out of cash flow from operations and available borrowings under the Credit Facility. However, there can be no assurance that the Company's business will generate cash flow at levels sufficient to meet these requirements. If the Company is unable to generate sufficient cash flow from operations to service its debt obligations and to meet other cash requirements, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Exchange Notes) or obtain additional financing. There can be no assurance that any such asset sales or refinancing would be possible or that any additional financing would be available, if at all, on terms acceptable to the Company. The Company's ability to meet its debt service obligations will be dependent upon its future performance which, in turn, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

HOLDING COMPANY STRUCTURE

     The Company holds substantially all of its assets and conducts substantially all of its operations through its subsidiaries. Therefore, the Company derives substantially all of its operating income and cash flow from its subsidiaries and must rely upon earnings, cash flow, distributions, advances or other inter-company transfers from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal premium, interest and Liquidated Damages on the Exchange Notes. Although the Indenture generally will prohibit the Company from permitting its Restricted Subsidiaries (as defined herein) to restrict their ability to pay dividends and other amounts to the Company, any such restrictions could materially and adversely affect the ability of the Company to service and repay its existing debt, including the Exchange Notes.

RANKING

     The Exchange Notes will be senior unsecured obligations of the Company and will be unconditionally guaranteed on a senior unsecured basis by the Subsidiary Guarantors. The Exchange Notes and each Subsidiary Guarantee will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company and the applicable Subsidiary Guarantor, respectively, but will be effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors. See "Description of Credit Facility and Certain Other
Indebtedness" and "Description of Exchange Notes -- Ranking."

RESTRICTIONS IMPOSED BY CERTAIN COVENANTS

     The Credit Facility and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, incur liens on property or assets, repay other indebtedness, pay dividends, enter into certain investments or transactions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the Credit Facility will also require the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Credit Facility. If any such default occurs, the lenders under the Credit Facility could elect to declare all borrowings outstanding under the Credit Facility, together with accrued interest and other fees, to be due and payable. If the Company were unable to repay any such borrowings when due, the lenders under the Credit Facility could proceed against their collateral. If the indebtedness under the Credit Facility or the Exchange Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. Since the Company is dependent on the Credit Facility to fund seasonal borrowing needs, any such default may have a material adverse effect on the Company's financial condition and results of operation. See "Description of Credit Facility and Certain Other Indebtedness" and "Description of Exchange Notes."

SEASONALITY AND CYCLICALITY

     The Company's sales are seasonal, with higher sales occurring during the second half of its fiscal year (July to December), primarily due to (i) sales of higher priced products, primarily fleecewear, in the fall season and (ii) increased holiday and "back to school" sales to retail customers during this period. In addition, the apparel industry is cyclical and may be negatively affected by changing retailer and customer demand and downturns in consumer spending.

DEPENDENCE ON LICENSING ARRANGEMENTS

     Many of the Company's licenses are for a term of one to two years but can be terminated on 30 days' notice. Typically, the licensor may terminate the license if specified minimum levels of annual net sales for licensed products are not met or for a failure of the Company to comply with the material terms of the license. In the ordinary course of its business, the Company continues to produce products under expired licenses based on letter agreements or oral representations from licensors to the effect that continued production will be permitted pending negotiation of new licenses. The loss of one or more of the Company's material licenses, or the decline in popularity of certain licensed cartoon character images, could have a material adverse effect on the Company's financial condition and results of operations. On a pro forma basis, after giving effect to the Acquisitions, the Sun Merger, and the acquisition of Plymouth, as if such transactions occurred at the beginning of fiscal 1996, approximately 47% of the Company's net sales during 1996 were of licensed products.

DEPENDENCE ON MAJOR CUSTOMERS

     On a pro forma basis, after giving effect to the Acquisitions, the Sun Merger, and the acquisition of Plymouth, as if such transactions occurred at the beginning of fiscal 1996, approximately 51.8% of the Company's sales were made to its ten largest customers. Sales to Wal-Mart, J.C. Penney, Target, and Kmart represented approximately 16.9%, 15.0%, 5.9% and 4.9%, respectively, of the Company's total sales for 1996 on a pro forma basis as described above. The Company believes that sales to major customers will continue to account for a significant percentage of the Company's total revenues. The loss or material adverse change in the financial condition of one or more of these customers could have a material adverse effect on the Company's financial condition and results of operations.

MANUFACTURERS AND FOREIGN SOURCING

     For its decorated sportswear needs, the Company purchases a significant portion of its blank garments, such as undecorated T-shirts and sweatshirts, from independent manufacturers, both domestic and foreign. The inability of a supplier to ship its products to the Company in a timely manner or to meet the Company's quality standards could adversely affect its ability to meet customer delivery requirements. As is typical in the industry, the Company generally does not enter into long-term contracts with its suppliers. Although the Company believes that the loss of any one or more suppliers is not likely to have a long-term material adverse effect on the Company's business because either new or existing manufacturers likely would be available to fulfill its requirements, the failure of any key supplier to perform or the loss of any key supplier could have a short-term material adverse effect on the Company's results of operations.

     The Company believes that the Premier Acquisition will increase the importance of foreign sourcing in its operations. To the extent foreign sources grow in importance, the Company's operations may be adversely affected by, among other things, political instability resulting in disruption of trade from foreign countries in which the Company's suppliers are located; the imposition of additional regulations and restrictions related to imports and duties, taxes and other charges on imports, and bilateral trade agreements; any significant fluctuation in the value of the dollar against foreign currencies; and restrictions on the transfer of foreign currencies. An adverse change in any of the foregoing could have a short-term material adverse effect on the Company's financial condition and results of operations.

INTEGRATION OF ACQUIRED OPERATIONS

     The Company's growth in recent years has been attributable in part to strategic business acquisitions. See "The Company -- Acquisitions." In connection with making these acquisitions and in evaluating other potential acquisition transactions, the Company makes certain assumptions regarding the future combined results of the existing and acquired operations. In certain acquisition transactions, the acquisition analysis includes assumptions regarding the consolidation of operations and improved operating cost structures for the combined operations. There can be no assurance, however, that such consolidations or improved cost structures will be achieved on the assumed time schedule, if at all. Any failure to integrate the operations of an acquired business or significant delay in such integration could have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company expects to continue to evaluate and, where appropriate, pursue acquisition opportunities that provide products or services that complement those offered by the Company. There can be no assurance, however, that suitable acquisition candidates will be identified in the future, or that the Company will be able to finance such acquisitions on favorable terms. Further, there can be no assurances that any future acquisitions will be integrated successfully into the Company's operations or will achieve desired financial objectives.

SUBSTANTIAL COMPETITION

     The apparel industry is highly competitive. The Company competes with numerous apparel vendors, including those with their own retail stores, department stores, specialty stores, retail chains and mass merchandisers who sell apparel under their own labels and whose merchandise displays licensed cartoon characters and logos of professional sports teams, colleges and universities. Competitive factors include product quality, access to popular licenses, price, ability to meet delivery requirements and other aspects of customer service, changes in styles and consumer preferences, and the limited availability of customer shelf and rack space.

DEPENDENCE ON EXISTING MANAGEMENT

     The operations of the Company depend to a significant degree upon a relatively small group of senior management personnel and other key employees. Although the Company has entered into employment agreements with certain members of senior management, the continued employment of such persons cannot be assured. The loss of the services of senior management personnel or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY PRINCIPAL STOCKHOLDERS

     Equus II Incorporated ("Equus") beneficially owns approximately 56.3% of the Company's common stock. Consequently, for so long as such level of ownership is maintained, Equus will have the ability to control the election of the Company's directors and the outcome of other issues submitted to the Company's stockholders for approval. Additionally, Messrs. Hale and Lehmann, both of whom are members of the Company's Board of Directors, are also officers of Equus.

CHANGE OF CONTROL

     If a Change of Control occurs, the Company will be required to offer to repurchase all of the outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. There can be no assurance that the Company will have the financial resources necessary or be permitted by its other debt agreements to repurchase the Exchange Notes upon the occurrence of a Change of Control. The inability to repurchase all of the tendered Exchange Notes would constitute an Event of Default (as defined herein) under the Indenture. See "Description of Exchange Notes -- Certain Covenants -- Change of Control."

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES; RESTRICTIONS ON RESALE

     There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes, the ability of the Holders of the Exchange Notes to sell their notes or the price at which such Holders may be able to sell their notes. If a market for the Exchange Notes develops, the Exchange Notes could trade at prices that may be higher or lower than the original offering price depending on many factors, including prevailing interest rates, the Company's operating results and credit rating and the market for similar securities. Dillon, Read & Co., Inc. and SBC Warburg Inc. (the "Initial Purchasers") currently make a market in the Notes and have advised the Company that they intend to make a market in the Exchange Notes. The Initial Purchasers are not obligated to do so, however, and any market making with respect to the Exchange Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Exchange Notes or that an active trading market for the Exchange Notes will develop. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market. However, the Exchange Notes will continue to be eligible for trading in the PORTAL market.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     The Subsidiary Guarantees may be subject to review under fraudulent transfer or similar laws. To the extent that a court were to find that (i)(1) a Subsidiary Guarantee was incurred by any Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor, (2) a Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (3) any Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee; and (ii) that Subsidiary Guarantor (1) was insolvent,
(2) was rendered insolvent by reason of the issuance of its Subsidiary Guarantee, (3) was engaged or about to engage in a business or transaction for which the remaining assets of that Subsidiary Guarantor constituted unreasonably small capital or (4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate the Subsidiary Guarantee in favor of that Subsidiary Guarantor's creditors and direct the return of amounts paid with respect to such Subsidiary Guarantee. If a Subsidiary Guarantee is avoided or subordinated, payments of principal and interest on the Exchange Notes generally would be subject to the prior payment in full of all indebtedness of the relevant Subsidiary Guarantor. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the relevant Subsidiary Guarantor as a result of the issuance by the Company of the Exchange Notes. The extent to which a particular Subsidiary Guarantor may be deemed to have received such benefits may depend on the Company's use of the proceeds of the Note Offering, including the extent to which such proceeds or benefits therefrom are contributed to the Subsidiary Guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts, including contingent or unliquidated debts, is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. Based upon financial and other information currently available to it, the Company presently believes that the Subsidiary Guarantees are being incurred for proper purposes and in good faith, and that each Subsidiary Guarantor (i) is solvent and will continue to be solvent after issuing its Subsidiary Guarantee, (ii) will have sufficient capital for carrying on its business after such issuance and (iii) will be able to pay its debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions, or determine that any particular Subsidiary Guarantor received fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee.

ENVIRONMENTAL MATTERS

     The Company's facilities are subject to a broad range of federal, state and local environmental laws and requirements. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes that it is currently in substantial compliance with all applicable environmental laws and requirements and that the Company will not require material capital expenditures to maintain its environmental compliance during fiscal 1997 or in the foreseeable future. However, future events, such as changes in existing laws and regulations or the discovery of contamination at the Company's facilities, may give rise to additional compliance or remediation costs that could have a material adverse effect on the Company's results of operations or financial condition. Moreover, the nature of the Company's business exposes it to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration of the operations to be acquired pursuant to the Acquisitions and achievement of certain benefits in connection therewith. Forward Looking Statements are included in the sections captioned "Summary," "Risk Factors," "The Company," "Pro Forma Financial Information,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus. Although the Company believes that the expectations reflected in such Forward Looking Statements are reasonable, it can give no assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by the Company (including the Acquisitions), or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. The operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

HISTORY

     The Company began operations in 1974 as a distributor of blank garments, primarily T-shirts and sweatshirts. In 1989, Equus acquired majority control of Gulf Coast Sportswear, Inc., the predecessor of the Company. Since that time, the Company has completed eight acquisitions that have brought significant strategic advantages to the Company's business. These acquisitions have broadened the Company's product lines, expanded and diversified its customer base, generated significant purchasing power and allowed the Company to realize certain economies of scale in manufacturing, marketing, distribution and administration.

ACQUISITIONS

     A description of each of the Company's acquisitions is set forth below.

     CC CREATIONS. In September 1990, the Company purchased the operating assets of CC Creations, its then largest contract screen printer, to improve costs and control the quality of the Company's screen printing operations. CC Creations was founded by J. Ford Taylor, the current president and chief executive officer of the Company. CC Creations operates under the trade names Red Oak Sportswear and CC Creations. The Company uses the CC Creations facility primarily to produce collegiate logo products marketed to mass merchandisers. The CC Creations facility also sells custom designed products to various other markets, including schools and corporations.

     CAPITAL INDUSTRIES, INC.   In July 1991, the Company merged with Capital
Industries, Inc. ("Capital Industries") to enter the athletic uniform and specialty products business. The Capital Industries facility operates under the trade names Red Fox and Lady Fox.

     VELVA SHEEN. In November 1994, the Company purchased the assets of Velva Sheen, an operating division of American Marketing Industries, Inc. ("Velva Sheen"), to enter the licensed cartoon character market and expand and diversify its decorated sportswear business. Through its Velva Sheen facility, the Company sells licensed cartoon character products, including products decorated with Disney's Mickey Mouse and Winnie the Pooh, to department stores and specialty retailers.

     Before being acquired by the Company, Velva Sheen's financial performance was deteriorating. Velva Sheen's net sales decreased 16.1% from $60.4 million in 1993 to $50.7 million in 1994. After the acquisition, the Company developed a plan to improve Velva Sheen's operating efficiency and profitability. The plan included: (i) reducing facility personnel and related costs, particularly senior and mid-level management personnel to levels commensurate with other Company operating locations; (ii) streamlining the facility's product development and manufacturing processes in order to increase production and improve on-time delivery, which included relocating the facility's non-licensed character business to another more suitable Company facility and closing Velva Sheen's retail outlet store operations; (iii) eliminating unprofitable licenses and reducing the number of product offerings to focus Velva Sheen on its core product line of licensed cartoon character products; (iv) reducing inventory levels and the number of inventory types and styles to levels commensurate with the Company's expectations for Velva Sheen's sales levels; (v) implementing the Company's shelf stock sales and marketing program in order to increase inventory turns and stimulate sales; and (vi) realigning Velva Sheen's sales commission structure for in-house and outside sales personnel to more properly incentivize and compensate those personnel for their individual contributions. The successful execution of this business plan, which was implemented in late 1995, has resulted in significant improvements in financial performance, with net sales increasing from $53.0 million in fiscal 1995 to $74.9 million in fiscal 1996.

     NEEDLEWORKS, INC. In December 1995, Brazos Embroidery, Inc. ("Brazos Embroidery"), a wholly-owned subsidiary of the Company, acquired the assets of Needleworks, Inc. ("Needleworks"), a contract embroidery operation, to improve costs and control quality in the Company's growing embroidery product line.

     PLYMOUTH MILLS, INC. In August 1996, the Company purchased the assets of Plymouth to enter the proprietary and private label markets. The acquisition strengthened the Company's sales, marketing and sourcing capabilities.

     SUN SPORTSWEAR, INC. On March 14, 1997, the Company completed the Sun Merger. Sun Sportswear designs, sources, prints and markets licensed sportswear primarily to mass merchandising stores. The Company believes the Sun Merger provides a number of key strategic benefits, including (i) an expanded portfolio of licensed cartoon character products and license agreements through the addition of a more extensive Winnie the Pooh license, new Looney Tunes character licenses and new film property licenses, such as The Little Mermaid, 101 Dalmatians and Anastasia, (ii) increased purchasing power with suppliers on a company-wide basis, (iii) strengthened distribution to the mass merchant retail segment and (iv) enhanced production capacity and flexibility with Sun Sportswear's state-of-the-art facility, strategically located on the west coast to facilitate the import of goods from suppliers and exports to customers in the Far East.

     Sun Sportswear's financial performance had been deteriorating significantly during the three fiscal years prior to the Sun Merger. Net sales of Sun Sportswear declined from $113.2 million in 1994 to $94.0 million in 1995 and $65.5 million in 1996, an approximate 42% decrease from 1994 to 1996. The Company believes that the principal reasons for the substantial decreases in net sales from 1994 to 1996 were (i) an unsuccessful change in Sun Sportswear's business strategy away from its traditional licensed cartoon character business in an effort to build a line of private label and proprietary products, (ii) a significant decrease in licensed product sales to the men's and boys' market segment resulting from the loss of key divisional management and sales personnel in 1994, (iii) excess inventory due to the combined effects of mismanagement of blank garment purchasing, maintenance of unprofitable product offerings and overall reductions in net sales and (iv) a production and corporate overhead staff that exceeded levels required to operate Sun Sportswear at reduced business volumes.

     Prior to consummation of the Sun Merger, the Company established and began implementing a restructuring plan designed to increase sales and return Sun Sportswear's operations to profitability. This plan consisted of a variety of operational improvements intended to realign Sun Sportswear's operating costs with existing business levels and certain strategic changes in Sun Sportswear's sales and marketing efforts. The Company's restructuring plan for Sun Sportswear contained many of the same elements that the Company successfully implemented to improve the financial performance of Velva Sheen following its acquisition in late 1994.

     Key elements of the Company's restructuring plan for Sun Sportswear that have been implemented since the fourth fiscal quarter of 1996 include (i) a significant reduction in facility personnel, including the elimination of Sun Sportswear's four senior executives and approximately 115 middle management and production employees, providing aggregate annual cost savings of $3.2 million,
(ii) price increases on most of Sun Sportswear's more popular product offerings,
(iii) the elimination of unprofitable and non-core product offerings, including a reduction of inventory from $19.4 million at September 30, 1996, to $12.0 million at March 29, 1997 and (iv) discontinuation of unprofitable license agreements.

     The principal components of the Company's plan to increase sales volumes at Sun Sportswear consist of (i) refocusing sales and marketing efforts on Sun Sportswear's core licensed cartoon character product offerings, (ii) expanding successful licenses, such as Winnie the Pooh, in an effort to broaden Sun Sportswear's markets and product offerings, (iii) targeting all phases of product development, production and marketing of the Sun Sportswear facility to its traditional strengths in the mass merchant retail segment by shifting a substantial majority of its licensed character business distributed to department stores to the Company's Velva Sheen facility and (iv) integrating Sun Sportswear's sales force with the Company's other operations, primarily Velva Sheen and Plymouth, to provide a coordinated marketing effort for the Company's entire licensed cartoon character product line. The Company had originally anticipated completion of its integrated sales and marketing plan for its licensed character business in advance of its spring 1997 selling season. However, since the closing of the Sun Merger occurred later than originally anticipated, the planned sales and marketing integration was completed subsequent to the Company's spring

1997 product offering. The delay created confusion among certain customers and licensors and hindered the Company's ability to develop and market a coordinated line of licensed cartoon character products for its spring offering. The Company has now effectively transitioned all of Sun Sportswear's customer accounts and licensing relationships and realigned its sales and marketing personnel in a manner in which it believes will enhance future sales opportunities. As a result, the Company expects to begin realizing the benefits from its increased sales efforts during the second half of 1997.

     MORNING SUN. On July 2, 1997, the Company acquired Morning Sun for (i) $29.3 million in cash, (ii) 73,171 shares of the Company's common stock and
(iii) the assumption of certain indebtedness and contractual obligations of Morning Sun. Morning Sun is a leading designer, manufacturer and marketer of moderately-priced imprinted and embroidered tops for women age 40 and over. Morning Sun sells its products under proprietary brand names and various private labels to (i) major department store chains such as J.C. Penney, May Co. and Federated Department Stores, (ii) catalogue companies such as Orvis and National Wildlife Federation and (iii) specialty stores. The Company used a portion of the proceeds of the Note Offering to fund the Morning Sun Cash Consideration and repay the assumed indebtedness and contractual obligations. The Morning Sun Acquisition will significantly expand the Company's proprietary product line, customer base and manufacturing capabilities.

     PREMIER. Also on July 2, 1997, the Company acquired all the assets of Premier for (i) $2.0 million in cash, (ii) a $1.5 million non-interest bearing subordinated note due 2004, that is convertible into and payable only through the issuance of 136,364 shares of the Company's common stock, (iii) a 7%, seven-year, subordinated "earnout" obligation in the principal amount of $4.0 million and (iv) the assumption of certain indebtedness of Premier. Premier is an importer of high quality, low cost "fashion fleece" and other garments for domestic distributors and provides merchandising, design and sourcing services for apparel companies. Through established relationships with overseas manufacturing and production facilities, principally in the Far East, Premier purchases blank garments in large quantities at prices that are typically lower than those charged by domestic mills for similar products. In addition, apparel makers use Premier's services to source decorated fleece products in significant quantities. The Company used a portion of the proceeds of the Note Offering to pay the Premier Cash Consideration and repay the assumed indebtedness. The Premier Acquisition will enhance the Company's merchandising, design and foreign sourcing capabilities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company has calculated the ratio of earnings to fixed charges pursuant to Item 503 of Regulation S-K as follows:

                                                           FISCAL YEAR ENDED                        THIRTEEN WEEKS ENDED
                                        --------------------------------------------------------    --------------------
                                        DEC. 31,    DEC. 31,    DEC. 31,    DEC. 30,    DEC. 28,          MAR. 29,
                                          1992        1993        1994        1995        1996              1997
                                        --------    --------    --------    --------    --------    --------------------
Ratio of earnings to fixed charges        1.04        1.50        1.01        (a)        1.89(b)           (a)(b)

------------

(a) For the year ended December 30, 1995 and the thirteen weeks ended March 29, 1997, earnings, as defined, were inadequate to cover fixed charges. The deficiencies were approximately $4.8 million and $1.5 million for the year ended December 30, 1995 and the thirteen weeks ended March 29, 1997, respectively.

(b) On a pro forma basis after giving effect to the Exchange Offer, the Acquisitions, the Sun Merger and the acquisition of Plymouth, as if such transactions occurred at the beginning of fiscal 1996, the ratio of earnings to fixed charges for fiscal 1996 would have been 1.47 and the deficiency for the thirteen weeks ended March 29, 1997 would be approximately $4.9 million.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of (i) the Company as of March 29, 1997 and (ii) the Company on a pro forma basis after giving effect to the Acquisitions and the Note Offering and the application of the net proceeds therefrom as if those transactions had occurred on March 29, 1997. This information should be read in conjunction with "Pro Forma Financial Information" and the notes thereto and the consolidated financial statements of the Company and the notes thereto included elsewhere herein.

                                        AS OF MARCH 29, 1997
                                       -----------------------
                                             (UNAUDITED)
                                        ACTUAL       PRO FORMA
                                       ---------     ---------
                                           (IN THOUSANDS)
Bank Credit Facility:(1)
     Revolving line of credit(2).....  $  36,273     $   9,585
     Term debt, including current
      maturities.....................     11,600        --
Capital lease obligations............      1,436         1,436
Other long-term debt, including
  current maturities.................     12,104        --
Exchange Notes offered hereby, net of
  discount of $760...................     --            99,240
7% subordinated earnout obligation...     --             4,000
Convertible subordinated note........     --             1,500
                                       ---------     ---------
          Total debt.................     61,413       115,761
Mandatorily redeemable preferred
  stock..............................        898        --
Mandatorily redeemable convertible
  preferred stock(3)(4)..............      7,836         7,836
Shareholders' equity.................      9,799        10,227
                                       ---------     ---------
          Total capitalization.......  $  79,946     $ 133,824
                                       =========     =========

------------

(1) On July 2, 1997, the Company entered into the Credit Facility. See "Description of Certain Indebtedness -- Credit Facility."

(2) The pro forma amount reflects the use of $1.2 million of proceeds received upon the exercise of options to acquire common stock of SolarCo, Inc. prior to closing of the Morning Sun Acquisition.

(3) The Company, the holders of a majority of the Company's common stock and the holders of the preferred stock have agreed to amend the terms of the preferred stock, conditioned upon the completion of the Note Offering. Under the amended terms, the mandatory redemption date will be extended to the earlier to occur of (i) December 31, 2008, or (ii) consummation of a Major Transaction (as defined in the certificate of designation relating to the preferred stock). The Company believes that any Major Transaction would also result in a Change of Control. See "Description of Exchange
    Notes -- Certain Covenants -- Change of Control."

(4) Amount shown is net of an original issue discount of $1,529 to give effect to the estimated fair value of certain stock purchase warrants issued concurrently with the preferred stock.

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements have been derived from the financial statements of the Company, Plymouth, Sun Sportswear, Morning Sun and Premier and are presented to show (i) the acquisition of Plymouth as of August 2, 1996, (ii) the Sun Merger, which was a reverse acquisition of Sun Sportswear effected on March 14, 1997, (iii) the Acquisitions, which include the Morning Sun and Premier acquisitions, and (iv) the Note Offering and the application of the net proceeds therefrom. These acquisitions are accounted for under the purchase method of accounting pursuant to which the purchase price is allocated based on the fair value of the assets acquired and the liabilities assumed. The pro forma financial information is presented for the year ended December 28, 1996, and as of and for the thirteen weeks ended March 29, 1997.

     The following is a summary of the purchase price and estimated goodwill for the Morning Sun Acquisition as if the acquisition had taken place on March 29, 1997:

Purchase price
     Cash...............................  $  29,250
     Company common stock...............        750
     Contingent consideration...........      1,600
                                          ---------
Total consideration to be paid..........     31,600
Estimated transaction costs.............        125
                                          ---------
Purchase price including estimated
  transaction costs.....................     31,725
Net assets acquired.....................     (3,877)
Proceeds from exercise of Morning Sun
  stock options prior to closing........     (1,200)
Expected tax benefit generated by the
  exercise of non-qualified stock
  options by Morning Sun................     (1,600)
                                          ---------
     Estimated goodwill.................  $  25,048
                                          =========

     The following is a summary of the purchase price and estimated goodwill for the Premier Acquisition as if the acquisition had taken place on March 29, 1997:

Purchase price
     Cash...............................  $   2,000
     7% subordinated earnout
      obligation........................      4,000
     Convertible subordinated note......      1,500
                                          ---------
Total consideration to be paid..........      7,500
Estimated transaction costs.............        125
                                          ---------
Purchase price including estimated
  transaction costs.....................      7,625
Net assets acquired.....................        (10)
                                          ---------
     Estimated goodwill.................  $   7,615
                                          =========

     The following is a summary of the uses of the proceeds after giving effect to the Acquisitions and the Note Offering and the application of the net proceeds therefrom as if those transactions had occurred on March 29, 1997:

Morning Sun Acquisition:
     Purchase of common stock...........  $  29,250
     Repay short-term debt..............      2,822
     Repay assumed indebtedness and
      other obligations.................      4,983
Premier Acquisition:
     Purchase of Net assets.............      2,000
     Repay short-term debt..............      2,717
     Repay assumed indebtedness.........        106
The Company:
     Repay short-term debt..............     25,488
     Repay term debt....................     11,600
     Repay other long term debt and
      other obligations.................     15,376
     Redeem preferred stock.............        898
     Payment of Initial Purchasers'
      discount and offering transaction
      and expenses......................      4,000
                                          ---------
          Total uses....................  $  99,240
                                          =========

     The unaudited pro forma condensed combined statements of operations for the year ended December 28, 1996, and the thirteen weeks ended March 29, 1997, give effect to the transactions referred to above as if each had occurred on the first day of fiscal 1996.

     The unaudited pro forma condensed combined balance sheet as of March 29, 1997 gives effect to the Acquisitions and the Note Offering and the application of the net proceeds therefrom as if each had occurred on such date.

     The actual entries for the Acquisitions are subject to the completion of purchase accounting and will be based upon more precise appraisals, evaluations and estimates of fair value, which are not currently complete, and may differ substantially from the pro forma adjustments.

     The pro forma results are not indicative of the results of operations had the Acquisitions taken place at the beginning of the respective periods or of future results, primarily because the Acquisitions and related purchase prices were based on financial terms and conditions that existed on the acquisition dates, and not as of the beginning of the respective periods discussed above.

     The pro forma operating results for the thirteen weeks ended March 29, 1997 are not indicative of the results that are expected for the fiscal year 1997, due in part to the seasonal nature of the business, the negative impact of which appears predominantly in the first quarter. The Company believes that the Acquisitions amplify this seasonal effect due to the nature of their individual product lines. See "The Company -- Acquisitions" " -- Sun Sportswear, Inc."
for additional discussion on the operating performance of Sun Sportswear.

     The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the historical financial statements of the Company, Sun Sportswear, Plymouth and Morning Sun and related notes thereto appearing elsewhere herein.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1996
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                  PRO
                                                                            SUN        MORNING                   FORMA
                                        THE COMPANY(1)    PLYMOUTH(2)    SPORTSWEAR      SUN      PREMIER     ADJUSTMENTS
                                        --------------    -----------    ----------    -------    -------     -----------
Net sales............................     $  169,452        $25,860       $ 65,535     $54,754    $35,631      $ (11,510)(3)
Cost of goods sold...................        127,845         16,707         57,680     39,506      29,761        (18,416)(4)
                                        --------------    -----------    ----------    -------    -------     -----------
    Gross profit.....................         41,607          9,153          7,855     15,248       5,870          6,906
Operating expenses...................         32,529          4,636         13,151     10,661       3,219          2,889(5)
                                        --------------    -----------    ----------    -------    -------     -----------
    Operating income (loss)..........          9,078          4,517         (5,296)     4,587       2,651          4,017
Interest expense.....................          4,491            165            584        669         532          6,396(6)
Other expense (income), net..........           (234)            62            (37)        53         (14)        --
                                        --------------    -----------    ----------    -------    -------     -----------
    Income (loss) before income
      taxes..........................          4,821          4,290         (5,843)     3,865       2,133         (2,379)
Provision (benefit) for income
  taxes..............................            789            434             (7)     1,357       --              (690)(7)
                                        --------------    -----------    ----------    -------    -------     -----------
    Net income (loss)................          4,032          3,856         (5,836)     2,508       2,133         (1,689)
Dividends and accretion on preferred
  stock..............................            245         --             --           --         --               686(8)
                                        --------------    -----------    ----------    -------    -------     -----------
    Net income (loss) available for
      common shareholders............     $    3,787        $ 3,856       $ (5,836)    $2,508     $ 2,133      $  (2,375)
                                        ==============    ===========    ==========    =======    =======     ===========
Earnings per common and common
  equivalent share...................     $      .90
                                        ==============
Shares used in computing earnings per
  common and common equivalent
  share..............................      4,198,907
                                        ==============

                                          PRO
                                         FORMA
                                       ---------
Net sales............................  $ 339,722
Cost of goods sold...................    253,083
                                       ---------
    Gross profit.....................     86,639
Operating expenses...................     67,085
                                       ---------
    Operating income (loss)..........     19,554
Interest expense.....................     12,837
Other expense (income), net..........       (170)
                                       ---------
    Income (loss) before income
      taxes..........................      6,887
Provision (benefit) for income
  taxes..............................      1,883
                                       ---------
    Net income (loss)................      5,004
Dividends and accretion on preferred
  stock..............................        931
                                       ---------
    Net income (loss) available for
      common shareholders............  $   4,073
                                       =========
Earnings per common and common
  equivalent share...................  $     .80
                                       =========
Shares used in computing earnings per
  common and common equivalent
  share..............................  5,103,056
                                       =========

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

GENERAL:

(1) Includes the results of operations of Plymouth from the date of acquisition, August 2, 1996, through December 28, 1996.

(2) Includes the results of operations of Plymouth from January 1, 1996, to the date of acquisition, August 2, 1996.

ACQUISITION AND NOTE OFFERING ADJUSTMENTS:

                                                            SUN        MORNING                   NOTE
                                           PLYMOUTH     SPORTSWEAR       SUN       PREMIER     OFFERING     TOTAL
                                           ---------    -----------    --------    --------    --------    --------
(3)  Elimination of intercompany sales
     to the Company.....................   $  --          $--          $ --        $(11,510)   $  --       $(11,510)
                                           =========    ===========    ========    ========    ========    ========
(4)  Elimination of cost of goods sold
     on inter-company sales to the
     Company. Such amount is equal to
     the amount of sales in pro forma
     adjustment (3) above...............   $  --          $--          $ --        $(11,510)   $  --       $(11,510)
     Reclassification of royalty expense
     to operating expenses to conform
     with the Company's financial
     reporting practices................      --           (5,917)       --           --          --         (5,917)
     Decrease in depreciation of fixed
     assets based on their
     post-acquisition allocated fair
     values.............................      --             (913)         (76 )      --          --           (989)
                                           ---------    -----------    --------    --------    --------    --------
                                           $  --          $(6,830)     $   (76 )   $(11,510)   $  --       $(18,416)
                                           =========    ===========    ========    ========    ========    ========
(5)  Reclassification of royalty expense
     from cost of goods sold to conform
     with the Company's financial
     reporting practices................   $  --          $ 5,917      $ --        $  --       $  --       $  5,917
     Increase (decrease) in depreciation
     of fixed assets based on their
     post-acquisition allocated fair
     values.............................          3          (810)         (41 )        (24)      --           (872)
     Amortization of intangible assets,
     including goodwill, over periods
     ranging from 15 to 40 years........        285            (4)         628          190       --          1,099
     Increase (decrease) in compensation
     expense to reflect compensation
     levels on a post-acquisition basis
     pursuant to post-acquisition
     employment and advisory
     agreements.........................        139        --           (1,740 )       (309)      --         (1,910)
     Elimination of non-recurring
     expenses such as board of directors
     fees and other fees charged to
     Morning Sun by its former majority
     shareholder........................      --           --             (295 )      --          --           (295)
     Elimination of Sun Merger
     acquisition expenses...............      --             (956)       --           --          --           (956)
     Elimination of duplicate letter of
     credit fees........................      --           --            --             (94)      --            (94)
                                           ---------    -----------    --------    --------    --------    --------
                                           $    427       $ 4,147      $(1,448 )   $   (237)   $  --       $  2,889
                                           =========    ===========    ========    ========    ========    ========

                                       24

                                                         SUN        MORNING                   NOTE
                                        PLYMOUTH     SPORTSWEAR       SUN       PREMIER     OFFERING     TOTAL
                                        ---------    -----------    --------    --------    --------    --------
(6)  Net increase in interest expense
     related to increased net
     indebtedness as follows:
                                                    WEIGHTED
                                         AMOUNT     AVG. RATE
                                        --------    ---------

     Interest on Exchange Notes......   $100,000      10.58%     $  --          $--          $ --        $  --       $10,576

     Interest on Premier
       subordinated obligation.......      4,000          7%        --           --            --           --           280

     Interest on estimated
       average indebtedness..........     16,338          8%        --           --            --           --         1,309

     Reversal of interest expense on debt repaid.............        (165 )        (584)        (669 )       (532)    (4,424)

     Amortization of deferred financing costs over the
     respective lives of the related debt obligations........         184            46        --           --           375
                                                                 ---------    -----------    --------    --------    --------

                                                                 $     19       $  (538)     $  (669 )   $   (532)   $ 8,116
                                                                 =========    ===========    ========    ========    ========


     Interest on Exchange Notes......  $ 10,576
     Interest on Premier
       subordinated obligation.......       280
     Interest on estimated
       average indebtedness..........     1,309
     Reversal of interest expense on     (6,374)

     Amortization of deferred financi
     respective lives of the related        605
                                       --------
                                       $  6,396
                                       ========

(7)  Incremental income tax effects
     for pro forma adjustments,
     S-Corporation income, and Sun
     Sportswear's losses at an
     effective tax rate of 40%.......   $  --          $--          $ --        $  --       $  (690 )   $   (690)
                                        =========    ===========    ========    ========    ========    ========

(8)  Dividends on 8% paid-in-kind
     convertible preferred stock.....   $    329       $   165      $ --        $  --       $ --        $    494

     Accretion of discount related to
     fair value allocated to common
     stock purchase warrants.........         38           154        --           --         --             192
                                        ---------    -----------    --------    --------    --------    --------

                                        $    367       $   319      $ --        $  --       $ --        $    686
                                        =========    ===========    ========    ========    ========    ========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE THIRTEEN WEEKS ENDED MARCH 29, 1997
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  SUN          MORNING                 PRO FORMA       PRO
                                           THE COMPANY(1)    SPORTSWEAR(2)       SUN       PREMIER    ADJUSTMENTS     FORMA
                                           --------------    --------------    --------    -------    -----------    --------
Net sales...............................      $ 34,907          $  9,190       $ 6,239     $2,469       $  (586)(3)  $ 52,219
Cost of goods sold......................        26,520             8,785         5,078      1,942        (2,164)(4)    40,161
                                           --------------    --------------    --------    -------    -----------    --------
    Gross profit........................         8,387               405         1,161        527         1,578        12,058
Operating expenses......................         8,602             2,215         4,354        735        (1,947)(5)    13,959
                                           --------------    --------------    --------    -------    -----------    --------
    Operating loss......................          (215)           (1,810)       (3,193 )     (208 )       3,525        (1,901)
Interest expense........................         1,145                72            94         36         1,508(6)      2,855
Other expense (income), net.............           125               (15)            9         (3 )      --               116
                                           --------------    --------------    --------    -------    -----------    --------
    Loss before income taxes............        (1,485)           (1,867)       (3,296 )     (241 )       2,017        (4,872)
Benefit for income taxes................           609           --              1,155       --             184(7)      1,948
                                           --------------    --------------    --------    -------    -----------    --------
    Net loss............................          (876)           (1,867)       (2,141 )     (241 )       2,201        (2,924)
Dividends and accretion on preferred
  stock.................................           165           --              --          --              81(8)        246
                                           --------------    --------------    --------    -------    -----------    --------
    Net loss available for common
      shareholders......................      $ (1,041)         $ (1,867)      $(2,141 )   $ (241 )     $ 2,120      $ (3,170)
                                           ==============    ==============    ========    =======    ===========    ========
Loss per common and common equivalent
  share.................................      $   (.27)                                                              $   (.71)
                                           ==============                                                            ========
Shares used in computing loss per common
  and common equivalent share...........     3,889,538                                                               4,453,725
                                           ==============                                                            ========

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

GENERAL

(1) Includes the results of operations of Sun Sportswear from the Sun Merger date, March 14, 1997, through March 29, 1997.

(2) Includes the results of operations of Sun Sportswear from January 1, 1997, to the Sun Merger date, March 14, 1997.

ACQUISITION AND NOTE OFFERING ADJUSTMENTS

                                            SUN        MORNING                   NOTE
                                        SPORTSWEAR       SUN       PREMIER     OFFERING     TOTAL
                                        -----------    --------    --------    --------    -------
(3)  Elimination of intercompany
     sales to the Company............     $--          $ --         $ (586)    $ --        $  (586)
                                        ===========    ========    ========    ========    =======
(4)  Elimination of cost of goods
     sold on inter-company sales to
     the Company. Such amount is
     equal to the amount of sales in
     pro forma adjustment (3)
     above...........................     $--          $ --         $ (586)    $ --        $  (586)
     Reclassification of royalty
     expense to operating expenses to
     conform with the Company's
     financial reporting practices...        (833)       --          --          --           (833)
     Decrease in depreciation of
fixed assets based on their
     post-acquisition allocated fair
values...............................        (180)         (12 )     --          --           (192)
     Elimination of non-recurring
     charges to dispose of certain
     inventory types and styles,
     commensurate with the Company's
     business plan for Sun
     Sportswear......................        (553)       --          --          --           (553)
                                        -----------    --------    --------    --------    -------
                                          $(1,566)     $   (12 )    $ (586)    $ --        $(2,164)
                                        ===========    ========    ========    ========    =======
(5)  Reclassification of royalty
     expense from cost of goods sold
     to conform with the Company's
     financial reporting practices...     $   833      $ --         $--        $ --        $   833
     Decrease in depreciation of
fixed assets based on their
     post-acquisition allocated fair
values...............................        (159)          (3 )        (5)      --           (167)
     Amortization of goodwill over 40
     years...........................          (1)         155          47       --            201
     Decrease in compensation expense
     to reflect compensation levels
     on a post-acquisition basis
     pursuant to post-acquisition
     employment and advisory
     agreements......................      --           (2,500 )     --          --         (2,500)
     Elimination of non-recurring
     expenses such as board of
     directors fees and other fees
     charged to Morning Sun by its
     former majority shareholder.....      --              (57 )     --          --            (57)
     Elimination of Sun Merger
     acquisition expenses............        (233)       --          --          --           (233)
     Elimination of duplicate letter
     of credit fees..................      --            --            (24)      --            (24)
                                        -----------    --------    --------    --------    -------
                                          $   440      $(2,405 )    $   18     $ --        $(1,947)
                                        ===========    ========    ========    ========    =======

                                            SUN        MORNING                   NOTE
                                        SPORTSWEAR       SUN       PREMIER     OFFERING     TOTAL
                                        -----------    --------    --------    --------    -------
(6)  Net increase in interest expense
     related to increased net
     indebtedness as follows:
                                                    WEIGHTED
                                         AMOUNT     AVG. RATE
                                        --------    ---------

     Interest on Exchange Notes......   $100,000      10.58%       $--           $--        $ --       $ 2,644     $ 2,644
     Interest on Premier
       subordinated obligation.......      4,000          7%        --            --          --            70          70
     Interest on estimated
       average indebtedness..........      1,000          8%        --            --          --            20          20
     Reversal of interest expense on debt repaid.............          (72)         (94)       (36 )    (1,128 )    (1,330)
     Amortization of deferred financing costs over the
     respective lives of the related debt obligations........           10        --          --            94         104
                                                                 -----------    --------    -------    --------    -------
                                                                   $   (62)      $  (94)    $  (36 )   $ 1,700     $ 1,508
                                                                 ===========    ========    =======    ========    =======

(7)  Incremental income tax effects
     for pro forma adjustments,
     S-Corporation income, and Sun
     Sportswear's losses at an
     effective tax rate of 40%.......     $--           $--        $ --       $   184     $   184
                                        ===========    ========    =======    ========    =======
(8)  Dividends on 8% paid-in-kind
     convertible preferred stock.....     $    43       $--        $ --       $ --        $    43
     Accretion of discount related to
     fair value allocated to common
     stock purchase warrants.........          38        --          --         --             38
                                        -----------    --------    -------    --------    -------
                                          $    81       $--        $ --       $ --        $    81
                                        ===========    ========    =======    ========    =======

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 29, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                  PRO FORMA
                                       THE COMPANY    MORNING SUN     PREMIER    ADJUSTMENTS      PRO FORMA
                                       -----------    ------------    -------    ------------     ----------
               ASSETS
Current Assets:
     Cash............................   $     357       $     77      $    61      $ --            $    495
     Accounts receivable, net........      29,390          2,740          902        --              33,032
     Inventories.....................      47,838          6,279        1,817        --              55,934
     Prepaid expenses and other......       4,529            525        1,084        --               6,138
     Income tax receivable...........       1,817          1,155        --            1,600(1)        4,572
                                       -----------    ------------    -------    ------------     ----------
          Total current assets.......      83,931         10,776        3,864         1,600         100,171
Property, plant and equipment, net...       6,471          3,110          212        --               9,793
Other noncurrent assets..............         435             30           72        --                 537
Intangible assets....................      22,979            751        --           36,413(2)       60,143
                                       -----------    ------------    -------    ------------     ----------
          Total assets...............   $ 113,816       $ 14,667      $ 4,148      $ 38,013        $170,644
                                       ===========    ============    =======    ============     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Current maturities of long-term
       debt..........................   $   2,612       $    831      $    10      $ (3,453)(3)    $ --
     Capital leases..................         358         --            --           --                 358
     Short-term debt.................      36,273          2,822        2,717       (32,227)(3)       9,585
     Accounts payable and accrued
       liabilities...................      32,621          5,485        1,192        (3,850)(4)      35,448
                                       -----------    ------------    -------    ------------     ----------
          Total current
          liabilities................      71,864          9,138        3,919       (39,530)         45,391
Long-term debt, net of current
  maturities.........................       9,000          1,652           96        88,492(3)       99,240
Capital leases, net of current
  maturities.........................       1,078         --            --           --               1,078
Subordinated debt due to related
parties..............................      12,092         --            --           (8,092)(3)       4,000
Convertible subordinated debt........      --             --            --            1,500(3)        1,500
Deferred income taxes................         954         --            --           --                 954
Other................................         295         --              123        --                 418
                                       -----------    ------------    -------    ------------     ----------
          Total liabilities..........      95,283         10,790        4,138        42,370         152,581
Mandatorily redeemable preferred
  stock..............................         898         --            --             (898)(5)      --
Mandatorily redeemable convertible
  preferred stock....................       7,836         --            --           --               7,836
Shareholders' equity:
     Common stock....................           4          1,073            2        (1,075)(6)           4
     Additional paid-in capital......      10,539              7           10           733(7)       11,289
     Retained earnings (deficit).....        (744)         2,797           (2)       (3,117)(8)      (1,066)
                                       -----------    ------------    -------    ------------     ----------
          Total shareholders'
          equity.....................       9,799          3,877           10        (3,459)         10,227
                                       -----------    ------------    -------    ------------     ----------
          Total liabilities and
             shareholders' equity....   $ 113,816       $ 14,667      $ 4,148      $ 38,013        $170,644
                                       ===========    ============    =======    ============     ==========

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1)  Adjustment to reflect the tax
     benefit generated by the
     exercise of non-qualified stock
     options prior to the Morning Sun
     Acquisition.....................  $   1,600
                                       =========

(2) Adjustment to reflect the effects of goodwill and deferred financing costs as follows:

                                        INTANGIBLE     AMORTIZATION
                                           ASSET          PERIOD
                                        -----------    -------------
Morning Sun..........................    $  25,048        40 years
Premier..............................        7,615        40 years
Note Offering expenses...............        3,750        10 years
                                        -----------
                                         $  36,413
                                        ===========

(3) To record a net increase in debt from the issuance of $100,000 of the Note Offering net of a discount of $760, a $4,000, 7% subordinated obligation and a $1,500 convertible subordinated note pursuant to the Note Offering and the Acquisitions, net of the repayment of certain debt obligations of the Company, Morning Sun and Premier as follows:

                                     ISSUANCES     REPAYMENTS     NET ADJUSTMENT
                                     ----------    -----------    --------------
Current maturities of long-term
debt..............................    $  --         $  (3,453)       $ (3,453)
Short-term debt...................       --           (32,227)        (32,227)
Long-term debt, net...............       99,240       (10,748)         88,492
Subordinated debt.................        4,000       (12,092)         (8,092)
Convertible subordinated debt.....        1,500        --               1,500
                                     ----------    -----------    --------------
                                      $ 104,740     $ (58,520)       $ 46,220
                                     ==========    ===========    ==============

     The above repayment of short-term debt includes the following:

Morning Sun..........................    $   (2,822)
Premier..............................        (2,717)
The Company revolver, net............       (26,688)
                                        -----------
                                         $  (32,227)
                                        ===========

(4) Adjustment to reflect the effects of the acquisitions of Morning Sun and Premier and the Note Offering as follows:

Payment of an earnout related to the
  acquisition of Plymouth............      $(2,950)
Payment of certain assumed
  contractual obligations of Morning
  Sun................................       (2,500)
Contingent consideration related to
  the tax benefit generated by the
  exercise of non-qualified stock
  options prior to the Morning Sun
  Acquisition........................        1,600
                                        -------------
                                           $(3,850)
                                        =============

(5) Adjustment to reflect redemption of the Company's Series A-1 and A-2 preferred stock with a portion of the proceeds from the Note Offering.

(6) Adjustment to reflect the elimination of Morning Sun's and Premier's historical common stock accounts.

(7) Adjustment to reflect the effects of the acquisitions of Morning Sun and Premier as follows:

Elimination of Morning Sun's and
  Premier's historical additional
  paid-in capital accounts...........      $   (17)
Stock issued related to the Morning
  Sun Acquisition....................          750
                                        -------------
                                           $   733
                                        =============

(8) Adjustment to reflect the effects of the acquisitions of Morning Sun and Premier and the Note Offering as follows:

Elimination of Morning Sun's and
  Premier's historical retained
  earnings...........................      $(2,795)
Effect of write-off of original issue
  discount associated with the early
  extinguishment of $3,500 face
  amount of subordinated debt
  pursuant to the Note Offering......         (322)
                                        -------------
                                           $(3,117)
                                        =============

                            SELECTED FINANCIAL DATA

     The following summary historical financial information for the fiscal years 1992 through 1996 has been derived from the audited financial statements of the Company. The statement of operations data for fiscal 1996 includes the results of operations of Plymouth Mills, Inc. ("Plymouth") from its date of acquisition, August 2, 1996. The information presented for the thirteen weeks ended March 30, 1996 and March 29, 1997 has been derived from the unaudited financial statements of the Company. The statement of operations data for the thirteen weeks ended March 29, 1997 includes the results of operations of Sun Sportswear, Inc. ("Sun Sportswear") from the date of the merger of the Company with Sun Sportswear (the "Sun Merger"), March 14, 1997.

                                                               FISCAL YEAR ENDED                            THIRTEEN WEEKS ENDED
                                           ----------------------------------------------------------      -----------------------
                                           DEC. 31,    DEC. 31,    DEC. 31,    DEC. 30,      DEC. 28,      MAR. 30,       MAR. 29,
                                             1992        1993        1994      1995(A)         1996          1996           1997
                                           --------    --------    --------    --------      --------      --------       --------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales...............................   $ 48,069    $ 60,850    $ 76,754    $131,020      $169,452      $ 30,132       $ 34,907
Cost of goods sold......................     39,376      51,640      64,846     106,576       127,845        22,761         26,520
                                           --------    --------    --------    --------      --------      --------       --------
    Gross profit........................      8,693       9,210      11,908      24,444        41,607         7,371          8,387
Operating expenses......................      7,511       7,285      10,221      25,549        32,529         6,341          8,602
                                           --------    --------    --------    --------      --------      --------       --------
    Operating income (loss).............      1,182       1,925       1,687      (1,105)        9,078         1,030           (215)
Interest expense........................      1,056       1,153       1,663       3,695         4,491           811          1,145
Other expense (income), net.............         80          89       --            (22)         (234)         (233)           125
                                           --------    --------    --------    --------      --------      --------       --------
    Income (loss) before income taxes
      and extraordinary gain............         46         683          24      (4,778)        4,821           452         (1,485)
Provision (benefit) for income taxes....         87         254          99        (338)          789         --              (609)
                                           --------    --------    --------    --------      --------      --------       --------
    Net income (loss) before
      extraordinary gain................        (41)        429         (75)     (4,440)        4,032           452           (876)
Extraordinary gain......................      --          --          --            500         --            --             --
                                           --------    --------    --------    --------      --------      --------       --------
    Net income (loss)...................        (41)        429         (75)     (3,940)        4,032           452           (876)
Dividends and accretion on preferred
  stock.................................      --          --          --          --              245         --               165
                                           --------    --------    --------    --------      --------      --------       --------
Net income (loss) available for common
  shareholders..........................   $    (41)   $    429    $    (75)   $ (3,940)     $  3,787      $    452       $ (1,041)
                                           ========    ========    ========    ========      ========      ========       ========
Net income (loss) per common and common
  equivalent share......................   $   (.01)   $    .14    $   (.02)   $  (1.30)     $    .90      $    .11       $   (.27)
                                           ========    ========    ========    ========      ========      ========       ========
Weighted average common and common
  equivalent shares outstanding.........   2,797,788   3,032,656   3,029,803   3,029,803     4,198,907     4,113,580      3,889,538
                                           ========    ========    ========    ========      ========      ========       ========
Ratio of earnings to fixed charges......       1.04        1.50        1.01      (b)             1.89(c)                   (b)(c)
                                           ========    ========    ========    ========      ========                     ========
                                                                         AS OF
                                          --------------------------------------------------------------------
                                          DEC. 31,    DEC. 31,    DEC. 31,    DEC. 30,    DEC. 28,    MAR. 29,
                                            1992        1993        1994      1995(A)       1996        1997
                                          --------    --------    --------    --------    --------    --------
BALANCE SHEET DATA:

Working capital.........................  $ 1,951     $ 1,409     $ 5,927     $ (1,592)   $  4,667    $12,067
Total assets............................   23,092      20,565      45,049       47,070      82,682    113,816
Total long-term obligations, including
  current maturities....................    3,118       2,496       9,621        9,143      27,025     25,766
Mandatorily redeemable preferred
  stock.................................    --          --          --             945       7,613        898
Mandatorily redeemable convertible
  preferred stock (dividends
  payable-in-kind)......................    --          --          --           --          --         7,836
Shareholders' equity....................    2,130       2,654       3,221         (689)      3,229      9,799

------------

(a) For further discussion of the Company's loss in 1995, see "The
    Company -- Acquisitions -- Velva Sheen" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal year ended December 30, 1995 compared with fiscal year ended December 31, 1994."

(b) For the year ended December 30, 1995 and the thirteen weeks ended March 29, 1997, earnings, as defined, were inadequate to cover fixed charges. The deficiencies were approximately $4.8 million and $1.5 million for the year ended December 30, 1995 and the thirteen weeks ended March 29, 1997, respectively.

(c) On a pro forma basis after giving effect to the Exchange Offer, the Acquisitions, the Sun Merger, and the acquisition of Plymouth, as if such transations had occurred at the beginning of fiscal 1996, the ratio of earnings to fixed charges for fiscal 1996 would have been 1.47 and the deficiency for the thirteen weeks ended March 29, 1997 would be approximately $4.9 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE HEREIN. ON MARCH 14, 1997, SUN SPORTSWEAR MERGED WITH THE COMPANY AND WAS REINCORPORATED AS A DELAWARE CORPORATION. THE SUN MERGER WAS ACCOUNTED FOR AS A PURCHASE, AND THE FOLLOWING DISCUSSION OF RESULTS OF OPERATIONS, EXCEPT FOR THE DISCUSSION OF THE THIRTEEN WEEKS ENDED MARCH 29, 1997, RELATES ONLY TO THE OPERATIONS OF THE COMPANY BEFORE THE SUN MERGER.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the components of the Company's statements of operations expressed as a percentage of net sales. In 1995, the Company changed its fiscal year from the calendar year ended December 31 to a 52-53 week accounting period ending on the last Saturday of December. Due to the seasonal nature of the Company's business, operating results for the thirteen weeks ended March 30, 1996 and March 29, 1997 are not indicative of the results that are expected for the full year period.

                                                    YEAR ENDED                 THIRTEEN WEEKS ENDED
                                        ----------------------------------     ---------------------
                                        DEC. 31,     DEC. 30,     DEC. 28,     MAR. 30,     MAR. 29,
                                          1994         1995         1996         1996         1997
                                        --------     --------     --------     --------     --------
Net sales............................     100.0%       100.0%       100.0%       100.0%       100.0%
Cost of goods sold...................      84.5         81.3         75.4         75.6         76.0
                                        --------     --------     --------     --------     --------
     Gross profit....................      15.5         18.7         24.6         24.4         24.0
Operating expenses...................      13.3         19.5         19.2         21.0         24.6
                                        --------     --------     --------     --------     --------
     Operating income (loss).........       2.2         (0.8)         5.4          3.4         (0.6)
Interest expense.....................       2.2          2.8          2.7          2.7          3.3
Other expense (income), net..........       0.0          0.0         (0.1)        (0.8)         0.4
                                        --------     --------     --------     --------     --------
     Income (loss) before income
       taxes and extraordinary
       gain..........................       0.0         (3.6)         2.8          1.5         (4.3)
Provision (credit) for income
taxes................................       0.1         (0.2)         0.4          0.0         (1.8)
                                        --------     --------     --------     --------     --------
     Net Income (loss) before
       extraordinary gain............       (.1)        (3.4)         2.4          1.5         (2.5)
Extraordinary gain on extinguishment
  of debt............................     --             0.4        --           --           --
                                        --------     --------     --------     --------     --------
     Net income (loss)...............      (0.1)%       (3.0)%        2.4%         1.5%        (2.5)%
                                        ========     ========     ========     ========     ========

THIRTEEN WEEKS ENDED MARCH 29, 1997 COMPARED WITH THIRTEEN WEEKS ENDED MARCH 30, 1996

     The Company's net sales increased approximately $4.8 million, or 15.8%, from $30.1 million in 1996 to $34.9 million in 1997. This increase was primarily attributable to the acquisition of the assets of Plymouth on August 2, 1996 and the Sun Merger on March 14, 1997. The Plymouth acquisition and the Sun Merger contributed approximately $9.0 million of net sales during 1997. Excluding these acquisitions, net sales declined approximately $4.2 million or 14%.

     The sales decline was primarily attributable to lower licensed cartoon character sales resulting from delays in realigning the Company's sales force during the period in anticipation of the completion of the Sun Merger, as well as certain other factors. The extended period before the closing of the Sun Merger prohibited the Company from effectively integrating its sales and marketing programs among the Company, Plymouth and Sun Sportswear. The delay created confusion among certain customers and licensors and hindered the Company's ability to effectively develop and market a coordinated line of licensed character products for its 1997 spring offering. Subsequent to the completion of the Sun Merger, the Company effectively transitioned all Sun Sportswear customer accounts and licensing relationships and realigned its sales and marketing personnel in a manner in which it believes will enhance its ability to take advantage of future sales opportunities.

     Other factors impacting sales during the period included (i) a strategic decision by management to stop selling licensed cartoon character products, primarily Mickey Unlimited products, to one of its major customer's men's and boys' department in order to position the Company to sell to that customer's women's department, which management of the Company believes has significantly higher long-term revenue potential, and (ii) delayed sales in January and February to one of the Company's major customers due to a federal customs quota embargo on certain of the Company's products from China. The Company believes these items are temporary in nature and will not have a long-term continuing impact on its sales and profitability in future periods.

     The Company's gross profit increased approximately $1.0 million, or 13.8%, from $7.4 million in 1996 to $8.4 million in 1997, principally as a result of the increase in sales volume attributable to the Plymouth acquisition and the Sun Merger. Overall gross profit margin decreased to 24.0% in 1997 from 24.4% in 1996, primarily as a result of the decline in higher gross profit licensed cartoon character sales and a lower contributed gross profit from Sun Sportswear. See "The Company -- Acquisitions" "-- Sun Sportswear, Inc."

     Operating expenses increased approximately $2.3 million, or 35.7%, from $6.3 million in 1996 to $8.6 million in 1997. The increase resulted principally from the addition of two production facilities from the acquisition of Plymouth and the Sun Merger. As a percentage of net sales, operating expenses increased from 21.0% in 1996 to 24.6% in 1997. This increase was due to higher operating expenses as a percentage of sales at Sun Sportswear and the decline in licensed cartoon character sales.

     Interest expense increased approximately $0.3 million, or 41.2%, from $0.8 million in 1996 to $1.1 million in 1997, primarily as a result of increased borrowings under the Company's credit facility to fund its increased working capital requirements and borrowings incurred in connection with the Plymouth acquisition and the Sun Merger.

     Income tax benefit increased from $0.0 million in 1996 to approximately $0.6 million in 1997. In 1996, income tax expense was completely offset by the reversal of a valuation allowance on the Company's net deferred tax assets, most of which related to net operating loss carryforwards.

FISCAL YEAR ENDED DECEMBER 28, 1996 COMPARED WITH FISCAL YEAR ENDED DECEMBER 30, 1995

     The Company's net sales increased approximately $38.4 million, or 29.3%, from $131.0 million in 1995 to $169.5 million in 1996. The acquisition of Plymouth on August 2, 1996 contributed $14.8 million of sales during this period. Excluding Plymouth, net sales increased $23.6 million primarily as a result of the realization of the benefit from the successful implementation of the Company's business plan for Velva Sheen. See "The
Company -- Acquisitions -- Velva Sheen."

     The Company's gross profit increased $17.2 million, or 70.2%, from $24.4 million in 1995 to $41.6 million in 1996, principally as a result of the increase in decorated product sales. Overall gross margin increased to 24.6% in 1996 from 18.7% in 1995, primarily as a result of: (i) increased sales volume, which resulted in improved operating efficiencies; (ii) improved sourcing and manufacturing, which resulted in lower cost of goods sold as a percent of net sales; (iii) improved pricing for the Company's imported fleece product line; and (iv) reduced embroidery production costs as a result of the Company's acquisition of Needleworks.

     Operating expenses increased $7.0 million, or 27.3%, from $25.5 million in 1995 to $32.5 million in 1996. The increase resulted principally from higher commission and royalty expense due to increased decorated product sales and additional administrative costs as a result of the Needleworks and Plymouth acquisitions. Additionally, in 1996 the Company recorded increased compensation expense pursuant to its incentive compensation plan. As a percentage of net sales, operating expenses dropped slightly from 19.5% in 1995 to 19.2% in 1996.

     Interest expense increased $0.8 million, or 21.5%, from $3.7 million in 1995 to $4.5 million in 1996, primarily as a result of increased borrowings under the Company's credit facility to fund its increased working capital requirements and borrowings incurred in connection with the Plymouth acquisition.

     Income tax expense of $0.8 million was recorded in 1996, which reflects the reversal of a valuation allowance on the Company's net deferred tax assets, most of which is related to a net operating loss carryforward.

FISCAL YEAR ENDED DECEMBER 30, 1995 COMPARED WITH FISCAL YEAR ENDED DECEMBER 31, 1994

     Before being acquired by the Company, Velva Sheen's financial performance was deteriorating. Velva Sheen's net sales decreased 16.1% from $60.4 million in 1993 to $50.7 million in 1994. Following the acquisition, the Company developed a plan to improve Velva Sheen's operating efficiency and profitability. The plan included: (i) reducing facility personnel and related costs, particularly senior and mid-level management personnel to levels commensurate with other the Company operating locations; (ii) streamlining the facility's product development and manufacturing processes in order to increase throughput and improve on-time delivery, which included relocating Velva Sheen's non-licensed character business to another more suitable the Company facility and closing Velva Sheen's retail outlet store operations; (iii) eliminating unprofitable licenses and reducing the number of product offerings to focus Velva Sheen on its core product line of licensed cartoon character products; (iv) reducing inventory levels and the number of inventory types and styles to levels commensurate with the Company's expectations for Velva Sheen's sales levels; (v) implementing the Company's shelf stock sales and marketing program in order to increase inventory turns and stimulate sales; and (vi) realigning Velva Sheen's sales commission structure for in-house and outside sales personnel to more properly incentivize and compensate those personnel for their individual contributions.

     The implementation of the plan resulted in a number of non-recurring expenses in the second half of 1995, including: (i) severance and relocation costs for terminated personnel; (ii) additional reserves for inventory to bring carrying values in line with the Company's short-term inventory liquidation plan; (iii) license termination charges or minimum royalty charges for terminated or cancelled licenses; and (iv) costs associated with liquidating inventory and closing Velva Sheen's retail outlet stores. Management of the Company believes the successful implementation of the plan significantly reduced the operating cost structure of the facility and improved its prospects for growth and profitability in the future.

     The Company's net sales increased $54.3 million, or 70.7%, from $76.8 million in 1994 to $131.0 million in 1995. The increase in sales was primarily the result of the completion of the acquisition of Velva Sheen in November 1994. In addition, the Company's undecorated product sales increased during 1995 primarily as a result of the introduction of a fulfillment program for one of its major customers.

     The Company's gross profit increased $12.5 million, or 105.3%, from $11.9 million in 1994 to $24.4 million in 1995, as a result of the increase in sales from the Velva Sheen acquisition. Overall gross margin increased from 15.5% in 1994 to 18.7% in 1995, primarily as a result of a change in sales mix toward higher margin decorated sportswear sales due to the Velva Sheen acquisition.

     Operating expenses increased $15.3 million, from $10.2 million in 1994 to $25.5 million in 1995. As a percentage of net sales, operating expenses increased from 13.3% in 1994 to 19.5% in 1995. The increase was attributable primarily to increased commissions and royalties on decorated sportswear sales from Velva Sheen's operations and increased costs related to the implementation of the plan discussed above.

     Interest expense increased $2.0 million, from $1.7 million in 1994 to $3.7 million in 1995. The increase in interest expense was primarily attributable to an increase in borrowings under the Company's credit facility to fund its increased working capital requirements and borrowings incurred in connection with the Velva Sheen acquisition.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its working capital requirements, capital expenditures and acquisitions from net cash provided by operations, borrowings under its credit facilities and proceeds from the issuance of debt and equity securities.

     On July 2, 1997, the Company entered into a Third Amended and Restated Loan and Security Agreement with Fleet Capital Corporation and BankBoston, N.A. which makes a revolving line of credit (the "Credit Facility") available to Brazos, Inc. (the "Borrower") in an aggregate principal amount of up to $50.0 million, subject to a borrowing base based upon eligible accounts receivable and inventory and various reserves established from time to time by the lenders. Borrowings under the Credit Facility bear interest at a rate per annum, at the Borrower's option, equal to (i) a prime rate plus 0.25%, or (ii) LIBOR plus 2.00%. The Credit Facility is secured by accounts receivable and inventory of the Borrower and will include certain covenants applicable to the Borrower, including requirements that the Borrower comply with certain financial ratios. The Credit Facility has an initial term of three years, subject to extension, and borrowings under the Credit Facility are guaranteed by the Company.

     The Company expects that its primary capital requirements will be for debt service, working capital and capital expenditures. The Company's capital expenditures in 1997 are expected to be approximately $1.3 million. The Company believes that funds generated from operations and funds available under the Credit Facility will be sufficient to meet its liquidity requirements for the foreseeable future.

THIRTEEN WEEKS ENDED MARCH 29, 1997 COMPARED WITH THE THIRTEEN WEEKS ENDED MARCH 30, 1996

     Net cash used in the Company's operating activities was $3.8 million during the thirteen weeks ended March 29, 1997 compared to $0.5 million of cash provided by operating activities during the thirteen weeks ended March 30, 1996. Principal working capital changes in the 1997 period included a $9.2 million increase in inventory offset by a $7.7 million increase in accounts payable and accrued liabilities. Principal working capital changes in the 1996 period included a $4.2 million increase in accounts receivable, a $3.0 million increase in inventory and a $7.2 million increase in accounts payable and accrued liabilities.

     Net cash used in the Company's investing activities was $4.6 million and $0.2 million during the 1997 and 1996 periods, respectively. The Company's investing activities in the 1997 period included a $4.6 million investment in connection with the Sun Merger.

     Net cash generated by the Company's financing activities was $8.2 million during the 1997 period compared to $1.0 million used by financing activities during the 1996 period. Net cash provided in 1997 primarily included $6.3 million of net borrowings and $2.1 million from the sale of common and preferred stock. Net cash used in the 1996 period principally related to the repayment of approximately $1.0 million of borrowings.

FISCAL YEAR ENDED DECEMBER 28, 1996 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 30, 1995

     Net cash provided by the Company's operating activities in fiscal 1996 and 1995 were $5.1 million and $0.7 million, respectively. Principal working capital changes in 1996 included a $4.3 million decrease in inventory, a $1.0 million increase in prepaid expenses, a $1.8 million increase in other noncurrent assets and a $2.0 million decrease in accounts payable and accrued liabilities.

     Net cash used by the Company's investing activities was $21.4 million and $0.5 million during fiscal 1996 and fiscal 1995, respectively. The Company's investing activities during fiscal 1996 included $20.3 million utilized in the acquisition of Plymouth and $1.1 million of capital expenditures.

     Net cash generated by the Company's financing activities was $16.1 million and $0.4 million in fiscal 1996 and fiscal 1995, respectively. Net cash provided in fiscal 1996 primarily included $13.7 million of net borrowings and $2.5 million from the sale of common and preferred stock. Net cash provided by financing activities in fiscal 1995 principally related to net borrowings of $0.4 million.

FISCAL YEAR ENDED DECEMBER 30, 1995 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1994

     Net cash provided from operating activities was $0.7 million in 1995, although the Company experienced a net loss of $3.9 million. Accounts payable and accrued liabilities increased $3.6 million without a significant increase in accounts receivable or inventory. Accounts receivable and inventory increased by $4.4 million in 1994.

     During 1995, the Company incurred capital expenditures of $0.5 million. During 1994, the Company invested $11.7 million in connection with its acquisition of Velva Sheen and incurred capital expenditures of $0.5 million.

     Financing activities provided $0.4 million of cash in 1995 as compared with net borrowings of $15.6 million in 1994, which were utilized to fund the Velva Sheen acquisition.

OTHER

     The Company maintains an acquisition strategy focused on the acquisition of businesses that provide products or services that complement those offered by the Company. There can be no assurance that any such acquisitions will be consummated.

                                    BUSINESS

GENERAL

     The Company is a leading designer, manufacturer and marketer of decorated sportswear in the United States. The Company offers extensive and diversified product lines of licensed, proprietary and private label sportswear consisting of T-shirts, fleecewear (sweatshirts) and other casual apparel products. Many of the Company's licensed products include creative enhancements of classic cartoon characters, including Disney's Mickey Mouse, Disney's Winnie the Pooh and various Warner Bros. Looney Tunes characters, such as Bugs Bunny and the Tasmanian Devil. The Company has entered into license agreements with Disney, Warner Bros., Chic by H.I.S., Major League Baseball and most major colleges for the use of their characters and logos in developing the Company's products. The Company uses its in-house merchandising, design and art staff to create innovative designs for the Company's proprietary product lines under numerous Company-owned brand names and labels, including Brazos Sportswear, Morning Sun, Top Stitch and Thank Goodness for Kids. In addition, the Company designs private label products for its larger retail customers that are sold under particular customers' labels. The Company sells its products to a diverse customer base including (i) department stores such as J.C. Penney, May Co., Federated Department Stores and Mercantile, (ii) mass merchandising stores such as Wal-Mart, Kmart and Target, (iii) specialty stores such as Kids "R" Us and Garden Ridge and (iv) other regional and national retail chains.

     The Company believes it maintains a competitive advantage because of several factors, including its (i) extensive and diversified lines of licensed, proprietary and private label products, (ii) award winning in-house merchandising and design staff, (iii) unique sales and marketing programs tailored to the needs of specific customers and markets, (iv) diverse customer base, (v) flexible and efficient manufacturing capabilities and (vi) commitment to a low cost structure.

     The Company believes growth in the decorated sportswear market has resulted from: (i) an increased preference for comfortable apparel selections; (ii) more flexible dress codes, including greater acceptance of casual wear in the workplace; (iii) a heightened emphasis on physical fitness including increased participation in sports; (iv) improved characteristics that have enhanced consumer appeal, including improvements in fabric weight, blends and construction, and increased offerings of size, color and style; (v) the enhancement of screenprinted graphics and embroidered designs primarily resulting from more advanced manufacturing equipment and processes; and (vi) the increased use of "attitude" apparel. For example, the Company believes that more people are using apparel as a way to express themselves or show affinity with a group, cause or idea. The Company believes that these trends should continue to drive industry growth.

BUSINESS STRATEGY

     The Company intends to enhance its position as one of the leading designers, manufacturers and marketers of decorated sportswear and to increase its net sales and operating cash flow by continuing to pursue the following business strategies:

     EXTENSIVE LINES OF QUALITY PRODUCTS. The Company offers extensive and diversified lines of licensed, proprietary, private label and blank products.

     LICENSED PRODUCTS. Licensed products are decorated with classic cartoon characters and logos that the Company's artists vary and refine using different lettering, poses, activities or dress. The Company acquires rights to use characters and logos on specified types of garments, pays each licensor royalties on products sold displaying the licensed character or logo, and typically guarantees a minimum annual royalty.

     PROPRIETARY PRODUCTS. The Company develops its proprietary product lines for its exclusive use under numerous Company-owned brand names and labels. Proprietary products are merchandized using graphic designs based on a wide variety of themes, including "attitude," recreational, outdoor, wildlife, western, sports, patriotic, humor and seasonal themes. The Company's innovative designs and broad assortment of proprietary products have created a number of emerging Company-owned brand names and labels. The Company believes this increased brand awareness will further expand and enhance its customer relationships by creating a strong consumer following for its products.

     PRIVATE LABEL PRODUCTS. The Company manufactures private label products for certain of its larger retail customers. The Company designs each private label product by working closely with a customer, creating a unique decorated sportswear line that is sold under that customer's label. The Company believes that providing its private label customers a combination of decorating, merchandising, design, manufacturing and sourcing services afford it a competitive advantage because many other suppliers only provide contract printing or embroidery services. The Company's private label customers include Target, Wal-Mart and Sears.

     BLANK PRODUCTS. The Company is a wholesale distributor of blank garments of recognized manufacturers such as Fruit of the Loom, Russell and Hanes, and sells these garments to over 12,000 customers that typically decorate the products for later sale.

     OTHER. Other products include custom manufactured athletic uniforms and custom designed products for corporate accounts.

     The Company believes its extensive and diversified product lines position it well to capitalize on retailers' desires to reduce purchasing and administrative costs by limiting the number of suppliers they use.

     INNOVATIVE MERCHANDISING AND DESIGN STAFF. The Company employs 14 in-house merchandising and design personnel and a staff of approximately 70 artists who work closely with customers to create innovative designs for the Company's sportswear lines. The Company's award winning merchandising and design staff has been recognized for its achievements by licensors and customers, and has received a number of awards, including the Graphic Excellence Award from Disney, the Vendor of the Year Award from J.C. Penney's Women's department, the Bugsy Award from Warner Bros. and the Vendor of the Year Award for Girls 4-14 from Target.

     UNIQUE COMBINATION OF SALES AND MARKETING PROGRAMS. The Company uses a unique combination of sales and marketing programs designed to address the differing needs of its diverse customer base. Key sales programs include:

          BOOKING PROGRAM. The Company works with its larger retail customers to custom design and merchandise a spring and fall product line of "fashion-basic," longer lead time products. The product line consists primarily of high quality, low price foreign sourced products. The Company's 14 in-house account executives work closely with customers to determine volume needs based on the current years' product line and past sales history. The Company books orders under this program prior to committing to overseas production. Production lead times vary by product but typically range from 60 to 120 days.

          CALENDAR GRAPHICS PROGRAM. The Company offers a calendar graphics program designed to provide customers with an extensive selection of graphics and a wide variety of garments and size mixes but with shorter lead times than under the booking program. Under the calendar graphics program, graphics designs are printed and available on a pre-scheduled basis throughout the year. The Company batches orders from numerous customers to gain production economies of scale to keep product costs competitive. Therefore, customers can order in minimum quantities of two to four dozen while gaining the pricing advantages of much larger runs. Production lead times generally range from three to four weeks.

          SHELF STOCK PROGRAM. The Company also offers a shelf stock program that consists of preprinted inventory it delivers to customers on short lead times, typically within five days of receipt of an order. Products are sold through this program by approximately 100 independent sales representatives who call on individual customer stores. In addition, the Company uses an electronic data interchange system ("EDI") through which customers place orders to replenish their stock with weekly shipments of products that are selling well. The program also provides the Company with information that enables the Company to assess market trends and to respond promptly to the success of individual products or graphics. The shelf stock program allows major retailers to tailor their buying to the specific needs of each store and reduces the guesswork and risks of the "corporate buy" allocation approach. In order to minimize the Company's investment in inventory, the Company limits the graphics under this program to only a portion of those the Company offers in its calendar graphics program. However, the program is attractive to the Company's customers because it consists of the Company's most popular graphics, and new concepts are added periodically as less popular designs are phased out.

     The Company's marketing programs have enabled it to improve sales and more efficiently manage its inventory, production, distribution and other costs while providing its customers with exceptional service and support.

     DIVERSE CUSTOMER BASE. Unlike many of the Company's competitors that concentrate marketing efforts on a limited segment of the sportswear market, the Company sells its decorated sportswear products to a diverse customer base including department stores, mass merchandising stores and specialty and other stores. This marketing strategy allows the Company to cover a large portion of the retail market while reducing its exposure to any one market segment. In addition, the Company believes that the breadth of its customer base provides a competitive advantage in obtaining new licenses from licensors seeking to introduce their products through multiple distribution channels.

     EXPANSION AND ENHANCEMENT OF CUSTOMER RELATIONSHIPS. The expansion of the Company's product lines and license portfolio has provided significant cross-selling opportunities by increasing the number of departments within a retailer that may sell the Company's products. For example, the Company is targeting sales of women's sportswear to retail customers that traditionally have sold only the Company's men's and boys' sportswear. In addition, the Company maintains a staff of 14 in-house account executives and approximately 100 independent sales representatives to pursue additional large customers. The Company has also established a telemarketing program to market its products to local and regional retailers.

     FLEXIBLE AND EFFICIENT MANUFACTURING. Many of the Company's competitors do not operate production facilities of their own and, therefore, must contract with third parties to provide the value added decorating process. The Company believes that operating its own production facilities provides the Company with a competitive advantage through (i) increased manufacturing and production efficiencies, (ii) the flexibility to shift production among various facilities and (iii) better control over quality, delivery and costs. In addition, the Company's shelf stock and calendar graphics programs could not be implemented as effectively without in-house production capabilities.

     COMMITMENT TO LOW COST STRUCTURE. The Company is committed to controlling costs and improving operating efficiencies. The Company's recent acquisitions have resulted in significant improvements in the Company's purchasing power and its ability to realize certain economies of scale in manufacturing, marketing, distribution and administration. In addition, the Company concentrates on the high value-added production processes of custom design, screen printing and embroidery at its manufacturing facilities and outsources the capital intensive process of manufacturing undecorated blanks to a network of domestic and foreign manufacturers. This outsourcing allows the Company to maintain flexibility, low fixed costs and low levels of capital expenditures.

     INTERNATIONAL OPPORTUNITIES. The Company recently obtained a license from Walt Disney Enterprises of Japan, Ltd. to export and distribute Disney's classic cartoon character products directly to Japan. The Company's current marketing plans include sales to several major retail outlets in Japan that represent approximately 3,000 stores. The Company also is evaluating opportunities to sell its products in other countries.

     STRATEGIC ACQUISITIONS. The Company maintains an acquisition strategy focused on acquiring businesses that provide products or services that complement those offered by the Company. The criteria for identifying an attractive acquisition candidate is not limited to the revenue potential of the acquisition target, but also includes such factors as (i) expanding the Company's product lines, (ii) increasing manufacturing, production and other cost efficiencies, (iii) diversifying and expanding the Company's customer base and (iv) gaining access to the talents of key management, sales and design personnel. The Company has made eight acquisitions since 1989 that have brought significant strategic advantages to its business.

PRODUCTS

     The Company provides extensive and diversified product lines of licensed, proprietary and private label sportswear consisting primarily of T-shirts and fleecewear (sweatshirts) imprinted or embroidered to display cartoon characters, brands, logos and designs that are enhanced or created by the Company's in-house merchandising, design and art staff. The products are sold in a variety of styles, including basic pocket, long-sleeved and oversized T-shirts, night shirts and sweat pants. T-shirts are available in solid, stripe, roll sleeve, weathered natural and micro-stripe styles and range in fiber content from 50% cotton/50% polyester to 100% cotton. Fleecewear products range from seven ounces to 12 ounces in weight. The Company's products also include windsuits, denim jackets, parkas, shorts and knit shirts and more detailed fashion-oriented garments, all of which are available in a variety of colors, styles and fabric weights.

     The Company develops screen print and embroidery designs based on industry trends, visits to fashion and trade shows and frequent meetings with apparel label owners and major customers. Sales managers work closely with the Company's merchandisers, designers and artists to develop appropriate styles and color shades. The design process is interactive, requiring the creation and delivery of numerous samples for customer feedback and further changes. For larger customers, the design staff typically incorporates minor styling changes to a basic design to create a unique product line for the customer. The product development process also involves (i) production feasibility studies, (ii) analysis and documentation of garment and art trends, as well as cost and structure, (iii) prototype preparation for customers and trade shows, and (iv) limited test sales.

LICENSES AND TRADEMARKS

     LICENSES. The Company obtains non-exclusive licenses to manufacture and market products with classic cartoon characters and other images. Many of the Company's license agreements limit sales of products to certain market categories. The Company's material licenses generally are for a term of one to two years but can be terminated on 30 days' notice. Typically, the licensor may terminate the license if specified minimum levels of annual net sales for licensed products are not met or for a failure by the Company to comply with the material terms of the license. In the ordinary course of its business, the Company continues to produce products under expired licenses based on letter agreements or oral representations from licensors to the effect that continued production will be permitted pending negotiation of new licenses. Accordingly, the Company's licensing arrangements are dependent primarily upon maintaining a good relationship between the Company and its licensors. The license agreements
(i) generally require minimum annual payments and certain quality control procedures and (ii) give the licensor the right to approve products licensed by the Company. The Company believes it has good relationships with its licensors and has generally been able to obtain renewals of expired licenses and to obtain the required approvals for licensed products.

     The following table sets forth information concerning certain of the Company's licenses, including (i) the licensed product, (ii) the primary distribution channel and (iii) the target consumer for the licensed product.

                                                     MAJOR CUSTOMERS
                                           -----------------------------------       TARGET CONSUMER
                                             MASS      DEPARTMENT    SPECIALTY    ---------------------
                                           MERCHANT      STORE         STORE      MEN    WOMEN    YOUTH
                                           --------    ----------    ---------    ---    -----    -----
DISNEY
  Mickey Mouse & Classic Characters.....       X            X            X         X       X        X
  Winnie the Pooh.......................       X            X            X         X       X        X
WARNER BROS.
  Warner-Looney Tunes (Standard
     Characters)(1).....................       X                         X         X       X        X
  Warner-Looney Tunes (Cross
  License)(2)...........................       X            X            X         X       X        X
OTHER CHARACTERS
  Garfield..............................       X            X            X         X                X
  Betty Boop............................       X                                           X        X
SPORTS
  Major League Baseball.................       X            X            X         X       X        X
  Minor League Baseball.................       X            X            X         X       X        X
  The Collegiate Licensing Co.(3).......       X            X            X         X       X        X
  University of Notre Dame..............       X            X            X         X       X        X
FILM PROPERTIES
  The Little Mermaid....................       X            X                                       X
  101 Dalmatians Live Action............       X            X                              X        X
  The Hunchback of Notre Dame...........       X            X                              X        X
  The Lost World Jurassic Park..........       X            X                              X        X
  Anastasia.............................       X            X                                       X
INTERNATIONAL
  Disney Japan -- Winnie the Pooh.......       X            X            X         X       X        X
  Disney Japan -- Mickey Mouse..........       X            X            X         X       X        X
OTHER...................................
  Budweiser.............................       X            X                      X       X
  Chic..................................       X                                           X        X
  Chic HIS..............................       X                                   X                X

------------

(1) Allows use of Looney Tunes characters.

(2) Allows use of Looney Tunes characters on collegiate products.

(3) Represents licensing and sublicensing arrangements with more than 100 colleges and universities.

     PROPRIETARY TRADEMARKS. The Company has registered, or has applied for registration for, a variety of trademarks under which it sells a number of its products, including Brazos Sportswear, Morning Sun, Top Stitch, Red Oak Sportswear, Xenogenesis, Red Fox and Name of the Game. The Company believes that its trademarks have significant value. The level of copyright and trademark protection available to the Company for proprietary designs and characters varies depending on several factors including the degree of originality and the distinctiveness of the associated trademarks and designs.

SALES AND MARKETING

     SALES FORCE. The Company has a sales force of 14 in-house account executives who concentrate on national retail accounts and approximately 100 independent sales representatives who sell one or more of the Company's product lines. The in-house account executives work with large accounts and buyers for major retailers to tailor programs specifically for the needs of each customer. The independent sales representatives cover the entire United States and call on chain stores and individual retailers. Management believes that its combination of in-house and independent sales representatives gives the Company a broad coverage of the retail marketplace. The Company compensates key account executives through a combination of salary and bonus incentives tied to sales and profitability. The Company compensates independent sales representatives on a commission-only basis, with rates ranging from 1% to 10% of net sales, and determines their territories by geographic location, market categories covered and products sold.

     OTHER SALES EFFORTS. The Company also maintains a presence in New York City's garment district, where the Company has (i) a 4,200 square foot apparel showroom for women's, men's and boys' apparel, (ii) a 1,900 square foot showroom for girls' apparel and (iii) an 855 square foot showroom for Morning Sun's women's apparel. The Company also presents its products at trade shows, including the semi-annual MAGIC Show, and operates a telemarketing group that focuses on small customers who might otherwise not be covered by a sales representative.

     CUSTOMERS. The Company's primary distribution channels are through: (i) department stores such as J.C. Penney, May Co. and Mercantile; (ii) mass merchandisers such as Wal-Mart, Kmart and Target; and (iii) specialty stores such as Kids "R" Us and Garden Ridge. On a pro forma basis after giving effect to the Exchange Offer, the Acquisition, the Sun Merger and the acquisition of Plymouth, as if such transactions had occurred at the beginning of fiscal 1996, the Company's sales to Wal-Mart, J.C. Penney, Target and Kmart accounted for approximately 16.9%, 15.0%, 5.9% and 4.9%, respectively, of its sales.

SOURCING OF GARMENTS

     The Company sources blank garments from a network of domestic and foreign manufacturers that are required to comply with the Company's stringent quality specifications. Suppliers are selected based on the product's design, style, quality specifications and required lead times. A majority of the Company's blank garments are sourced through large domestic mills and independently owned contractors with manufacturing facilities primarily in the United States, China, Guatemala, Pakistan and Mexico. Blank garments requiring short delivery times generally are purchased from domestic suppliers, while products that require greater finishing detail or allow longer delivery times generally are purchased overseas. The Company also orders blank garments from foreign sources when the magnitude of the order is sufficient. The Company anticipates that the percentage of blank garments that are imported will increase because of the Company's increased focus on decorated sportswear sales, the increasing size of its customers' orders and the Premier Acquisition. The relative proportion of blank garments purchased from domestic and foreign suppliers may vary from time to time depending on the factors described above and other competitive factors. The Company believes that its sources of blank garments are sufficient to satisfy its current requirements.

     Generally, each supplier agrees to produce finished garments in accordance with samples and specifications the Company provides. The Company's representatives regularly visit the facilities of both foreign and domestic suppliers to ensure quality and compliance with the Company's specifications. The Company also conducts quality control inspections that include testing for shrinkage, dye and finish consistency, color fastness, size specification adherence, construction strength and uniformity.

     At times, the Company uses sourcing agents who assist in selecting and overseeing foreign third-party manufacturers and monitoring quotas and other trade regulations. The Company's production staff and sourcing agents oversee all aspects of apparel manufacturing and production. The Company and its sourcing agents separately negotiate with suppliers for the purchase of fabrics, which are then purchased either by the Company or its suppliers. Premier is one of the Company's most significant sourcing agents. For fiscal 1996, sales by Premier to the Company represented approximately 32.3% of Premier's net sales. The Company believes the Premier Acquisition will significantly enhance the Company's foreign sourcing capabilities and provide it increased flexibility in the timing, delivery and cost of its products.

     The Company generally does not enter into long-term contracts with its suppliers. The Company believes that its relationships with its suppliers are good.

PRODUCTION AND MANUFACTURING

     The Company is committed to controlling costs and improving operating efficiencies. Recent acquisitions have resulted in significant improvements in the Company's purchasing power and its ability to realize certain economies of scale in manufacturing, marketing, distribution and administration. In addition, the Company concentrates on the high value-added production processes of custom design, screen printing and embroidery at its manufacturing facilities and outsources the capital intensive process of manufacturing undecorated blanks to a network of domestic and foreign manufacturers. This outsourcing allows the Company to maintain flexibility, low fixed costs and low levels of capital expenditures.

     Production of the Company's products requires applying garment decorations through screen printing or embroidery.

     SCREEN PRINTING. The screen printing process begins with the preparation of a design by the Company's artists. The Company tests new designs for printability and color dynamics and produces sales and production samples. The Company also stocks over 140 pigment colors and numerous ink bases, which allows for in-house development of new ink applications and techniques. In the printing process, screens are positioned in automatic printing presses where inks are pressed through the screen to duplicate the design on the garment. Garments bearing designs on different portions of the garment may move through the printing process several times. Following printing, the garments are dried, making the printed design permanent and washable.

     The Company operates 60 automatic screen printing presses, including two belt presses, which permit a design to be printed over an entire side of a garment ("overall print" designs). Most of the screen printing presses are color printing presses with eight to twelve color printing capability, which can print either spot designs or overall print designs. Each press is operated by a group of trained employees who work together as a team. The Company believes that this approach contributes to the flexibility, quality and speed of its production process. The Company believes that its capacity is sufficient for its needs and that during seasonal peaks sufficient sources of outside production are available to the Company to meet its production needs.

     EMBROIDERY. The embroidery process begins with the preparation of a design by the Company's artists. The Company tests new designs for embroiderability as it relates primarily to stitch count and color selection and produces sales and production samples. After all designs are approved, the design that is to be embroidered is formatted onto a computer disk, which is then programmed into the embroidery machine. Each embroidery machine has 12 sewing heads, permitting one dozen garments to be embroidered at one time. Garments are trimmed, packed in the Company's warehouse and shipped directly to the customer or to other Company facilities for distribution to the customer. The Company operates 41 embroidery machines.

     QUALITY CONTROL. The Company maintains a quality control department responsible for monitoring all phases of production and ensuring that purchased garments meet the Company's quality standards. The Company develops and inspects prototypes of each product type, establishes fittings based on the prototype, inspects samples and, through its employees or sourcing agents, inspects fabric before cutting. The Company or its sourcing agents inspect the final product before shipment to the Company's facilities. The Company believes that its product quality is among the highest in its market segment.

     PRODUCT SHIPMENT. The Company believes responding quickly to customer requirements and meeting delivery schedules consistently are important factors in its business. Although customers often place orders for garment styles as long as 20 weeks in advance, customers generally select the specific art designs to be printed on ordered garments periodically for delivery within as few as two days following the design selection.

     To provide on-time delivery, the Company has developed a bar coding capability to assist in rapid stock control of inventory and has implemented a computerized manufacturing information system to make its manufacturing process more efficient. The Company can place garments on hangers before shipping, affix price tags and other product information, and can ship garments polybagged or folded. These services reduce the time required to prepare the garments for display and thereby enable customers to stock their racks and shelves more quickly. The Company's customers generally bear all shipping costs.

     The Company operates six production facilities in the United States that operate an aggregate of 60 automatic screen printing presses and 41 embroidery machines. Set forth below is a brief description of each of the Company's manufacturing facilities:

                                                            SQUARE       OWNED/
      LOCATION                     EQUIPMENT                 FEET        LEASED
---------------------------------------------------------- ---------    --------
Cincinnati, OH      12 automatic screen printing presses     187,439    Leased
                    2 embroidery machines
Staten Island, NY   14 automatic screen printing presses;    153,000    Leased
                    250 yards of cutting tables
College Station, TX 12 automatic screen printing presses;     88,625    Leased
                    5 embroidery machines
Kent, WA            15 automatic screen printing presses     230,000    Leased
Millersburg, PA     24 embroidery machines                    54,000    Owned
Tacoma, WA          7 automatic screen printing presses;     171,000    Leased
                    10 embroidery machines

     The Company distributes blank garments from 9 warehouses located throughout the United States. The Company also maintains a cut and sew facility in Dallas, Texas, three showrooms in the garment district of New York City and an administrative office in Clute, Texas.

REGULATION

     The Company is subject to federal, state and local environmental laws and regulations, including laws relating to employee knowledge of, exposure to, and disposal of inks, dyes, photographic chemicals and cleaning solvents. The Company believes that its operations comply in all material respects with applicable environmental laws and regulations. Although the Company continues to make capital expenditures for environmental protection, it does not anticipate that significant expenditures will be required to remain in compliance with environmental requirements.

COMPETITION

     The apparel industry is highly competitive. The Company competes with numerous apparel vendors, including those with their own retail stores and those whose merchandise displays licensed cartoon characters and logos of professional sports teams and colleges and universities. The Company also competes through a combination of graphics, decorating techniques, packaging and retail presentation. Competitive factors include product quality, access to popular licenses, price, ability to meet delivery requirements and other aspects of customer service, changes in styles and consumer preferences, and the limited availability of customer shelf and rack space.

BACKLOG

     The Company typically receives purchase orders several months in advance of delivery. A majority of these purchase orders typically can be canceled without penalty or cancellation charges. On a pro forma basis after giving effect to the Exchange Offer, the Acquisition, the Sun Merger and the acquisition of Plymouth, as if such transactions had occurred at the beginning of fiscal 1996, the Company's backlog of orders was approximately $91 million, all of which is expected to be shipped in 1997.

EMPLOYEES

     At July 2, 1997, the Company employed approximately 1,800 full-time employees. None of the Company's employees are covered by a collective bargaining agreement, other than a portion of the Company's employees at the Company's Cincinnati facility. The collective bargaining agreement with respect to such employees expires in July 1997. The Company is currently in negotiations for a new collective bargaining agreement for its Cincinnati facility and expects that an agreement will be entered into in the ordinary course, consistent with past practices. The Company believes that its employee relations are good.

LEGAL PROCEEDINGS

     A lawsuit filed in February 1994 is pending in the Supreme Court of the State of New York, County of Oneida, against the Company, E.R.O. Industries, Inc., Toys "R" Us, Inc., Grace International Apparel, Inc., and Bradlees Department Store. The plaintiff is a child who was severely burned while allegedly lying in a polyester slumber sack (manufactured by E.R.O. Industries, Inc. and sold by Toys "R" Us, Inc.), watching television and playing with a butane lighter. He was allegedly wearing a flannel shirt (manufactured by Grace International Apparel, Inc. and sold by Bradlees Department Store) over a T-shirt (printed by the Company and sold by Bradlees Department Stores). In July of 1995, Bradlees Department Stores filed for Chapter 11 protection.

     The plaintiff seeks compensatory damages of $50 million against all defendants and punitive damages of $50 million against each defendant under various tort theories. The Company has tendered the defense of this suit to its insurance carrier, which is opposing the suit vigorously. The Company believes its coverage is sufficient in the event it is held liable for compensatory damages. While its coverage may not extend to punitive damages awards, the Company believes there are no grounds for such damages. Although it cannot predict with certainty the outcome of this suit, the Company believes its disposition should not result in a material adverse effect on the results of operations or the financial condition of the Company.

     The Company is subject to other legal proceedings in the ordinary course of business. While the outcome of lawsuits or other proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

     The table below sets forth certain information regarding the executive officers and directors of the Company:

              NAME                     AGE               POSITION
------------------------------------   --- -------------------------------------
Randall B. Hale.....................   34  Chairman of the Board and Director
J. Ford Taylor......................   40  President, Chief Executive Officer
                                           and Director
F. Clayton Chambers.................   37  Vice President, Chief Financial
                                           Officer,
                                             Treasurer, Secretary and Director
Alan B. Elenson.....................   47  President of Plymouth Mills Facility
                                           and Director
Robert C. Klein.....................   46  President -- Morning Sun Facility*
Laurence E. Crabb...................   44  President -- Premier Facility*
R. Wayne Hatcher....................   47  President -- CC Creations and Red Oak
                                           Facility
Samuel T. McKnight..................   52  President -- Blank Distribution
                                           Division
Deborah S. Williams.................   38  President -- Velva Sheen Facility
Nolan Lehmann.......................   53  Director
Michael S. Chadwick.................   45  Director

------------

* Will take office upon closing of the Acquisitions.

     RANDALL B. HALE. Mr. Hale has been a director and chairman of the board of the Company or its predecessors since 1992. He has served as a vice president of Equus and Equus Capital Management Company ("Equus Capital") since 1992 and a director of Equus Capital since 1996. From 1985 to 1992, he was employed by Andersen Worldwide. Mr. Hale is a director of American Residential Services, Inc. and is also a director of numerous privately-owned companies. Mr. Hale is a certified public accountant.

     J. FORD TAYLOR. Mr. Taylor has been a president, chief executive officer and a director of the Company or its predecessors since 1996. He was president of the decorated sportswear operations from 1995 until 1996 and vice president -- operations of the decorated sportswear operations from 1993 until 1995. Mr. Taylor served as president of the CC Creations and Red Oak facility in College Station, Texas from 1990 to 1993. He founded CC Creations in 1982 which he owned and operated before its acquisition by the Company.

     F. CLAYTON CHAMBERS. Mr. Chambers has been a director of the Company or its predecessors since 1989. He has served as vice president, chief financial officer, treasurer and secretary of the Company since January 1995, and previously served as a consultant to the Company beginning in May 1994. Mr. Chambers was a principal in the firm of Chadwick, Chambers & Associates, Inc., an investment and merchant banking firm located in Houston, Texas, from 1988 until 1994. He was employed by Lovett Mitchell Webb & Garrison, an investment banking firm, from 1986 until 1987.

     ALAN B. ELENSON. Mr. Elenson has been a director of the Company or its predecessors since 1996. He founded Plymouth in 1975 and owned and operated Plymouth before its acquisition by the Company in August 1996. Mr. Elenson is president of the Company's Plymouth Mills operations.

     ROBERT C. KLEIN. Mr. Klein has been president of the Morning Sun facility since 1993. He served as president and chief executive officer of Morning Sun before its acquisition by the Company. From 1978 until 1993, Mr. Klein served in a variety of positions within manufacturing, merchandising and sales at Jantzen, Inc., a division of VF Corp., and was vice president of womenswear before he left Jantzen to join Morning Sun.

     LAURENCE E. CRABB. Mr. Crabb has been president of the Premier facility since 1997. He founded Premier in 1986 and owned and operated Premier before its acquisition by the Company. Mr. Crabb was employed by Jansport from 1982 until 1986, where he had expanded responsibilities for merchandising and sourcing production throughout Asia, with an emphasis in China. He was employed by Levi Strauss and Company from 1977 until 1982, where he was responsible for sourcing production throughout Asia.

     R. WAYNE HATCHER. Mr. Hatcher has been president of the CC Creations and Red Oak facility since 1996. From 1985 to 1995, he served in a managerial position with the Company and in 1995 was promoted to vice-president -- operations of the CC Creations and Red Oak facility. Mr. Hatcher was employed by Robinson Company, a screen printer, from 1981 to 1985 and by a retail sporting goods and wholesale sportswear store, Purvis Sportswear, from 1972 to 1981.

     SAMUEL T. MCKNIGHT. Mr. McKnight has been president of the Blank Distribution Division since 1974. He founded Gulf Coast Sportswear, the predecessor of the Company, in 1974. From 1972 to 1974 Mr. McKnight served as president of M & M Designs, a shirt printing company.

     DEBORAH S. WILLIAMS. Ms. Williams has been president of the Velva Sheen facility since 1996. She served as vice president of purchasing from 1994 until 1996. From 1990 to 1994 Ms. Williams served as director of purchasing of Velva Sheen and from 1982 to 1990 was a buyer at Velva Sheen.

     NOLAN LEHMANN. Mr. Lehmann has been a director of the Company or its predecessors since 1989. He has served as a director and president of Equus Capital since 1980, and as a director and president of Equus since inception. Before joining Equus Capital, Mr. Lehmann served in a number of executive management positions with Service Corporation International from 1973 to 1980. Mr. Lehmann is also a director of Allied Waste Industries, Inc., American Residential Services, Inc., Drypers Corporation and Garden Ridge Corporation. In addition, he serves as a director of several privately-owned companies. Mr. Lehmann is a certified public accountant.

     MICHAEL S. CHADWICK. Mr. Chadwick has been a director of the Company or its predecessors since 1989. He is a senior vice president and a managing director of the corporate finance department of Sanders Morris Mundy, a Houston-based financial services and investment banking firm. From 1988 to 1994, Mr. Chadwick served as president of Chadwick, Chambers & Associates, Inc., an investment and merchant banking firm located in Houston, Texas. Mr. Chadwick presently serves on the Board of Directors of Watermarc Food Management Company and Blue Dolphin Energy Company, publicly traded corporations, and Moody-Price, Inc., a privately-owned corporation.

EXECUTIVE COMPENSATION

     Set forth below is certain information concerning the compensation of the executive officers of the Company who have remained its executive officers following completion of the Sun Merger. Even though Sun Sportswear was the entity that survived the Sun Merger, no information with respect to the executive compensation of Sun Sportswear's executive officers has been included below because all of such executive officers resigned upon consummation of the Sun Merger and are no longer employed by the Company.

     SUMMARY COMPENSATION TABLE. The following table sets forth certain summary information concerning the compensation paid or accrued, during the fiscal years indicated, by the Company to its executive officers.

                                                                                         LONG-TERM
                                                                                       COMPENSATION -
                                                                                         SECURITIES
                                                                                         UNDERLYING
                                                   ANNUAL COMPENSATION                  STOCK OPTION
                                       --------------------------------------------        AWARDS
                                         YEAR       SALARY      BONUS     OTHER(1)        (SHARES)
                                       ---------  ----------  ----------  ---------   ----------------
J. Ford Taylor.......................       1996  $  180,769  $  160,000  $  23,750        127,301
                                            1995  $   92,311  $   55,000  $  31,667        --
                                            1994  $   75,000  $   55,000  $  31,667        --
F. Clayton Chambers..................       1996  $  135,100  $  135,000     --             24,930
                                            1995  $   95,308      --         --            --
                                            1994  $   28,000      --         --            --

------------

(1) Represents payments made to Mr. Taylor pursuant to non-competition covenants included in his employment agreement.

OPTION GRANTS

     The following table sets forth certain information with respect to stock options granted to executive officers during fiscal 1996. These stock options were granted under the Company's 1995 Incentive Stock Plan before the Sun Merger. All market values, numbers of shares underlying options and exercise prices have been adjusted to reflect the conversion and the reverse split in connection with the Sun Merger and the reincorporation, respectively.

                                                          INDIVIDUAL GRANTS
                                        -----------------------------------------------------     POTENTIAL REALIZABLE
                                                       PERCENT OF                                        VALUE
                                                         TOTAL                                     AT ASSUMED ANNUAL
                                         NUMBER OF      OPTIONS                                      RATES OF STOCK
                                        SECURITIES     GRANTED TO                                  PRICE APPRECIATION
                                        UNDERLYING     EMPLOYEES     EXERCISE                      FOR OPTION TERM(1)
                                          OPTIONS      IN FISCAL       PRICE      EXPIRATION    ------------------------
                NAME                    GRANTED(#)        YEAR       ($/SHARE)       DATE           5%           10%
-------------------------------------   -----------    ----------    ---------    -----------   -----------  -----------
J. Ford Taylor.......................     113,736        49.9%         $1.98        3/27/06     $ 1,812,706  $ 3,019,824
                                           13,565         6.0%         $3.96        8/02/06     $   189,338  $   333,308
F. Clayton Chambers..................      11,373         5.0%         $1.98        3/27/06     $   181,261  $   301,966
                                           13,557         6.0%         $3.96        8/02/06     $   189,226  $   333,111

------------

(1) Potential values stated are the result of using the Commission's method of calculations of annually compounding 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods. Since the above options were granted prior to the establishment of a trading market in the underlying security, the exchange offering price in connection with the Sun Merger, or $11.00 per share, was utilized.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the unexercised options to purchase shares of common stock for each of the executive officers held by them at December 28, 1996. None of the executive officers exercised any stock options during fiscal 1996.

                                            NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                 OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 1996              DECEMBER 28, 1996(1)
                                        ----------------------------    ----------------------------
                NAME                    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    -------------    -----------    -------------
J. Ford Taylor.......................      89,389          37,912        $ 779,430       $ 341,966
F. Clayton Chambers..................      21,139           3,791        $ 163,831       $  34,195

------------

(1) Represents the difference between the price of the common stock set forth in the Sun Merger with the Company and any lesser exercise price.

COMPENSATION OF DIRECTORS

     Each non-employee board member receives an annual fee of $16,000 for his service on the board of directors and reimbursement of travel expenses incurred for attendance at meetings.

BRAZOS ANNUAL INCENTIVE COMPENSATION PLAN

     Effective December 30, 1995, Brazos, Inc., a wholly-owned subsidiary of the Company, implemented its Annual Incentive Compensation Plan (the "Incentive Plan"), which is a nonqualified compensation plan for its full-time employees that provides that a percentage of its annual net income after taxes be distributed among participating employees based on their annual base salaries.

     Before each fiscal year, the board of directors of Brazos, Inc. establishes a minimum income threshold (the "Threshold"). At the end of each fiscal year, after annual financial results have been finalized, a percentage of the Company's after-tax income, net of the Threshold, is distributed to each participating employee up to a maximum percentage of his or her annual base income.

     The Incentive Plan is administered by a committee consisting of Messrs. Hale, Chadwick and Lehmann, and is subject to amendment, modification or termination by the board of directors of Brazos, Inc. at any time in its sole discretion.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Taylor and Chambers that provide for current annual salaries of $250,000 and $150,000, respectively. The agreements expire on December 31, 1999. Mr. Taylor's agreement provides for minimum cash bonuses of $15,000, $17,500 and $20,000 for calendar years ending 1997, 1998 and 1999, respectively, and for additional discretionary bonuses. Mr. Chambers' agreement provides for minimum cash bonuses of $5,000, $7,500 and $10,000 for calendar years ending 1997, 1998 and 1999, respectively, and for additional discretionary bonuses. In addition, the agreements provide that upon termination of employment, the terminated officer will be prohibited from competing with the Company for a period of two years. The Company has also entered into employment agreements with Messrs. Elenson and McKnight, and will, in connection with the Acquisitions, enter into employment agreements with Messrs. Crabb and Klein, the chief executive officers of Premier and Morning Sun, respectively.

                             PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of the Company's common stock by (i) each person who will beneficially own more than five percent of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers as a group.

                                        NUMBER OF           PERCENT OF
                NAME                     SHARES                CLASS
-------------------------------------   ---------           -----------
Equus II Incorporated................   2,877,410(1)            56.3%
  2929 Allen Parkway, Suite 2500
  Houston, Texas 77019
Allied Investment Corporation........     342,938                7.8%
Allied Investment Corporation II
  1666 K Street, N.W., Suite 901
  Washington, D.C. 20006
Bank of America NW, N.A., d/b/a
Seafirst Bank........................     307,552                7.0%
  820 A Street, Suite 250
  P.O. Box 1493
  Tacoma, Washington 98401
George Warny.........................     266,678(2)             6.0%
  215 Flag Lake Drive
  Clute, Texas 77531
Samuel T. McKnight...................     225,039(3)             5.1%
  215 Flag Lake Drive
  Clute, Texas 77531
Alan B. Elenson......................     232,575(4)             5.0%
  330 Tompkins Avenue
  Staten Island, New York 10304
J. Ford Taylor.......................     225,215(5)             5.0%
  3860 Virginia Avenue
  Cincinnati, Ohio 45227
F. Clayton Chambers..................     251,112(6)             5.7%
  3860 Virginia Avenue
  Cincinnati, Ohio 45227
Michael S. Chadwick..................     252,954(7)             5.7%
  3100 Texas Commerce Tower
  Houston, Texas 77002
Randall B. Hale......................   2,892,573(8)(9)         56.4%
  2929 Allen Parkway, Suite 2500
  Houston, Texas 77019
Nolan Lehmann........................   2,886,887(10)(8)        56.4%
  2929 Allen Parkway, Suite 2500
  Houston, Texas 77019
All directors and executive officers
  as a group (six persons)...........   3,863,908(10)           69.1%

------------

 (1) Includes 170,839 shares which may be acquired upon exercise of warrants and 546,263 shares issuable upon conversion of preferred stock.

 (2) Includes 6,824 shares which may be acquired upon exercise of warrants and 36,999 shares issuable upon conversion of preferred stock. Includes 106,116 shares as to which Mr. Warny serves as trustee and as to which Mr. Warny disclaims beneficial ownership. Excludes 90,990 shares held by trusts for the benefit of Mr. Warny's children and for which Mr. McKnight serves as trustee and as to which Mr. Warny disclaims beneficial ownership.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (3) Includes 32,437 shares issuable upon conversion of preferred stock and includes 90,990 shares to which Mr. McKnight serves as trustee and as to which Mr. McKnight disclaims beneficial ownership. Excludes 106,116 shares held by trusts for the benefit of Mr. McKnight's children and for which Mr. Warny serves as trustee and as to which Mr. McKnight disclaims beneficial ownership.

 (4) Includes 232,575 shares that may be acquired upon exercise of warrants and options. Includes 226,896 shares held jointly with, or separately by, Joann Elenson, Mr. Elenson's spouse.

 (5) Includes 96,213 shares that may be acquired upon exercise of warrants and options and 29,908 shares issuable upon conversion of preferred stock. Includes 120,700 shares held jointly by Sandra Taylor, Mr. Taylor's spouse.

 (6) Includes 27,963 shares that may be acquired upon exercise of warrants and options and 21,752 shares issuable upon conversion of preferred stock of which 5,041 shares and 2,390 shares upon conversion are held in trust for Mr. Chambers' children. Mr. Chambers disclaims beneficial ownership of such shares.

 (7) Includes 22,367 shares that may be acquired upon exercise of warrants and options and 24,144 shares issuable upon conversion of preferred stock.

 (8) Includes 2,877,409 shares beneficially owned by Equus; each holder disclaims beneficial ownership of such shares.

 (9) Includes 15,164 shares that may be acquired upon exercise of options.

(10) Includes 9,478 shares that may be acquired upon exercise of options.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     In August 1996, Brazos, Inc. entered into a financial advisory agreement with Sanders Morris Mundy ("SMM") in connection with the Sun Merger. Mr. Chadwick is a senior vice president and a managing director of SMM and has been a director of the Company or its predecessors since 1989. The agreement provided for a success fee of approximately $160,000 based on the transaction price of the Sun Merger in addition to $100,000 previously paid in financial advisory fees.

      In April 1997, the Company entered into a financial advisory agreement with SMM pursuant to which SMM has agreed to provide certain financial advisory services to the Company. The agreement provides for payments to SMM in the amount of $10,000 per month, for a period of 12 months, but the Company has the right to terminate the agreement after the cumulative payment to SMM of $60,000. SMM is also entitled to a lump sum success fee of $50,000 in connection with the Morning Sun Acquisition. In connection with the Note Offering, SMM received an amount equal to the product of 0.25% multiplied by the gross proceeds of the Note Offering. SMM has agreed, however, to forego the $50,000 contingent lump sum success fee payable by the Company in connection with the Morning Sun Acquisition.

     Pursuant to an asset purchase agreement consummated in August 1996, the Company acquired substantially all of the assets of Plymouth for approximately $36 million. Upon consummation of the acquisition, Mr. Elenson, the controlling shareholder of Plymouth, became a director of the Company. As part of the purchase price for the acquisition of Plymouth's assets, the Company agreed to pay certain contingent consideration of $8.2 million, including $2.95 million aggregate principal amount of junior subordinated debentures maturing March 1999 and cash payments of $2.3 million (paid in October 1996) and $2.95 million (which was paid upon consummation of the Note Offering). The Company also issued to Plymouth junior subordinated debentures in the principal amounts of $3.0 million and $4.5 million that provide for periodic interest payments and that mature in December 1997 and December 2003, respectively. Upon consummation of the Sun Merger, the $3.0 million junior subordinated debenture was repaid in full. Upon consummation of the Note Offering, the $2.95 million junior subordinated debenture, the $2.95 million contingent payment amount and the $4.5 million debenture was repaid in full.

      To finance the acquisition of the Plymouth assets, Brazos, Inc. issued 2,500,000 shares of its preferred stock and the Company issued warrants to purchase 66,511 shares of Company common stock, at an exercise price of $.01 per share, for aggregate consideration of $2,500,000. The Brazos, Inc. preferred stock has been converted into the same number of shares of the Company's Series B-2 Preferred Stock (the "Series B-2 Preferred Stock"). The warrants were exercised prior to the Sun Merger. Equus purchased 1,200,000 shares of Series B-2 Preferred Stock and a warrant to purchase 242,077 shares of Company common stock at a purchase price of $1.2 million. Equus II also received warrants to purchase 30,261 shares of Company common stock at an exercise price of $4.62 per share.

     In connection with the Plymouth acquisition, SMM received warrants to purchase 20,168 shares of Company common stock at an exercise price of $4.62 per share. Of these warrants, 6,065 were assigned by SMM to Mr. Chadwick. Mr. Chadwick purchased 100,000 shares of Series B-2 Preferred Stock and a warrant to purchase 20,173 shares of Company common stock at a purchase price of $100,000. Mr. Taylor (together with his spouse) and each of Messrs. Warny and McKnight purchased 75,000 shares of Series B-2 Preferred Stock and a warrant to purchase 15,128 shares of Company common stock at a purchase price of $75,000 (with the warrant purchased by Mr. McKnight issued in the name of a trust for the benefit of his children). Mr. Chambers purchased 50,000 shares of Series B-2 Preferred Stock and a warrant to purchase 10,084 shares of Company common stock at a purchase price of $50,000. In addition, Mr. Chambers, as trustee for two trusts created for the benefit of his two children, purchased 25,000 shares of Series B-2 Preferred Stock and a warrant to purchase 5,042 shares of Company common stock at a purchase price of $25,000.

     In connection with the Plymouth acquisition, the following subordinated debt of Brazos, Inc. was converted into shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock"): Equus converted subordinated notes in the amount of $3,350,000 and $178,500 into 3,528,500 shares; each of Messrs. Warny and McKnight converted subordinated notes in the amount of $234,392 and $29,750 into 264,142 shares; Mr. Chadwick converted subordinated notes in the amount of $75,000 and $29,750 into 104,750 shares; Mr. Chambers converted subordinated notes in the amount of $75,000 and $29,750 into 104,750 shares; and J. Ford and Sandra Taylor converted a note in the amount of $190,000 into 190,000 shares. All of these shares were subsequently exchanged for the same number of shares of the Company's Series B-1 Preferred Stock (the "Series B-1 Preferred Stock") pursuant to the Sun Merger.

      In connection with the Sun Merger, the Company issued 2,000,000 shares of the Company's Series B-3 Preferred Stock (the "Series B-3 Preferred Stock") and warrants to purchase 36,000 shares of Company common stock, at an exercise price of $50.00 per share, for aggregate consideration of $2,000,000. The warrants were converted into warrants to purchase 272,968 shares of Company common stock at an exercise price of $6.59 per share in connection with the Sun Merger. Equus purchased 1,030,000 shares of Series B-3 Preferred Stock and a warrant to purchase 140,578 shares of Company common stock at a purchase price of approximately $1.0 million. Mr. Taylor (together with his spouse) and each of Messrs. Chadwick, Chambers and Warny purchased 50,000 shares of Series B-3 Preferred Stock and a warrant to purchase 6,824 shares of Company common stock at a price of $50,000.

     Brazos, Inc. leases a 88,625 square foot office and production facility in College Station, Texas, from a partnership whose owners include corporations in which Equus and Messrs. Taylor, Chambers, Chadwick, McKnight and Warny have an ownership interest. The two leases are for a ten-year term expiring 2002 and provide for aggregate monthly lease payments of $18,500.

     Management is of the opinion that all the transactions described were on terms at least as favorable as could have been obtained from unaffiliated third parties.

                         DESCRIPTION OF PREFERRED STOCK

     The Company's board of directors has the authority to issue 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series, without any further vote or action by the stockholders.

     The Company's board of directors has designated the rights and preferences for the three series of preferred stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock with authorized shares of 8,000,000, 4,000,000 and 3,500,000, respectively. As of March 31,
1997, there were 4,688,640, 2,630,332 and 2,007,447 shares issued and outstanding of Series B-1, Series B-2 and Series B-3 Preferred Stock, respectively. A brief summary of the designations, preferences, rights and limitations of each of the three series of Preferred Stock is set forth below.

     The Company, the holders of a majority of the Company's common stock and the holders of the preferred stock have agreed to amend the terms of the preferred stock to extend the mandatory redemption date to the earlier to occur of (i) December 31, 2008 or (ii) the occurrence of a Sale. For this purpose, a "Sale" is defined to include: (i) the sale, transfer, lease or conveyance of all or substantially all of the properties and assets of the Company or of the issued and outstanding voting securities of the Company; or (ii) the merger or consolidation of the Company with or into any other corporation or entity in which the Company is not the sole surviving corporation, other than a merger or consolidation in which the holders of shares of common stock of the Company immediately preceding the consolidation or merger receive, directly or indirectly, (a) 50% or more of the common stock of the sole surviving or continuing corporation outstanding immediately following the consummation of such merger or consolidation and (b) securities representing 50% or more of the combined voting power of the voting stock of the sole surviving or continuing corporation outstanding immediately following the consummation of such merger or consolidation.

     SERIES B-1 PREFERRED STOCK. Holders of the Company's Series B-1 Preferred Stock (the "Series B-1 Preferred Stock") are entitled to receive cumulative dividends of $.08 per share per annum, payable quarterly on the last day of March, June, September and December of each year. Except with accrued and unpaid dividends payable on redemption or conversion of the Series B-1 Preferred Stock, the dividends are payable by the issuance of additional shares of Series B-1 Preferred Stock based on the $1.00 per share liquidation value. The Series B-1 Preferred Stock is convertible at the option of the holders at a price of $11.00 per share, at any time, subject to certain adjustments.

     SERIES B-2 PREFERRED STOCK. The preferences, rights and limitations associated with the Company's Series B-2 Preferred Stock are identical to those in respect of the Series B-1 Preferred Stock, except the Series B-2 Preferred Stock is entitled to (i) voting rights similar to holders of common stock based on the number of shares of common stock into which the Series B-2 Preferred Stock could then be converted and (ii) a liquidation preference of $1.00 per share, plus the amount of any accrued but unpaid dividends on such share, with such preference being paid before any payments in respect of the Series B-1 Preferred Stock and any Junior Stock (as defined in the Company's certificate of incorporation). In addition, the Company may not redeem the Series B-2 Preferred Stock at the $1.00 per share redemption price if any shares of Series B-3 Preferred Stock are then outstanding. The Company and the other holders of Series B-2 Preferred Stock also have a right of first refusal to purchase all (but not less than all) of the shares of Series B-2 Preferred Stock desired to be transferred by any holder of such shares at the third party offering price.

     SERIES B-3 PREFERRED STOCK. The preferences, rights and limitations associated with the Company's Series B-3 Preferred Stock are identical to those in respect of the Series B-1 Preferred Stock, except the Series B-3 Preferred Stock is entitled to a liquidation preference of $1.00 per share, plus the amount of any accrued but unpaid dividends on such share, with such preference being paid prior to any payments in respect of the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Junior Stock. The Company and the other holders of Series B-3 Preferred Stock have a right of refusal similar to the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were sold by the Company on July 2, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain persons in transactions outside the United States in reliance on Regulation S under the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which requires, among other things, that on or before August 31, 1997, the Company (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Notes, (ii) use their best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the Holders of the Notes the opportunity to exchange their Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Exchange Offer is for any and all Notes, the number of Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Company anticipates that most holders of Notes will elect to exchange such Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     Holders of Notes do not have any appraisal or dissenter's rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
           , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under " -- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

     If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective the Shelf Registration Statement within the time periods set forth herein, liquidated damages will accrue and be payable on the Notes either temporarily or permanently. See "Description of Exchange Notes -- Registration Rights."

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON EXCHANGE NOTES

     The Exchange Notes will bear interest from July 2, 1997, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date to which interest on such Notes has been paid). Accordingly, holders of Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Notes at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually on each January 1 and July 1, commencing on January 1, 1998.

PROCEDURES FOR TENDERING

     Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading " -- Resale of Exchange Notes."

     The tender by a Holder and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at The Depository Trust Company ("DTC") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with DTC's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agents that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited),
(iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the

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name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under " -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (b) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see
" -- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association will act as Exchange Agent for the Exchange Offer.

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

By mail:

Norwest Bank Minnesota, National Association
P.O. Box 1517
Minneapolis, Minnesota 55480-1517
Attention: Corporate Trust Operations

By courier:

Norwest Bank Minnesota, National Association
Norwest Center
6th and Marquette Avenue
Minneapolis, Minnesota 55479-0069
Attention: Corporate Trust Operations

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
By hand delivery:

Norwest Bank Minnesota, National Association
Northstar East, 12th Floor
608 2nd Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Operations

By facsimile (eligible institutions only):

(612) 667-4927

For telephone inquiries:

(612) 667-9764

FEES AND EXPENSES

     The expenses of the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any Holder of such Exchange Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13,
1989) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction

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
should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for Exchange Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present

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
plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "IRC"), applicable Department of the Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the IRS will not take a contrary view, and no ruling from the Internal Revenue Service (the "IRS") has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Notes exchanged therefor.

     See also "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     On July 2, 1997, the Company entered into the Credit Facility. The Credit Facility provides for borrowings of up to $50.0 million, subject to a borrowing base calculated by reference to eligible accounts receivable and inventory and various reserves established from time to time by the lenders. Borrowings under the Credit Facility will bear interest at a rate per annum, at the Borrower's option, equal to (i) a prime rate plus 0.25% or (ii) LIBOR plus 2.00%. The Credit Facility is secured by accounts receivable and inventory of the Borrower and includes certain covenants applicable to the Borrower, including requirements that the Borrower comply with certain financial ratios including, but not limited to, covenants related to minimum tangible net worth, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. The Credit Facility has an initial term of three years and borrowings under the Credit Facility are guaranteed by the Company.

OTHER INDEBTEDNESS

     A portion of the consideration paid pursuant to the Premier Acquisition consisted of (i) a convertible subordinated note (the "Convertible Note") of the Company in the principal amount of $1.5 million and (ii) a subordinated "earnout" obligation (the "Earnout Obligation") of the Company in the principal amount of $4.0 million. The Convertible Note bears no interest, has a seven-year term and is convertible, at the holder's option, into 136,364 shares of the Company's common stock at any time prior to maturity. The Convertible Note has no principal payments and can only be converted by the holder into common stock at

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
or prior to maturity. The Earnout Obligation bears interest at 7.0% per annum and has a seven-year term with no principal payments for the first two years and equal quarterly principal payments of $200,000 for the last five years. In the event that Premier's future operating results do not meet specified performance criteria, the principal amount of the Earnout Obligation will be reduced.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued pursuant to an indenture (the "Indenture") among the Company, as issuer, the Subsidiary Guarantors and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the Exchange Notes include those set forth or referred to in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and prospective Holders of Exchange Notes are referred to the Indenture, the Trust Indenture Act and the documents referred to in the Indenture for a statement thereof. The following summary does not purport to be a complete description of the Exchange Notes, the Indenture or such documents and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes, the Indenture and such documents. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. As used in the following summary, the term "Company" means Brazos Sportswear, Inc. and does not include any subsidiary of Brazos Sportswear, Inc.

GENERAL

     The Exchange Notes will be (i) senior unsecured obligations of the Company,
(ii) unconditionally guaranteed by the Subsidiary Guarantors and (iii) limited to $100 million aggregate principal amount. The Exchange Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Exchange Notes will mature on July 1, 2007 and bear interest at the rate per annum shown on the front cover hereof from the date they are originally issued under the Indenture or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually in cash in arrears on January 1 and July 1 of each year, commencing January 1, 1998, to the Persons in whose names the Exchange Notes (or any predecessor Exchange Notes) are registered at the close of business on the preceding December 15 or June 15, as the case may be (whether or not a business day). Interest on the Exchange Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, and premium, if any, interest and Liquidated Damages, if any, on, the Exchange Notes will be payable (i) in same-day funds on or prior to the payment dates with respect to those amounts in the case of Exchange Notes held of record by DTC or its nominee and (ii) at the office of the Trustee in New York, New York, in the case of Exchange Notes held of record by Holders other than DTC or its nominee, and the Exchange Notes may be surrendered for registration of transfer or exchange at the office of the Trustee in New York, New York. The Company may, at its option, pay interest on Exchange Notes held of record by Holders other than DTC or its nominee by check mailed to the addresses of the Persons entitled thereto as they appear in the Note Register on the Regular Record Date for that interest.

     No service charge will be made for any registration of transfer, exchange or redemption of the Exchange Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. Neither the Trustee nor the Company is required (i) to issue, register the transfer of or exchange any Exchange Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of that mailing or (ii) to register the transfer of or exchange any Exchange Notes selected for redemption in whole or in part, except the unredeemed portion of Exchange Notes being redeemed in part.

CERTAIN DEFINITIONS

     "ACCOUNTS RECEIVABLE" has the meaning specified for the term "accounts" in Section 9-106 of the UCC.

     "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, Indebtedness of any other Person (i) existing at the time that other Person merges or consolidates with the specified Person or becomes a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into the specified Person or becoming a Restricted Subsidiary of the specified Person or (ii) assumed by the specified Person in connection with an acquisition of properties or assets from that other Person. A specified Person will be deemed to incur Indebtedness constituting its Acquired Indebtedness on the date (i) the obligor respecting that Indebtedness merges or consolidates with the specified Person, (ii) the obligor of that Indebtedness becomes a Restricted Subsidiary of that specified Person or (iii) the specified Person assumes that Indebtedness.

     "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition: (i) "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing;
and (ii) beneficial ownership at any time of 10% or more of the outstanding voting common equity of a Person (including voting common equity subject to being acquired pursuant to the exercise of options, warrants or other rights exercisable within 60 days of that time) will be deemed to constitute control of that Person at that time.

     "ASSET SALE" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition (including, without limitation, by means of a Sale/Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer") to any Person other than the Company or any Wholly Owned Restricted Subsidiary other than Brazos Sportswear Japan KK, directly or indirectly, in one transaction or a series of related transactions, of (i) any Capital Stock, other than Junior Preferred Stock, of any Restricted Subsidiary held by the Company or any other Restricted Subsidiary, (ii) any unissued Capital Stock, other than Junior Preferred Stock, of any Restricted Subsidiary or (iii) any other properties or assets of the Company or any Restricted Subsidiary. Notwithstanding the preceding sentence, the following does not constitute "Asset Sales": (i) transfers of cash, Cash Equivalents, Accounts Receivable (including the sale of Accounts Receivable without recourse to the Company or any Restricted Subsidiary pursuant to a bona fide factoring arrangement with a Person not an Affiliate of the Company), inventories or other properties or assets in the ordinary course of business and issuances of Qualified Capital Stock of the Company; (ii) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the covenant described under "-- Merger, Consolidation and Sale of Assets" above; (iii) any transfer of properties or assets if permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" above; (iv) transfers of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (a) no longer used or (b) no longer useful in the business of the Company and the Restricted Subsidiaries; and (v) any transfer that, but for this clause (v), would be an Asset Sale, if after giving effect to the transfer, the aggregate fair market value of the properties or assets subject to that transfer and all related transfers so designated by the Company does not exceed $500,000.

     "ATTRIBUTABLE INDEBTEDNESS" means, with respect to any particular lease under which any Person is at the time liable, whether or not accounted for as a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the present value of the total net amount of lease payments required to be paid by that Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to the date of determination at a rate per annum equal to the discount rate that would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. As used in the preceding sentence, the "net amount of lease payments" under any lease for any period means the sum of lease, rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by the lessee on account of maintenance and repairs, insurance, and taxes, assessments or similar charges. If a lessee under any lease may terminate that lease by paying a penalty, the "net amount of lease payments" under that lease will include the amount of that penalty, but will exclude all lease payments after the first date on which that lease may be so terminated.

     "AVERAGE LIFE" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of that Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "BANKRUPTCY CODE" means Title 11 of the United States Code or any similar or successor federal law in effect from time to time for the relief of debtors.

     "CAPITALIZED LEASE OBLIGATION" means, with respect to any Person, any obligation of that Person to pay lease payments, rent or other amounts under a lease of (or other similar agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of the Indenture, the amount of that obligation at any date will be the capitalized amount thereof at that date, as determined in accordance with GAAP.

     "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participation, rights or other equivalents in the equity interests (however designated) in that Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable or exchangeable for or convertible into such an equity interest in that Person.

     "CASH EQUIVALENTS" means: (i) marketable obligations with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof; (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of (a) Southwest Bank of Texas, N.A., (b) any financial institution that is a member of the Federal Reserve System and has combined capital and surplus and undivided profits of not less than $500 million or any commercial bank that is organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development and has total assets in excess of U.S. $500 million or its equivalent in another currency or (c) any financial institution the deposits with which are insured by the United States of America or any agency or instrumentality thereof, provided that the amount of deposits, certificates of deposit or acceptances pursuant to this clause (ii)(c) with any one institution does not exceed the insured amount with that institution; (iii) commercial paper
(a) maturing no more than 180 days from the date of creation thereof issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and (b) rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above. For purposes of this definition, the maturity of a security will be determined when it is acquired by the Company or a Restricted Subsidiary.

     "CHANGE OF CONTROL" means the occurrence of any event or series of events (whether or not otherwise in compliance with the provisions of the Indenture) by which: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Principals) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the total Voting Stock of the Company; (ii) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction pursuant to which (a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of the total voting power of the total Voting Stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, not less than a majority of the voting power of the total Voting Stock of the surviving or resulting Person immediately after such transaction; (iii) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person or group of Persons that are Affiliates of each other (in this clause (iii), the "transferee") (other than the Company or a Wholly Owned Restricted Subsidiary), other than any such transaction pursuant to which (a) the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety are exchanged for Voting Stock of the transferee and (b) the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of the total voting power of the total Voting Stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, not less than a majority of the total voting power of the Voting Stock of the transferee; (iv) during any consecutive two-year period (which period need not be calendar years), individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (v) any plan or proposal for liquidation or dissolution of the Company is approved by the vote or other consent of the holders of Capital Stock of the Company that is required by applicable law to effect that plan or proposal.

     "COMMON STOCK" of any Person means Capital Stock of that Person that does not rank prior, as to the payment of dividends or the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of that Person, to shares of Capital Stock of any other class of that Person.

     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any period of four consecutive fiscal quarters of the Company (each such period of four consecutive fiscal quarters, a "computation period"), the ratio of (i) the sum of Consolidated Net Income, Consolidated Fixed Charges, Consolidated Income Tax Expense and Consolidated Non-cash Charges of the Company and the Restricted Subsidiaries, on a consolidated basis for that computation period, all determined in accordance with GAAP, to (ii) Consolidated Fixed Charges for that computation period. For purposes of this computation, acquisitions or dispositions that have been made by the Company or any Restricted Subsidiary, including through mergers or consolidations and including any related financing transactions, during the computation period or subsequent to the computation period but on or prior to the date of computation will be deemed to have occurred on the first day of the computation period and will give pro forma effect to such acquisitions or dispositions and any related financing transactions with appropriate adjustments to the computation of Consolidated Net Income, Consolidated Fixed Charges, Consolidated Income Tax Expense and Consolidated Non-cash Charges. In each computation of the Consolidated Fixed Charge Coverage Ratio, the computation will be made as of the date Indebtedness (other than Permitted Indebtedness) is proposed to be incurred or Disqualified Preferred Stock is proposed to be issued (the "determination date") for the then most recent computation period for which consolidated financial statements are then available (the "current period") on a pro forma basis assuming that
(i) the Indebtedness to be incurred or the Disqualified Capital Stock to be issued (and all other Indebtedness incurred or Disqualified Capital Stock issued after the first day of the current period through and including the determination date), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Disqualified Capital Stock), including to refinance other Indebtedness, had been incurred, issued or applied, as the case may be, on the first day of the current period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on the first day of the current period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (ii) any acquisition or disposition by the Company or any Restricted Subsidiary of

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any properties or assets outside the ordinary course of business and any related financing transactions, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary, in either case since the first day of the current period through and including the determination date, had been consummated on the first day of the current period. The Consolidated Fixed Charges representing interest on Indebtedness outstanding on any determination date and assumed in accordance with the preceding sentence to have been outstanding throughout the then current period will be computed as follows: (i) if that Indebtedness bears interest only at a floating rate, that floating rate as of the determination date will be assumed to have been in effect throughout that current period; (ii) if that Indebtedness bears interest, at the option of the primary obligor, at either a floating rate or, for one or more periods of varying durations, fixed rates, either that floating rate or, at the option of the Company, that fixed rate for the longest period available to the primary obligor, in each case as of the determination date, will be assumed to have been in effect throughout that current period; (iii) if that Indebtedness is incurred under a revolving credit facility, the principal amount of that Indebtedness assumed to have been outstanding throughout that current period will be the lesser of (a) the average daily outstanding principal balance of that Indebtedness during that current period or such shorter period as amounts have been available to be borrowed or reborrowed under that facility or
(b) the total revolving credit commitment under that facility as of the determination date; and (iv) if (a) that Indebtedness bears interest at a floating rate, (b) that floating rate is used pursuant to clause (i) or (ii) of this sentence to determine the Consolidated Fixed Charges attributable to that Indebtedness and (c) that interest is covered by agreements relating to Interest Rate Protection Obligations, that interest, to the extent so covered, will be assumed to have accrued at the rate per annum resulting after giving effect to the operation of those agreements.

     "CONSOLIDATED FIXED CHARGES" means, for any period, without duplication,
(i) the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for that period as determined on a consolidated basis in accordance with GAAP, including, without limitation, any amortization of debt discount, the net cost under Interest Rate Protection Obligations (including any amortization of discounts), the interest portion of any deferred payment obligation constituting Indebtedness, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and all accrued interest, in each case to the extent attributable to that period, (b) if any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary during that period, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during that period attributable to any such Indebtedness, in each case to the extent required by GAAP to be recognized during that period as an expense of the Company or any Restricted Subsidiary, (c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during that period, and (d) the aggregate amount of dividends (except dividends paid or payable in additional shares of Qualified Capital Stock) paid (to the extent not accrued in a prior period) or accrued on Preferred Stock or Disqualified Capital Stock of the Company and the Restricted Subsidiaries, to the extent such Preferred Stock or Disqualified Capital Stock is owned by Persons other than the Company or any Restricted Subsidiary, less (ii), to the extent included in clause (i) above, amortization during that period of (a) capitalized debt issuance costs of the Company and the Restricted Subsidiaries and (b) original issue discount on the Premier Convertible Note.

     "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and the Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

     "CONSOLIDATED NET INCOME" means, for any period, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined in accordance with GAAP, as adjusted by excluding (i) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) and after-tax (A) non-recurring pooling-of-interests or acquisition related costs, income and expenses and (B) non-cash non-recurring income and expenses, in each case to the extent included in consolidated net income (or loss) for that period, (ii) net after-tax gains or losses (less all fees and expenses

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relating thereto) attributable to Asset Sales, (iii) net income (or net loss) of any Person (other than the Company or any Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash or property by such other Person during that period (regardless of whether such dividends or distributions are attributable to net income (or net loss) of such Person during that period or during any prior period), (iv) net income (or net loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, and (v) net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary of its net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement or instrument (other than the Working Capital Agreement), judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders. For purposes of clause (iii) above, the amount of any distribution of property will be equal to the fair market value of that property as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

     "CONSOLIDATED NET WORTH" means, at any date, the consolidated stockholders' equity of the Company less (without duplication) the amount of that stockholders' equity attributable to Disqualified Capital Stock or treasury stock of the Company and the Restricted Subsidiaries, as determined in accordance with GAAP.

     "CONSOLIDATED NON-CASH CHARGES" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries that are deducted in computing Consolidated Net Income for that period, all determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge in the ordinary course of business for which an accrual of or reserve for cash charges for any future period is required).

     "CURRENCY HEDGE OBLIGATIONS" means, at any time as to any Person, the obligations of that Person at that time incurred by it in the ordinary course of its business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage the exposure of that Person or any of its Subsidiaries to fluctuations in foreign currency exchange rates.

     "DEFAULT" means any event, act or condition that, after notice or passage of time or both, would become an Event of Default.

     "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to that transaction or series of transactions.

     "DISQUALIFIED CAPITAL STOCK" of any specified Person means any Capital Stock of the specified Person that, either by its terms, by the terms of any security into which it is convertible or for which it is exchangeable or by contract or otherwise is, or on the happening of an event or passage of time or both would be, (i) required to be redeemed or repurchased (whether mandatorily or at the option of the holder thereof), other than a redemption or repurchase effected solely through the issuance of Qualified Capital Stock of the specified Person, by the specified Person or any of its Subsidiaries or by the Company or any Restricted Subsidiary prior to the final Stated Maturity of the Exchange Notes or (ii) convertible into or exchangeable for any Indebtedness of the specified Person or any of its Subsidiaries or of the Company or any Restricted Subsidiary that has any Stated Maturity prior to the final Stated Maturity of the Exchange Notes.

     "EVENT OF DEFAULT" has the meaning set forth under the caption " -- Events of Default" above.

     "EXCHANGE NOTES" means the 10 1/2% Senior Notes due 2007 issued pursuant to the Exchange Offer.

     "EXISTING PREFERRED STOCK" means the Series B-1, Series B-2 and Series B-3 Preferred Stock of the Company issued and outstanding on the Issue Date in an amount not to exceed the sum of (a) the aggregate

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liquidation amount of the Series B-1, Series B-2 and Series B-3 Preferred Stock
of the Company outstanding on the Issue Date and (b) the aggregate liquidation amount of additional Series B-1, Series B-2 and Series B-3 Preferred Stock issued in lieu of the payment of cash dividends thereon, PROVIDED that the rate at which dividends accrue shall not exceed the rate accruing thereon on the Issue Date.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) the statements and pronouncements of the Financial Accounting Standards Board or (iii) such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America.

     "GUARANTEE" or "GUARANTEE" means, as applied to any Indebtedness, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of that Indebtedness and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of that Indebtedness, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" has a corresponding meaning.

     "HOLDER" means a Person in whose name an Exchange Note is registered in the Note Register.

     "INDEBTEDNESS" means, with respect to any Person, without duplication,
(i) all liabilities of that Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business of that Person) and all liabilities of that Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of that Person, or any warrants, rights or options to acquire that Capital Stock, outstanding on the Issue Date or thereafter, or any obligations arising out of the sale of Accounts Receivable of that Person if, and to the extent, any of the foregoing would appear as a liability on a balance sheet of that Person prepared in accordance with GAAP,
(ii) all obligations of that Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability on a balance sheet of that Person prepared in accordance with GAAP, (iii) all obligations of that Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by that Person (even if the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property), (iv) the Attributable Indebtedness of any Capitalized Lease Obligation of that Person, (v) all obligations of the types described in the preceding clauses and all dividends, the payment of which is secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by that Person, even though that Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured), (vi) all Guarantees by that Person of obligations of the types referred to in clauses (i) through
(v) of this definition, and (vii) the net amount of obligations of that Person under or in respect of each agreement evidencing Currency Hedge Obligations and Interest Rate Protection Obligations.

     "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is disinterested and independent with respect to the Company and its Affiliates and, in the reasonable judgment of the Board of Directors, is qualified to perform the task for which it has been engaged.

     "INTEREST PAYMENT DATE" means the Stated Maturity of an installment of interest on the Exchange Notes.

     "INTEREST RATE PROTECTION OBLIGATIONS" means, with respect to any specified Person, the obligations of the specified Person pursuant to any arrangement with any other Person whereby, directly or indirectly, the

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specified Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by the specified Person calculated by applying a fixed or a floating rate of interest on the same notional amount and includes, without limitation, interest rate swaps, caps, floors, collars and other similar agreements or arrangements designed to protect against or manage the exposure of the specified Person or any of its Subsidiaries to fluctuations in interest rates.

     "INVENTORY" has the meaning specified in Section 9-109(4) of the UCC.

     "INVESTMENT" means, with respect to any specified Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by the specified Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by the specified Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. If the Company designates a Restricted Subsidiary as an Unrestricted Subsidiary, the Company will be deemed to make at the effective time of that designation an "Investment" in that Unrestricted Subsidiary in the amount equal to the then fair market value of that Unrestricted Subsidiary's net assets. The following are not "Investments": (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business; (ii) Interest Rate Protection Obligations and Currency Hedge Obligations, but only to the extent that the same constitute Permitted Indebtedness; and (iii) endorsements of negotiable instruments and documents in the ordinary course of business.

     "ISSUE DATE" means the date the Exchange Notes are initially issued, or July 2, 1997.

     "JUNIOR PREFERRED STOCK" means, with respect to any specified Person, Preferred Stock of the specified Person (i) that (a) is issued after the Issue Date as part of the purchase price to acquire assets or Capital Stock of another Person, (b) is Qualified Capital Stock, (c) is expressly subordinated as to payment to any Subsidiary Guarantee of the specified Person, (d) has no voting rights except as otherwise provided by law or generally with respect to any amendment of the instrument pursuant to which such Preferred Stock was issued that would adversely alter the powers, preferences and rights associated with such Preferred Stock and (e) if the Preferred Stock is issued by a Subsidiary of the Company, the Preferred Stock is exchangeable at the option of the Company into Qualified Capital Stock of the Company, and (ii) dividends, if any, on which are payable solely in kind by the issuance of additional shares of Preferred Stock meeting the requirements of subclauses (i)(b) through (i)(e) of this definition.

     "LIEN" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person will be deemed to own subject to a Lien any property that the Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "MATURITY" means, with respect to any Exchange Note, the date on which any principal of that Exchange Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to that principal or on redemption, repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, by declaration of acceleration or otherwise.

     "MOODY'S" means Moody's Investors Service, Inc. and its successors.

     "NET AVAILABLE PROCEEDS" means, with respect to any Asset Sale, the proceeds therefrom in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banking firms) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be

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paid to any Person (other than the Company or any Restricted Subsidiary) (a)
owning a beneficial interest in the properties or assets subject to the Asset Sale, (b) having a Lien on such properties or assets or (c) requiring such payment as a condition to providing any consent necessary to consummate the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with that Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after that Asset Sale, including, without limitation, pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with that Asset Sale, all as reflected in an Officers' Certificate; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of those reserves will constitute Net Available Proceeds.

     "NET CASH PROCEEDS" means, with respect to any issuance or sale of Qualified Capital Stock or other securities, the cash proceeds of that issuance or sale net of the fees of attorneys and accountants, fees, discounts or commissions of underwriters and placement agents and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "NON-RECOURSE PURCHASE MONEY INDEBTEDNESS" means only Indebtedness of the Company or any Restricted Subsidiary that is incurred to finance the purchase of any assets of the Company or any Restricted Subsidiary within 90 days of such purchase, as long as (i) the amount of that Indebtedness does not exceed 100% of the purchase cost of such assets as initially recorded in the "property, plant and equipment" account on a balance sheet of the Company or that Restricted Subsidiary, as the case may be, in accordance with GAAP, (ii) that Indebtedness is non-recourse to the Company or any of its Restricted Subsidiaries and all their respective assets other than the assets so purchased and (iii) the purchase of such assets is not part of an acquisition of any Person.

     "NOTE REGISTER" means the register required by the Indenture to be maintained by or on behalf of the Company for the registration of the Exchange Notes and transfers of the Exchange Notes.

     "PAYMENT RESTRICTION" means, with respect to any Restricted Subsidiary, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) that Restricted Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (ii) the Company or any other Restricted Subsidiary to receive or retain any such dividends, distributions or payments, loans or advances or transfer of properties or assets.

     "PERMITTED INDEBTEDNESS" means any of the following:

          (i) Indebtedness under Working Capital Agreements in an aggregate principal amount at any time outstanding not to exceed the greater of (1) $50.0 million or (2) the sum of (A) 85% of the amount of the Accounts Receivable of the Company and the Restricted Subsidiaries, and (B) 55% of the amount of the Inventory of the Company and the Restricted Subsidiaries (except that during the period April 1 through September 30 of each year, 65% of the amount of the Inventory of the Company and the Restricted Subsidiaries shall be used), in each case as would be shown on a consolidated balance sheet of the Company and the Restricted Subsidiaries at that time prepared in accordance with GAAP;

          (ii) Indebtedness under the Exchange Notes and the Subsidiary Guarantees;

          (iii) Indebtedness outstanding, or to be incurred pursuant to commitments in effect, on the Issue Date after giving effect to this Note Offering and the application of the net proceeds therefrom;

          (iv) Indebtedness under Interest Rate Protection Obligations, provided that (a) those Interest Rate Protection Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the Consolidated Fixed Charge Coverage Ratio test described under "Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" above, and (b) the

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     notional principal amount of those Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which those Interest Rate Protection Obligations relate;

          (v) Indebtedness under Currency Hedge Obligations, provided that (a) those Currency Hedge Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the Consolidated Fixed Charge Coverage Ratio test described under "Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" above or to the foreign currency cash flows reasonably expected to be generated or required by the Company and the Restricted Subsidiaries, (b) the notional principal amount of the Currency Hedge Obligations does not exceed the principal amount of that Indebtedness and the amount of those foreign currency cash flows to which those Currency Hedge Obligations relate and (c) those Currency Hedge Obligations are entered into for the purpose of limiting currency exchange rate risks in connection with transactions entered into in the ordinary course of business;

          (vi) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary; provided, however, that upon either (i) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event that results in a Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or (ii) the transfer or other disposition of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), the provisions of this clause (vi) will no longer apply to such Indebtedness and such Indebtedness will be deemed, in each case, to be incurred and will be treated as an incurrence for purposes of the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" above at the time the transfer or other disposition occurred;

          (vii) Guarantees of Permitted Indebtedness or Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants" " -- Limitation on Indebtedness and Disqualified Capital Stock" above;

          (viii) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $10 million; and

          (ix) any renewals, amendments, extensions, supplements, modifications, deferrals, substitutions, refinancing or replacements (each, for purposes of this clause (ix), a "refinancing") by the Company or a Restricted Subsidiary of any Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants" " -- Limitation on Indebtedness and Disqualified Capital
     Stock" above or referred to above in clauses (ii) through (vii) or this clause (ix), so long as (a) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if the Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing, (b) in the case of any refinancing of Indebtedness (including the Exchange Notes) that is pari passu with or subordinated in right of payment to the Exchange Notes, then such new Indebtedness is pari passu with or subordinated in right of payment to the Exchange Notes at least to the same extent as the Indebtedness being refinanced and (c) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity that is not earlier than the final Stated Maturity of the Indebtedness being refinanced.

     "PERMITTED INVESTMENTS" means any of the following:

          (i)  Investments in Cash Equivalents;

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          (ii)  an Investment or series of related Investments by the Company or any Restricted Subsidiary in another Person, if as a result of that Investment or series of related Investments (a) that other Person becomes a Wholly Owned Restricted Subsidiary or (b) that other Person is merged or consolidated with or into, or transfers or conveys its properties and assets substantially as an entirety to, the Company or a Wholly Owned Restricted Subsidiary;

          (iii) Investments of Net Available Proceeds permitted by the covenant described under " -- Certain Covenants" " -- Limitation on Asset Sales" above;

          (iv) Investments consisting of loans and advances to employees, officers and directors of the Company or any Restricted Subsidiary (a) for travel, entertainment, relocation or other expenses in the ordinary course of business or (b) representing the consideration for the issuance to such employees, officers or directors of Common Stock of the Company;

          (v) Investments consisting of loans and advances by the Company or any Restricted Subsidiary to employees, officers and directors of the Company or any Restricted Subsidiary in an aggregate principal amount at any one time outstanding not exceeding $1 million;

          (vi) Investments acquired by the Company or any Restricted Subsidiary in the ordinary course of business (a) in exchange for any other Investment or account receivable held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or the obligor with respect to such account receivable or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any such secured Investment in default; or

          (vii) Investments the payment for which consists exclusively of Qualified Capital Stock, provided that any such Investment must be made in accordance with the other requirements of the Indenture, including (a) with respect to any Acquired Indebtedness relating to such an Investment, the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants" " -- Limitation on Indebtedness and Disqualified Capital
     Stock" above and (b) with respect to any Lien on properties or assets acquired in connection with any such Investment, the covenant described under " -- Certain Covenants" " -- Limitation on Liens" above.

     "PERMITTED LIENS" means the following types of Liens:

          (i)  Liens existing as of the Issue Date;

          (ii)  Liens securing the Exchange Notes or the Subsidiary Guarantees;

          (iii) Liens in favor of the Company or, with respect to a Restricted Subsidiary, Liens in favor of another Restricted Subsidiary;

          (iv) Liens securing Permitted Indebtedness of the Company and the Restricted Subsidiaries of the type described in clause (i) of the definition of Permitted Indebtedness, provided that (a) no such Lien will extend to any property other than Accounts Receivable and Inventory and the proceeds therefrom and (b) the Company or any Restricted Subsidiary may grant a license to the holders of any such Permitted Indebtedness to use trademark and other intellectual property owned by the Company or any Restricted Subsidiary to enable such holder to dispose of Accounts Receivable and Inventory following foreclosure;

          (v) Liens securing Indebtedness that constitutes Permitted Indebtedness of the type described in clause (ix) of the definition of "Permitted Indebtedness" incurred as a refinancing of any Indebtedness secured by Liens described in clauses (i), (iv), (xi), (xii) and (xiii) of this definition; provided, however, that (a) if any Lien securing Indebtedness being refinanced is subordinated or junior to any Lien granted for the benefit of the Holders, then the Lien securing the new Indebtedness must be subordinated or junior to any Lien granted for the benefit of the Holders at least to the same extent as the Lien securing the Indebtedness being refinanced and (b) such Liens do not extend to or cover any

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     property or assets of the Company or any of its Restricted Subsidiaries not
     securing the Indebtedness so refinanced;

          (vi) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or a Restricted Subsidiary, as the case may be, has set aside on its books such reserves, or has made such other appropriate provision, if any, as is required by GAAP;

          (vii) Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other similar Liens incurred in the ordinary course of business for sums not delinquent or being contested in good faith, and as to which the Company or a Restricted Subsidiary, as the case may be, has set aside on its books such reserves, or has made such other appropriate provision, if any, as is required by GAAP;

          (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (ix) Liens securing any judgment not giving rise to a Default or Event of Default and so long as any appropriate legal proceedings that may have been duly initiated for the review of the judgment has not been finally terminated or the period within which those proceedings may be initiated has not expired;

          (x) easements, rights-of-way, reservations, zoning and other restrictions and other similar encumbrances not interfering in any material respect with the ordinary conduct of business of the Company or any Restricted Subsidiary;

          (xi) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease or of a secured party under a purchase money security interest; provided that (a) the Attributable Indebtedness or Indebtedness related thereto constitutes Indebtedness permitted to be incurred under the terms of the Indenture and (b) with respect to any Capitalized Lease Obligation or purchase money security interest, such Liens do not extend to any property or assets other than leased property subject to such Capitalized Lease Obligation or property acquired with the proceeds of such purchase money indebtedness, as the case may be;

          (xii) Liens securing Non-Recourse Purchase Money Indebtedness; provided, however, that (a) the Non-Recourse Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired and any proceeds therefrom and (b) the Lien securing such Non-Recourse Purchase Money Indebtedness shall be created within 90 days of such acquisition;

          (xiii) Liens securing Acquired Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" above; provided that (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (b) such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

          (xiv) Leases or subleases granted to others that do not interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;

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          (xv)  Rights of a common owner of any interest in property held by the
     Company or any Restricted Subsidiary and that common owner as tenants in common or through other common ownership; and

          (xvi)  Liens or equitable encumbrances deemed to exist by reason of
     (a) fraudulent conveyance or transfer laws or (b) negative pledge or other agreements to refrain from giving Liens.

     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated) of that Person's preferred or preference Capital Stock, whether outstanding on or after the Issue Date, including, without limitation, all classes and series of preferred or preference Capital Stock of that Person.

     "PREMIER CONVERTIBLE NOTE" means the non-interest bearing, convertible subordinated note in the original principal amount of $1.5 million that will (i) be issued in connection with the Premier Acquisition, (ii) have a seven year term from its date of issuance, (iii) not have or permit any principal payments or prepayments and (iv) be redeemable and convertible into, and payable only through the issuance of, 136,364 shares of the Company's Common Stock.

     "PRINCIPALS" means, collectively, Equus II Incorporated, J. Ford Taylor,
F. Clayton Chambers and Alan B. Elenson.

     "PUBLIC EQUITY OFFERING" means an offer and sale of Common Stock of the Company for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "QUALIFIED CAPITAL STOCK" of any Person means any and all Capital Stock of that Person other than Disqualified Capital Stock of that Person.

     "REGULAR RECORD DATE" means, with respect to the interest payable on any Interest Payment Date, the June 15 or December 15 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date.

     "RELATED BUSINESS" means the businesses of the Company and the Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the business of the Company and the Restricted Subsidiaries on that date.

     "RELATED BUSINESS INVESTMENT" means any Investment by the Company or any Restricted Subsidiary in any Related Business.

     "RESTRICTED INVESTMENT" means, with respect to any Person, any Investment by such Person (other than a Permitted Investment) (i) in any Unrestricted Subsidiary or (ii) any Person that is not a Wholly Owned Restricted Subsidiary other than by reason of having outstanding Junior Preferred Stock.

     "RESTRICTED PAYMENT" means, with respect to any Person:

          (i) any declaration or payment of any dividend (other than a dividend declared or paid by a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary), or any other distribution, with respect to any shares of Capital Stock of that Person (other than dividends or distributions payable solely in shares of Qualified Capital Stock of that Person or in options, warrants or other rights to purchase Qualified Capital Stock of that Person);

          (ii) any purchase, redemption, retirement or other acquisition for value of any Capital Stock of that Person (other than the redemption of the Company's Series A-1 and Series A-2 Preferred Stock from proceeds of the Note Offering) or any other payment or distribution made in respect thereof, either directly or indirectly (other than any payment made solely in Qualified Capital Stock of that Person) by that Person or any Subsidiary of that Person;

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
          (iii) any principal payment on or repurchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any subordinated indebtedness (including, with respect to the Company and any Subsidiary Guarantor, Subordinated Indebtedness) of that Person by that Person or any Subsidiary of that Person; or

          (iv) any Restricted Investment. "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the Issue Date, unless that Subsidiary is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary in the manner described in the definition of "Unrestricted Subsidiary."

     "S&P" means Standard and Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

     "SALE/LEASEBACK TRANSACTION" means any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by the Company or a Restricted Subsidiary and are thereafter leased back from the purchaser or transferee thereof by the Company or a Restricted Subsidiary.

     "SENIOR MANAGEMENT" means, with respect to the Company, the Chairman of the Board of Directors, the president, the chief operating officer, the chief financial officer, the chief accounting officer, the treasurer, the controller and any vice president of the Company.

     "STATED MATURITY" means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of that Indebtedness or that installment of interest is due and payable.

     "SUBJECT ACQUISITIONS" means the acquisition by the Company or any Restricted Subsidiary of (i) all the outstanding Capital Stock of SolarCo, Inc., a Washington corporation and the parent of Morning Sun, Inc., a Washington corporation, and (ii) all the assets of Premier Sports Group, Inc., a Colorado corporation.

     "SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Exchange Notes or Subsidiary Guarantees, respectively.

     "SUBSIDIARY" means, with respect to any specified Person, (i) a corporation a majority of the voting power of whose Voting Stock is at the time, directly or indirectly, owned by the specified Person, by one or more Subsidiaries of the specified Person or by the specified Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which the specified Person, one or more Subsidiaries thereof or the specified Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has or have at least a majority of the voting power of the Voting Stock of that Person which is entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

     "SUBSIDIARY GUARANTORS" mean (i) all Subsidiaries of the Company existing as of the Issue Date and (ii) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York.

     "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination will be designated as an Unrestricted Subsidiary by the Board of Directors as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as: (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for the payment of any Indebtedness of that Subsidiary; (ii) no default with respect to any Indebtedness of that Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on that other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity or require the Company or any Restricted Subsidiary to repurchase or secure that other Indebtedness; (iii) such designation as an Unrestricted Subsidiary would be permitted by the covenant described under " -- Certain

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Covenants -- Limitation on Restricted Payments" above; (iv) that designation would not result in the creation or imposition of any Lien on any of the properties or assets of the Company or any Restricted Subsidiary (other than any Permitted Lien); and (v) the Company could incur at least $1.00 of additional Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" above; provided, however, that with respect to clause (i) of this sentence, the Company or a Restricted Subsidiary may be liable for the payment of Indebtedness of an Unrestricted Subsidiary if (x) the liability constituted a Permitted Investment or a Restricted Payment permitted by the covenant described under " -- Certain Covenants -- Limitation on Restricted Payments" above, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of that Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors must be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to that designation, together with an Officers' Certificate stating that such designation complies with the requirements of the Indenture. The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default has occurred and is continuing, (ii) the Company could incur at least $1.00 of additional Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" above and (iii) if any of the properties and assets of the Company or any Restricted Subsidiary would on such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of that Lien must comply with the covenant described under " -- Certain
Covenants -- Limitation on Liens" above.

     "VOTING STOCK" means, with respect to any specified Person, any class or classes of Capital Stock of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the specified Person (irrespective of whether or not, at the time, stock of any other class or classes have, or might have, voting power by reason of the happening of any contingency).

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary: (i) all the outstanding shares of Capital Stock or other ownership interests in which, other than any directors' qualifying shares mandated by applicable law, are owned directly or indirectly by the Company; and (ii) if that Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of that jurisdiction to be partially owned by the government of that jurisdiction or individual or corporate citizens of that jurisdiction in order for that Restricted Subsidiary to transact business in that jurisdiction, the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in that Restricted Subsidiary and, by contract or otherwise, controls the management and business of that Restricted Subsidiary and derives the economic benefits of ownership of that Restricted Subsidiary to substantially the same extent as if that Restricted Subsidiary were a Wholly Owned Subsidiary of the type described in clause (i) of this sentence.

     "WORKING CAPITAL AGREEMENT" means, with respect to any specified Person,
(i) any agreement providing for the making of loans or advances on a revolving basis, the issuance of letters of credit and/or the creation of bankers' acceptances to fund the general working capital and other corporate requirements of that Person and one or more of its Subsidiaries and (ii) any refinancings, renewals, replacements, modification and extensions of any of the agreements described in clause (i) of this sentence. Initially, "Working Capital
Agreement" means the Credit Facility among Brazos, Inc., a Texas corporation and a Wholly Owned Restricted Subsidiary, and Morning Sun, Inc., a Washington corporation and a Wholly Owned Restricted Subsidiary, Fleet Capital Corporation and BankBoston, N.A., formerly known as The First National Bank of Boston.

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OPTIONAL REDEMPTION

     The Company may, at its option, redeem the Exchange Notes in whole or from time to time in part, on or after July 1, 2002, on not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on July 1 of the year indicated below:

                                           REDEMPTION
                  YEAR                       PRICE
----------------------------------------   ----------
2002....................................     105.25%
2003....................................     103.50%
2004....................................     101.75%
2005 and thereafter.....................     100.00%

     Notwithstanding the foregoing, at any time on or prior to July 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of Exchange Notes originally issued from the Net Cash Proceeds of a Public Equity Offering, at a redemption price equal to 110.5% of the principal amount thereof, together with accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of redemption, PROVIDED that (i) at least $65 million of the aggregate principal amount of Exchange Notes originally issued remains outstanding immediately after that redemption and (ii) the Company effects that redemption within 60 days after the Public Equity Offering closes.

     If less than all the Exchange Notes are to be redeemed, the Trustee will, not less than 30 nor more than 60 days prior to the redemption date, select the particular Exchange Notes (or any portion thereof that is an integral multiple of $1,000) to be redeemed, PRO RATA, by lot or by any other method the Indenture permits.

     No sinking fund or mandatory redemption is provided for the Exchange Notes.

RANKING

     The Exchange Notes and each Subsidiary Guarantee will be senior unsecured obligations of the Company and the applicable Subsidiary Guarantor, respectively, and will rank PARI PASSU in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of the Company and the applicable Subsidiary Guarantor, respectively, and senior to all existing and future Subordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively. The Exchange Notes and Subsidiary Guarantees, however, will be effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors with respect to the assets securing that Indebtedness. At July 2, 1997, the Company and the Subsidiary Guarantors have no unsecured and unsubordinated Indebtedness outstanding other than the Exchange Notes and $31.4 million of secured Indebtedness outstanding. Subject to certain limitations, the Company and its Subsidiaries (including the Subsidiary Guarantors) may incur additional Indebtedness in the future. See " -- Certain Covenants"
" -- Limitation on Indebtedness and Disqualified Capital Stock."

SUBSIDIARY GUARANTEES

     Each Restricted Subsidiary other than the Company's existing Japanese subsidiary will unconditionally guarantee (each, a "Subsidiary Guarantee"), jointly and severally, to each Holder of Exchange Notes and the Trustee, the full and punctual performance of the Company's obligations under the Indenture and the Exchange Notes, including the payment of principal of and premium, if any, interest and Liquidated Damages, if any, on the Exchange Notes. All of the Company's Subsidiaries are Wholly Owned Restricted Subsidiaries. Under certain circumstances, the Board of Directors of the Company (the "Board of Directors") will be able to designate its existing or future Subsidiaries as Unrestricted Subsidiaries. See " -- Certain Covenants" " -- Future
Designation of Restricted and Unrestricted Subsidiaries" below. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

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     Each Subsidiary Guarantee will be a senior unsecured obligation of the applicable Subsidiary Guarantor and will rank PARI PASSU in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of that Subsidiary Guarantor. Each Subsidiary Guarantee will be effectively subordinated to any secured Indebtedness of the applicable Subsidiary Guarantor with respect to the assets securing such Indebtedness.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount that, after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of that other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of that Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee will be entitled to a PRO RATA contribution from each other Subsidiary Guarantor based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

     The Indenture will provide that no Subsidiary Guarantor (in this paragraph, the "Subject Subsidiary Guarantor") may consolidate with or merge with or into (whether or not the Subject Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), whether or not affiliated with the Subject Subsidiary Guarantor, unless: (i) either (a) the survivor is not a Subsidiary Guarantor following that consolidation or merger and the consolidation or merger satisfies the provisions described under " -- Certain Covenants" " -- Limitation on Asset Sales" below or (b) the survivor is a Subsidiary Guarantor and the surviving Subsidiary Guarantor could make the Investment in the Person that consolidated or merged with it in accordance with the limitation on Restricted Payments described under " -- Certain Covenants" " -- Limitation on Restricted Payments" below; or
(ii)(a) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than the Subject Subsidiary Guarantor) assumes all the obligations of the Subject Subsidiary Guarantor under the Exchange Notes and the Indenture pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee; (b) immediately after giving effect to such transaction, no Default or Event of Default exists; and (c) immediately after giving effect to such transaction as if the same had occurred at the beginning of the most recently ended period of four consecutive fiscal quarters of the Company for which consolidated financial statements of the Company and its Restricted Subsidiaries are available, the Company and the Restricted Subsidiaries could incur at least $1.00 of additional Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under " -- Certain Covenants"
" -- Limitation on Indebtedness and Disqualified Capital Stock" below.

     The Indenture will provide that in the event of a sale or other disposition of all the properties and assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the Capital Stock of any Subsidiary Guarantor, then that Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all the Capital Stock of that Subsidiary Guarantor) or the corporation acquiring the properties and assets (in the event of a sale or other disposition of the properties and assets of that Subsidiary Guarantor substantially as an entirety) will be released and relieved of any obligations under its Subsidiary Guarantee, provided that the Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See " -- Certain Covenants" " -- Limitation on Asset Sales." In addition, any Subsidiary Guarantor that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the terms and conditions of the Indenture will be released and relieved of any obligation under its Subsidiary Guarantee.

CERTAIN COVENANTS

     The Indenture will contain, among others, the covenants described below.

     LIMITATION ON INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK. The Company will not, and will not permit any Restricted Subsidiary to, (a) create, incur, assume, guarantee or in any manner become directly

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or indirectly liable for the payment of (collectively, "incur") any
Indebtedness (including any Acquired Indebtedness, but excluding any Permitted Indebtedness) or (b) issue any Disqualified Capital Stock, unless, on a pro forma basis after giving effect to that incurrence or issuance and the application of the net proceeds therefrom, the Company's Consolidated Fixed Charge Coverage Ratio for the four most recent consecutive fiscal quarters of the Company prior to the date of the proposed incurrence or issuance for which consolidated financial statements of the Company and its Restricted Subsidiaries are available would be at least 2.0 to 1.0.

     LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary other than Junior Preferred Stock.

     LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment: (i) no Default or Event of Default has occurred and is continuing; (ii) the Company and its Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under "Limitation on Indebtedness and Disqualified Capital
Stock" above; and (iii) the amount of that Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date, does not exceed the sum (without duplication) of the following:

          (a) 50% of the Consolidated Net Income (or, if Consolidated Net Income is a loss, minus 100% of such loss) accrued on a cumulative basis during the period beginning on July 1, 1997 and ending on the last day of the Company's last fiscal quarter for which quarterly or annual consolidated financial statements are available next preceding the date of payment of the proposed Restricted Payment;

          (b) the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance or sale (other than to any Restricted Subsidiary) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; and

          (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash proceeds of that sale, liquidation or repayment received by the Company or any Restricted Subsidiary net of the fees and expenses actually incurred in connection with such sale, liquidation or repayment and net of taxes paid or payable as a result thereof.

     The foregoing provisions (ii) and (iii) will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration the payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to any Restricted Subsidiary) of Qualified Capital Stock of the Company; (iii) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of (a) Subordinated Indebtedness so long as the new Subordinated Indebtedness has (1) an Average Life equal to or longer than the Average Life of the Subordinated Indebtedness being defeased, redeemed, repurchased or otherwise retired and (2) terms of subordination no less favorable to the Holders of the Exchange Notes than those applicable to the Subordinated Indebtedness being defeased, redeemed, repurchased or otherwise retired or (b) Qualified Capital Stock of the Company (other than to any Restricted Subsidiary); (iv) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock held by any member of the Company's or any Restricted Subsidiary's management pursuant to any management equity subscription agreement, employment agreement, stock option agreement or other compensation agreement in an amount not to exceed in the aggregate $500,000 in any fiscal year of the Company; (v) the making of one or more Related Business Investments that are Restricted Investments in an aggregate amount not in excess of $10.0 million; or (vi) subject to the condition precedent that the Company has first satisfied all its obligations described under

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" -- Change of Control" below, the redemption of any then outstanding shares of Existing Preferred Stock upon the occurrence of a "Major Transaction" (as such term is defined in the certificate of designation for each such series of preferred stock as in effect on the Issue Date).

     The amounts referred to in clauses (i), (ii), (iii), (iv), (v) or (vi) of the immediately preceding paragraph will be included as Restricted Payments in any computation made pursuant to clause (iii) of the second preceding paragraph.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted by and complies with the Indenture and setting forth in reasonable detail the basis on which the required calculations were computed, which calculations will be based upon the Company's latest consolidated available financial statements.

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, (i) issue or sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary (other than to the Company or a Wholly Owned Restricted Subsidiary) other than Junior Preferred Stock or (ii) permit any Person other than the Company or a Wholly Owned Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary other than Junior Preferred Stock, except, in the case of clause (i) or (ii), to the extent permitted by and in accordance with the definition of "Wholly Owned Restricted Subsidiary" set forth in " -- Certain Definitions" below. The sale of all the Capital Stock of any Restricted Subsidiary is permitted by this covenant but is subject to the limitations described under " -- Limitation on Asset Sales" below.

     LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction unless (i) the Company or the Restricted Subsidiary, as the case may be, would be permitted to incur Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under " -- Limitation on Indebtedness and Disqualified Capital Stock" above in an amount equal to the Attributable Indebtedness arising from the Sale/Leaseback Transaction, (ii) the Company or the Restricted Subsidiary receives proceeds from the Sale/Leaseback Transaction at least equal to the fair market value of the property or assets subject thereto (as determined in good faith by the Board of Directors, whose determination in good faith and evidenced by a Board Resolution will be conclusive), (iii) the Company applies an amount in cash equal to the Net Available Proceeds of the Sale/Leaseback Transaction in accordance with the provisions of the covenant described under " -- Limitation on Asset Sales" below as if the Sale/Leaseback Transaction were an Asset Sale and (iv) the Sale/Leaseback Transaction would not result in a violation of the covenant described under " -- Limitation on Liens" below.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, enter into, renew or extend any contract or agreement relating to the sale, purchase or lease of assets (other than Capital Stock of the Company), property or services from or to any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction")
(i) on terms less favorable to the Company or the Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with a Person not an Affiliate of the Company or (ii) on terms that are not fair from a financial point of view to the Company or the Restricted Subsidiary, as the case may be, in the event no comparable transaction with a Person not an Affiliate of the Company is available; PROVIDED, that the Company will not, and will not permit any Restricted Subsidiary to, enter into, renew or extend any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments, value, remuneration or other consideration in excess of $1.0 million after the Issue Date unless the prior approval thereof by the Board of Directors (including a majority of the Disinterested Directors) has been obtained and the Company delivers to the Trustee an Officers' Certificate (i) certifying that the Affiliate Transaction or series of related Affiliate Transactions complies with the foregoing restriction and (ii) if the Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments, value, remuneration or other consideration in excess of $5.0 million after the Issue Date, to which is attached a copy of a written opinion of an Independent Financial Advisor specializing or having a speciality in the type and subject matter of the transaction or series of

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related transactions at issue, to the effect that such transaction or series of related transactions is fair from a financial point of view to the Company or the Restricted Subsidiary, as the case may be; provided, however, that the foregoing restriction will not apply to: (i) transactions between or among (a) the Company and one or more Wholly Owned Restricted Subsidiaries or (b) Wholly Owned Restricted Subsidiaries; (ii) transactions between the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's employees, or the establishment or maintenance of any such plan; (iii) reasonable director, officer and employee compensation and other benefit, and indemnification, arrangements approved by the Board of Directors; or (iv) transactions permitted by the covenant described under " -- Limitation on Restricted Payments" above.

     LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien upon any of its property or assets, whether owned on or acquired after the Issue Date, or upon any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, except Permitted Liens, unless prior to, or contemporaneously therewith, the Exchange Notes are equally and ratably secured with (or prior to) the obligation or liability secured by that Lien; PROVIDED, HOWEVER, that if a Lien is granted to secure Indebtedness and that Indebtedness is expressly subordinated to the Exchange Notes, the Lien securing that Indebtedness must be expressly subordinated and junior to the Lien securing the Exchange Notes, with the same relative priority as such Indebtedness has with respect to the Exchange Notes. The incurrence of additional secured Indebtedness by the Company and the Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under " -- Limitation on Indebtedness and Disqualified Capital Stock" above.

     CHANGE OF CONTROL. If a Change of Control occurs, the Company must make an offer to purchase all the then outstanding Exchange Notes (a "Change of Control Offer") and purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the date notice is mailed, as provided below, all the then outstanding Exchange Notes validly tendered pursuant to that Change of Control Offer and not withdrawn, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon and Liquidated Damages, if any, to the Change of Control Purchase Date. The Company must keep the Change of Control Offer open for at least 20 business days and until the close of business on the fifth business day prior to the Change of Control Purchase Date.

     To effect a Change of Control Offer, the Company will, not later than the 30th day after a Change of Control occurs, send, by first class mail, to the Trustee and each Holder a notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and state the procedures Holders must follow to accept the Change of Control Offer.

     There can be no assurance the Company will have available funds sufficient to fund the purchase of the Exchange Notes that might be tendered by Holders seeking to accept a Change of Control Offer. If a Change of Control occurs at a time when the Company does not have available funds sufficient to pay the Change of Control Purchase Price for all the Exchange Notes tendered by Holders seeking to accept the Change of Control Offer, an Event of Default would occur under the Indenture.

     The Company will not be required to make a Change of Control Offer following the occurrence of a Change of Control if another Person (i) makes the Change of Control Offer (a) at the same purchase price, (b) at the same time and
(c) otherwise in substantial compliance with the requirements applicable to a Change of Control Offer to be made by the Company and (ii) purchases all Exchange Notes validly tendered and not withdrawn under that Person's Change of Control Offer. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Exchange Notes following the occurrence of a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

     The Company will comply with Rule l4e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder, if applicable, if a Change of Control occurs and the Company is required to purchase Exchange Notes as described above.

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     LIMITATION ON ASSET SALES.  The Company will not, and will not permit any
Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors, whose determination in good faith will be conclusive and evidenced by a Board Resolution), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of the Asset Sale consists of cash or Cash Equivalents and
(iii) the Company delivers to the Trustee an Officers' Certificate certifying that the Asset Sale complies with clauses (i) and (ii) of this sentence. The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is expressly assumed by the transferee in an Asset Sale and with respect to which the Company or the Restricted Subsidiary, as the case may be, is unconditionally released by the holder of that Indebtedness will be deemed (i) to be cash or Cash Equivalents for purposes of clause (ii) of the preceding sentence and (ii) to constitute a repayment of, and a permanent reduction in, the amount of that Indebtedness for purposes of the second following paragraph. If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition will constitute an Asset Sale and the Net Available Proceeds therefrom must be applied in accordance with this covenant. A transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary will not constitute an Asset Sale, and a transfer of assets that constitutes a Restricted Investment and that is permitted under the covenant described under " -- Limitation on Restricted Payments" above will not constitute an Asset
Sale.

     If substantially all (but not all) the property and assets of the Company and its Restricted Subsidiaries are transferred as an entirety to a Person in a transaction permitted under the covenant described under "Merger, Consolidation and Sale of Assets" below, the successor corporation will be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant (other than the provision described in clause (ii) of the first sentence of the immediately preceding paragraph) and must comply with the provisions of this covenant with respect to that deemed sale as if it were an Asset Sale. In addition, the fair market value of the properties and assets of the Company or its Subsidiaries deemed to be sold will be deemed to be Net Available Proceeds for purposes of this covenant.

     If the Company or any Restricted Subsidiary consummates an Asset Sale, the Company or any Restricted Subsidiary, as the case may be, may either, no later than 365 days after that Asset Sale, (i) apply all or any of the Net Available Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary, PROVIDED, in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of the Indebtedness so repaid or (ii) invest all or any part of the Net Available Proceeds therefrom in properties and assets that replace the properties or assets that were the subject of the Asset Sale or in other properties or assets that will be used in the business of the Company and the Restricted Subsidiaries. The amount of the Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

     NET PROCEEDS OFFER. When the aggregate amount of Excess Proceeds from one or more Asset Sales equals or exceeds $5.0 million, the Company must make an offer to purchase, from all Holders of the then outstanding Exchange Notes, an aggregate principal amount of Exchange Notes equal to such Excess Proceeds, as follows:

          (i) The Company must make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Exchange Notes in accordance with the procedures set forth in the Indenture the maximum aggregate principal amount (expressed as a multiple of $1,000) of Exchange Notes that may be purchased out of the amount (the "Payment Amount") of such Excess Proceeds;

          (ii) The offer price for the Exchange Notes will be payable in cash in an amount equal to 100% of the principal amount of the Exchange Notes tendered pursuant to a Net Proceeds Offer, together with accrued and unpaid interest thereon and Liquidated Damages, if any, to the date that Net Proceeds

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     Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of Exchange Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), subject to the limitations of the covenant described under "-- Limitation on Restricted Payments" above, the Company may use any or all of such Net Proceeds Deficiency for general corporate purposes;

          (iii) If the aggregate Offered Price of Exchange Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, the Trustee will select the Exchange Notes to be purchased on a PRO RATA basis in accordance with the relative aggregate principal amounts of the Exchange Notes so tendered and not withdrawn; and

          (iv) When a Net Proceeds Offer is completed, the amount of Excess Proceeds will be zero.

The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, if an Asset Sale occurs and the Company is required to purchase Exchange Notes as described above.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or allow to become effective any consensual Payment Restriction with respect to any Restricted Subsidiary, except for any such Payment Restriction existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices, (iii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired, (iv) customary restrictions imposed on the transfer of copyrighted or patented materials, (v) the entering into of a contract for the sale or other disposition of assets, directly or indirectly, so long as such restrictions do not extend to assets that are not subject to such sale or other disposition, (vi) the terms of any agreement evidencing any Indebtedness of Restricted Subsidiaries that was permitted by the Indenture to be incurred that only restrict the transfer of the assets purchased with the proceeds of such Indebtedness, (vii) the terms of the Working Capital Agreement in effect on the Issue Date and any similar Payment Restriction under any similar revolving credit facility or any replacement thereof, provided that such similar Payment Restriction is no more restrictive than the Payment Restriction in effect on the Issue Date and (viii) the terms of any agreement evidencing any Acquired Indebtedness that was permitted by the Indenture to be incurred, provided that such Payment Restriction only applies to assets that were subject to such restrictions prior to the acquisition of such assets by the Company or any Restricted Subsidiary.

     LIMITATION ON CONDUCT OF BUSINESS. The Company will not, and will not permit any Restricted Subsidiary to, engage in the conduct of any business other than any Related Business.

     FUTURE DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" below describes the circumstances under which the Board of Directors may designate a Subsidiary of the Company as an Unrestricted Subsidiary. Any Investment made by the Company or any Restricted Subsidiary that is redesignated from a Restricted Subsidiary to an Unrestricted Subsidiary will be subject to the covenant described under "-- Limitation on Restricted Payments" above and will be treated as a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day of redesignation in an amount equal to the greater of (i) the fair market value (as determined by the Board of Directors in good faith and evidenced by a Board Resolution) of the Capital Stock of such redesignated Subsidiary held by the Company and its Restricted Subsidiaries on that date, and

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(ii) the amount of the Investments determined in accordance with GAAP made by the Company and its Restricted Subsidiaries in that redesignated Subsidiary.

     ADDITIONAL SUBSIDIARY GUARANTORS. If the Company or any Restricted Subsidiary acquires or creates another Subsidiary of the Company after the Issue Date, that newly acquired or created Subsidiary must execute a Subsidiary Guarantee and deliver an Opinion of Counsel, in accordance with the terms of the Indenture, unless the Board of Directors has duly designated that Subsidiary as an Unrestricted Subsidiary in accordance with the definition of Unrestricted Subsidiary under the caption "-- Certain Definitions" below.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium, if any, and interest and Liquidated Damages, if any; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; and (vi) maintenance of properties.

     REPORTS. The Company will file on a timely basis with the Commission, to the extent the Commission accepts such filings and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company also will (i) file with the Trustee (with exhibits), and provide to each Holder (without exhibits), without cost to that Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were subject to
Section 13 or 15(d) of the Exchange Act and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder promptly on its written request. For so long as the Exchange Notes remain outstanding, the Company will also furnish to the Holders and beneficial holders of Exchange Notes and to prospective purchasers of Exchange Notes designated by the Holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) and to broker-dealers, on their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company will not, in any single transaction or series of related transactions, consolidate or merge with any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of the properties and assets of the Company and the Restricted Subsidiaries on a consolidated basis substantially as an entirety to any Person or group of Persons that are Affiliates of each other (an "Affiliated Group"), and the Company will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions, if, in any event, such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of the properties and assets of the Company and the Restricted Subsidiaries on a consolidated basis substantially as an entirety to any other Person or Affiliated Group, unless: (i) either (a) if the transaction is a merger, the Company will be the surviving Person of that merger, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person or Affiliated Group that acquires the properties and assets of the Company and the Restricted Subsidiaries on a consolidated basis substantially as an entirety (any such surviving Person or acquiring Person or member of an acquiring Affiliated Group being the "Surviving Entity") is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or the Restricted Subsidiary, as the case may be, with respect to the Exchange Notes and the Indenture, including, with respect to each Restricted Subsidiary that is a Subsidiary Guarantor, the obligations under the Subsidiary Guarantee of that Restricted Subsidiary, and, in any case, the Indenture remains in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the

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Company or any Restricted Subsidiary that becomes an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction or transactions), no Default or Event of Default has occurred and is continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions; (iv) except in the case of the consolidation or merger of the Company with or into a Restricted Subsidiary or any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (assuming that the transaction or series of transactions occurred on the first day of the most recent period of four consecutive fiscal quarters of the Company prior to the consummation of such transaction or series of transactions for which consolidated financial statements of the Company are available, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under "-- Certain Covenants -- Limitation on Indebtedness and Disqualified Capital Stock" above; (v) if any of the properties or assets of the Company or any Restricted Subsidiary would on such transaction or series of transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of that Lien complies with the covenant described under "-- Certain Covenants -- Limitation on Liens" above;
(vi) each Subsidiary Guarantor, unless it is the other party to the transaction or series of transactions, confirms by amendment to its Subsidiary Guarantee that its guarantee of the Exchange Notes will apply to the obligations of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) under the Exchange Notes and the Indenture; and (vii) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) delivers to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and any supplemental indenture in respect thereof comply with the requirements the Indenture and that all conditions precedent in the Indenture relating to such transaction or series of transactions have been satisfied.

     When any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis substantially as an entirety becomes effective in accordance with the foregoing in which the Company is not the Surviving Entity, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Entity had been named as the Company in the Indenture, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the Exchange Notes and may be liquidated and dissolved.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) any default in the payment of the principal of or premium, if any, on any of the Exchange Notes, whether such payment is due at Stated Maturity or on redemption, repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, acceleration or otherwise; or

          (ii) any default in the payment of any installment of interest or Liquidated Damages, if any, on any Exchange Note, when due, and the continuance of that default for a period of 30 days; or

          (iii) any default in the performance or breach by the Company or any Restricted Subsidiary of the covenants described under "-- Merger, Consolidation and Sale of Assets" above, or any failure of the Company to make or consummate either a Change of Control Offer or a Net Proceeds Offer in accordance with the applicable provisions of the Indenture; or

          (iv) any failure of the Company or any Subsidiary Guarantor to perform or observe any other term, covenant or agreement applicable to it and contained in the Exchange Notes, the Indenture (other than a default specified in clause (i), (ii) or (iii) above) or the Subsidiary Guarantees, as the case may be, for a period of 30 days after written notice of that failure is given (a) to the Company or the Subsidiary Guarantor, as the case may be, by the Trustee or (b) to the Company or the Subsidiary Guarantor, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding; or

          (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of any Indebtedness of the Company (other than the Exchange Notes) or any Restricted Subsidiary for money borrowed when due at final Stated Maturity, or any other default resulting in acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed, PROVIDED that the aggregate principal amount of such Indebtedness exceeds $5.0 million; or

          (vi) one or more final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and require the payment in money, either individually or in an aggregate amount, in excess of $5.0 million are not paid, discharged or stayed for a period of 60 days; or

          (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary; or

          (viii) except as permitted by the Indenture and the Exchange Notes, the cessation of the effectiveness of any Subsidiary Guarantee or the repudiation by any Subsidiary Guarantor (or by any Person acting on behalf of any Subsidiary Guarantor) of its obligations under its Subsidiary Guarantee.

     If an Event of Default (other than one of the types described in clause
(vii) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding, by written notice to the Trustee and the Company, may, and the Trustee on the request of the Holders of not less than 25% in aggregate principal amount of the Exchange Notes then outstanding will, declare the principal of and premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on all the Exchange Notes due and payable immediately, on which declaration all amounts payable in respect of the Exchange Notes will be immediately due and payable. If an Event of Default of any type described in clause (vii) above occurs, then the principal of and premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all Exchange Notes will become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder.

     After a declaration of acceleration under the Indenture, but before the Trustee obtains a judgment or decree for payment of the money due, the Holders of a majority in aggregate principal amount of the outstanding Exchange Notes, by written notice to the Company and the Trustee, may, under certain circumstances, rescind and annul that declaration and its consequences if all Events of Default, other than the non-payment of principal of and premium, if any, interest or Liquidated Damages, if any, on the Exchange Notes that has become due solely because of that declaration, have been cured or waived. No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

     No Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless (i) that Holder has notified the Trustee of a continuing Event of Default and the Holders of not less than 25% in aggregate principal amount of the outstanding Exchange Notes have made written request, and offered reasonable indemnity, to the Trustee to institute that proceeding as Trustee under the Exchange Notes and the Indenture, (ii) the Trustee has failed to institute that proceeding within 60 days after receipt of that notice and offer and (iii) the Trustee, within that 60-day period, has not received directions inconsistent with that written request by Holders of a majority in aggregate principal amount of the outstanding Exchange Notes. These limitations will not apply, however, to a suit instituted by any Holder to enforce the payment of the principal of and premium, if any, interest or Liquidated Damages, if

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any, on that Holder's Exchange Note on or after the respective due dates expressed in that Exchange Note or in the Registration Rights Agreement described below.

     The Holders of a majority in principal amount of the Exchange Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default (i) in the payment of the principal of or premium, if any, interest or Liquidated Damages, if any, on any Exchange Notes or (ii) in respect of any provision that cannot be modified or amended without the consent of the Holder of each Exchange Note.

     The Company has agreed (i) to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in that performance and (ii) to notify the Trustee within 30 days after Senior Management becomes aware of any Default or Event of Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate its obligations respecting the outstanding Exchange Notes (that action being a "legal defeasance"). If legal defeasance occurs, the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Notes and to have been discharged from all its other obligations with respect to the Exchange Notes, except for (i) the rights of Holders to receive payment in respect of the principal of and premium, if any, interest and Liquidated Damages, if any, on their outstanding Exchange Notes when those payments are due, (ii) the Company's obligations to replace any temporary Exchange Notes, register the transfer or exchange of any Exchange Notes, replace mutilated, destroyed, lost or stolen Exchange Notes and maintain an office or agency for payments in respect of the Exchange Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate its obligation to comply with certain covenants in the Indenture, some of which are described under " -- Certain Covenants" above, and any omission to comply with those covenants will not constitute a Default or an Event of Default respecting the Exchange Notes (that action being a "covenant defeasance"). If covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under " -- Events of Default" will no longer constitute Events of Default respecting the Exchange Notes.

     In order to exercise either legal defeasance or covenant defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest and Liquidated Damages, if any, on the outstanding Exchange Notes to redemption or maturity; (ii) the Company must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, this opinion must refer to and be based on a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses
(vii) and (viii) under the first paragraph of " -- Events of Default" above are concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such legal defeasance or covenant defeasance must not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company; (v) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound; (vi) the Company must deliver to the Trustee an Opinion of Counsel experienced in bankruptcy matters to the effect that the use of the trust funds to pay the principal of and premium, if any, interest and Liquidated Damages, if any, on the outstanding Exchange Notes would not be avoidable as a preferential payment under Section 547 of

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the Bankruptcy Code (or any similar provision then in force) or recoverable under Section 550 of the Bankruptcy Code (or any similar provision then in force) in the event the Company became a debtor in a proceeding commenced thereunder; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, satisfactory to the Trustee, each stating that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes when: (i) either (a) all the Exchange Notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed Exchange Notes that have been replaced or paid and Exchange Notes for whose payment money or certain U.S. Government Obligations have been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Exchange Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium, if any, interest and Liquidated Damages, if any, on the Exchange Notes to the date of deposit (in the case of Exchange Notes that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate stating and an Opinion of Counsel opining that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Trustee may, without the consent of any Holder, amend or supplement the Indenture or the Exchange Notes to: (i) evidence the succession of another Person to the Company or any Subsidiary Guarantor and the assumption by any such successor of the covenants of the Company or the Subsidiary Guarantor, as the case may be, in the Indenture and the Exchange Notes; (ii) add to the covenants of the Company for the benefit of Holders or to surrender any right or power conferred on the Company in the Indenture; (iii) comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (iv) secure the Exchange Notes; (v) provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes; (vi) reflect the release of any Subsidiary Guarantor from its Subsidiary Guarantee or add any Subsidiary of the Company as a Subsidiary Guarantor pursuant to and in the manner provided by the Indenture; (vii) evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (viii) cure any ambiguity or omission in the Indenture or the Exchange Notes, correct or supplement any provision in the Indenture or the Exchange Notes that may be defective or inconsistent with any other provision in the Indenture or the Exchange Notes and make any other provisions with respect to matters or questions arising under the Indenture; PROVIDED, HOWEVER, that no modification or amendment described in this clause (ix) may adversely affect the interests of the Holders in any material respect. Other amendments and modifications of the Indenture or the Exchange Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Exchange Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding Exchange Note affected thereby: (i) change the Stated

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Maturity of the principal of, or any installment of interest on, any Exchange
Note or alter the provisions with respect to redemption of the Exchange Notes;
(ii) reduce the principal amount of or premium, if any, the rate of interest or Liquidated Damages, if any, on any Exchange Note; (iii) change the coin or currency in which principal of or premium, if any, interest or Liquidated Damages, if any, on any Exchange Note is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Exchange Note; (v) reduce the above-stated percentage of aggregate principal amount of outstanding Exchange Notes necessary to modify or amend the Indenture;
(vi) reduce the percentage of aggregate principal amount of outstanding Exchange Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past Defaults or covenants, except as otherwise specified, or the rights of any Holder to receive payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Exchange Notes; (viii) change the ranking of the Exchange Notes in a manner adverse to the Holders or expressly subordinate in right of payment the Exchange Notes to any other Indebtedness;
(ix) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer if a Change of Control occurs or make and consummate a Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions in the Indenture insofar as they relate thereto; or (x) release any security that may have been granted in respect of the Exchange Notes except as expressly provided in the Indenture.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes may, on behalf of the Holders of all Exchange Notes, waive any past default under the Indenture, except a default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Exchange Notes, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Exchange Note outstanding.

THE TRUSTEE

     Norwest Bank Minnesota, National Association will serve as trustee under the Indenture.

     The Indenture (including provisions of the Trust Indenture Act incorporated therein) will contain limitations on the rights of the Trustee thereunder, if it becomes a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture will permit the Trustee to engage in other transactions; PROVIDED, HOWEVER, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

     The Indenture and the Exchange Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law. The Company and the Subsidiary Guarantors will expressly submit to the nonexclusive jurisdiction of the State of New York and the U.S. federal courts sitting in The City of New York for the purposes of any suit, action or proceeding with respect to the Indenture, the Exchange Notes and the Subsidiary Guarantees and for actions brought under federal or state securities laws with respect to the Exchange Notes. The Company and the Subsidiary Guarantors will appoint CT Corporation as their agent upon which process may be served in any such action or proceeding with respect to the Indenture, the Exchange Notes or the Subsidiary Guarantees.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     Exchange Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. The Exchange Notes generally will be represented by one or more fully-registered global notes (collectively, the "Global Exchange Note"). Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for Exchange Notes in certificated form, as discussed below. The Global Exchange Note will be deposited upon issuance with The Depository Trust Company ("DTC") and registered in the name of DTC or a nominee of DTC (the "Global Exchange Note

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Registered Owner"). Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Notes selected for redemption. Also, the Company is not required to transfer or exchange Exchange Notes for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of such Exchange Note for all purposes.

EXCHANGES OF BOOK-ENTRY EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

     A beneficial interest in a Global Exchange Note may not be exchanged for an Exchange Note in certificated form unless (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Exchange Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor Depositary,
(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Exchange Notes. In all cases, certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Exchange Note.

CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL EXCHANGE NOTES

     The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     DTC had advised the Company that its current practice, upon the issuance of the Global Exchange Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Exchange Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

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     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL
EXCHANGE NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE EXCHANGE NOTES REPRESENTED BY SUCH GLOBAL EXCHANGE NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE EXCHANGE NOTES. Except in the limited circumstances described above under " -- Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Exchange Note will not be entitled to have any portions of such Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form and will not be considered the owners or Holders of the Global Exchange Note (or any Exchange Notes represented thereby) under the Indenture or the Exchange Notes.

     Investors may hold their interests in the Global Exchange Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of the principal of, premium, if any, and interest on the Global Exchange Note will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Exchange Note representing any Exchange Notes held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note for such Exchange Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. None of the Company or the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

     Interests in the Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Exchange Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Exchange Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose accounts with DTC interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal

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amount of the Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Exchange Notes, DTC reserves the right to exchange the Global Exchange Notes for Exchange Notes in certificated form, and to distribute such Exchange Notes to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Exchange Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Exchange Notes.

REGISTRATION RIGHTS

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed with the Commission as an exhibit to the Registration Statement.

     The Company, the Subsidiary Guarantors and the Initial Purchasers have entered into the Registration Rights Agreement pursuant to which the Company has agreed to file with the Commission this Registration Statement with respect to the Exchange Offer. If (i) the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not consummated within 165 days following July 2, 1997 (or if such 165th day is not a business day, the first business day thereafter), (iii) the Initial Purchasers so request within six months after consummation of the Exchange Offer with respect to the Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by either of them following consummation of the Exchange Offer or (iv) any Holder (other than certain broker-dealers) is not eligible to participate in the Exchange Offer or, in the case of any Holder (other than certain broker-dealers) that participates in the Exchange Offer, such Holder does not receive freely tradeable Exchange Notes on the date of the consummation of the Exchange Offer and such Holder notifies the Company within six months of such date, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes or Exchange Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement to cover resales of the Notes or the Exchange Notes by the holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The Registration Rights Agreement provides that the Company will at its cost, (i) within 60 days after July 2, 1997 (or, if such 60th day is not a business day, the first business day thereafter), file a registration statement regarding the Exchange Offer (the "Exchange Offer Registration Statement") with the Commission; (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission within 120 days after July 2, 1997 (or, if such 120th day is not a business day, the first business day thereafter); (iii) following the declaration of effectiveness of the Exchange Offer Registration Statement, the Company will promptly commence the Exchange Offer and will issue promptly after the date of consummation of the Exchange Offer (the "Exchange Offer Effective Date") Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and (iv) if obligated to file the Shelf Registration Statement, the Company will, at its cost, as promptly as practicable, file the Shelf Registration Statement with the Commission and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission. If (a) by the 60th day (or if such 60th day is not a business day, the first business day thereafter) after July 2, 1997, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (b) by the 120th day (or if such 120th day is not a business day, the first business day thereafter) after July 2, 1997, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective; (c) by the 165th day (or if

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such 165th day is not a business day, the first business day thereafter) after
July 2, 1997, the Exchange Offer has not been consummated; or (d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes or Exchange Notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase an additional $.05 per week per $1,000 principal amount of Notes or Exchange Notes constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Default has been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Notes or Exchange Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Note Holders by wire transfer of immediately available funds or by federal funds check and to the holders of certified securities by mailing a check to such holders' registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. As used herein, "Transfer Restricted Securities" means each Note or Exchange Note until (i) the date on which such Note has been exchanged by the person other than a broker-dealer for a freely transferable Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note or Exchange Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note or Exchange Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF
                      AN INVESTMENT IN THE EXCHANGE NOTES

     The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Exchange Notes by holders who acquire the Exchange Notes at original issue for cash. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Exchange Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and except as discussed below, foreign corporations and persons who are not citizens or residents of the U.S. nor does it include persons who hold the Exchange Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. In addition, this summary does not describe any tax consequences under state, local, or foreign tax laws.

     The discussion is based upon the IRC, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Exchange Notes which are different from those discussed herein.

     PROSPECTIVE PURCHASERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE SPECIFIC TO THEM OF ACQUIRING, OWING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     TAXATION OF STATED INTEREST. In general, interest on an Exchange Note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes. A U.S. holder means any person who or which is (i) a citizen or resident of the U.S.; (ii) a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or of any state; (iii) any estate or trust whose income is included in gross income for U.S. federal income tax purposes regardless of its source; and (iv) a person otherwise subject to U.S. federal income taxation on its worldwide income.

     POSSIBLE ORIGINAL ISSUE DISCOUNT ON THE EXCHANGE NOTE. Depending on the initial offering price to the public at which a substantial amount of the Exchange Notes are sold, the Exchange Notes may be issued with original issue discount for federal income tax purposes. The amount of original issue discount with respect to each Exchange Note will be equal to the excess of the "stated redemption price at maturity" of such Exchange Note over its "issue price."
For these purposes, the "issue price" of an Exchange Note is the initial offering price to the public at which a substantial amount of the Notes were sold. The "stated redemption price at maturity" of each Exchange Note will include all cash payments (other than stated interest to the extent that it is unconditionally payable at least annually at a single fixed rate ("qualified stated interest")) required to be made thereunder until maturity. The amount of original issue discount with respect to a debt instrument is considered to be zero if such discount is less than one-fourth of one percent of its stated redemption price at maturity (as defined above) multiplied by the number of complete years from the issue date to the maturity date of the debt instrument ("de minimis" original issue discount).

     TAXATION OF ORIGINAL ISSUE DISCOUNT ON THE EXCHANGE NOTES. If there is more than de minimis original issue discount, each Holder of an Exchange Note will be required to include in gross income (as ordinary interest income) an amount equal to the sum of the "daily portions" of the original issue discount on the Exchange Notes for each day such Holder holds an Exchange Note. The daily portions of original issue discount required to be included in a Holder's gross income will be determined on a constant yield basis by allocating to each day during the taxable year in which the Holder holds the Exchange Notes a PRO RATA portion of the original issue discount thereon which is attributable to the "accrual period."

     The amount of the original issue discount attributable to each accrual period will be the product of the "adjusted issue price" of the Exchange Notes at the beginning of such accrual period multiplied by the "yield to maturity" of the Exchange Notes, less the amount of any qualified stated interest allocable to the accrual period. Appropriate adjustments will be made in computing the amount of original issue discount attributable to the initial accrual period. The adjusted issue price of the Exchange Notes at the beginning of the first accrual period is the issue price. Thereafter the adjusted issue price of an Exchange Note is the issue price of the Exchange Note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less payments (other than payments of qualified stated interest) on the Exchange Note. The yield to maturity of an Exchange Note will be the discount rate that, when used to compute the present value (on a semi-annual compounded basis) of all principal and interest payments to be made under an Exchange Note, produces a present value equal to the issue price of the Exchange Note.

     The "accrual periods" of an Exchange Note (other than the initial accrual period) are each of the six-month periods during the term of the Exchange Note that end on the biannual payment dates of each year.

     EFFECT OF MANDATORY REPURCHASE AND OPTIONAL REDEMPTION ON ORIGINAL ISSUE DISCOUNT OF THE EXCHANGE NOTES. In the event the Company is required to make an Offer to Purchase, each Holder may require the Company to repurchase such Holder's Exchange Notes in accordance with such offer. In addition, in the event of certain sales or other dispositions of assets the Company may be required to make an Offer to Purchase the Exchange Notes. Treasury Regulations contain special rules for calculating the yield to maturity and maturity on a note in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. Further, Treasury Regulations contain special rules for determining the yield to maturity or maturity of a debt instrument if either the holder or the issuer has an option to defer or accelerate payments. Because neither of these rules should apply to an Offer to Purchase for either of the reasons described above, the Company has no present intention of treating such repurchase provisions of the Exchange Notes as affecting the computation of the yield to maturity or maturity date of any Exchange Notes.

     The Company may redeem the Exchange Notes, in whole or in part, at any time on or after July 1, 2001. The Company may also redeem up to 35% of the Exchange Notes prior to July 1, 2000, in connection with a Public Equity Offering. Treasury Regulations set forth special rules relating to the determination of yield to maturity and maturity for a debt instrument that may be redeemed prior to its stated maturity date at the option of the issuer. These rules should not apply to a debt instrument, and, hence, should not affect the determination of the yield to maturity or the maturity date of such debt instrument, unless the issuer's exercise of its redemption rights would reduce the yield to maturity on such instruments. The Company's exercise of these redemption rights would not reduce the yield to maturity on the Exchange Notes; therefore the special option rules will not apply to the Exchange Notes.

     SALE OR OTHER TAXABLE DISPOSITION OF THE EXCHANGE NOTES. The sale or other taxable disposition of an Exchange Note will result in the recognition of gain or loss to the holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued stated interest) and (b) the holder's adjusted tax basis in such Note.

     A holder's initial tax basis in an Exchange Note purchased by such holder will be equal to the issue price of the Notes. The holder's initial tax basis in an Exchange Note will be increased by the amount of original issue discount included in gross income with respect to such Note to the date of disposition and decreased by the amount of payments (other than payments of stated interest) with respect to such Note.

     Any gain or loss on the sale or other taxable disposition of an Exchange Note will be capital gain or loss, assuming a purchaser of the Exchange Note holds such security as a "capital asset" (generally property held for investment) within the meaning of Section 1221 of the IRC. Any capital gain or loss will be long-term capital gain or loss if the Exchange Note had been held for more than one year and otherwise will be short-term capital gain or loss. Payments on such disposition for accrued qualified stated interest not previously included in income will be treated as ordinary interest income.

     BACKUP WITHHOLDING. The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under section 3406 of the IRC. As a result, if any one of the events discussed above occurs with respect to a holder of Exchange Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Exchange Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or original issue discount and amounts paid through brokers in retirement of securities. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, PROVIDED that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of Exchange Notes by holders who are Non-U.S. Holders (as defined below). This summary discusses only Exchange Notes held as "capital assets" (as defined in the IRC) by the holders thereof. This summary does not discuss all aspects of U.S. federal income and estate taxation that may be relevant to a particular Non-U.S. Holder (as defined herein) of the Exchange Notes in light of its particular investment circumstances. This discussion also does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including dealers in securities, holders of securities held as part of a "straddle," hedge or "conversion transaction," or situations in which the "functional currency" of a Holder, within the meaning of Section 985(b) of the IRC, is not the U.S. dollar).

     The following discussion is based upon the IRC, the applicable Treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practices. All of the foregoing are subject to change (possibly on a retroactive basis) and any such change could affect the continuing validity of this discussion.

     For purposes hereof, a "Non-U.S. Holder" means any person other than (i) a citizen or resident of the U.S.; (ii) a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or of any state; or (iii) any estate or trust whose income is included in gross income for U.S. federal income tax purposes regardless of its source. For purposes of the withholding tax on interest discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

     For purposes of the following discussion, interest income and gain on the sale, exchange or retirement of an Exchange Note will be "U.S. trade or business income" if such income or gain is (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. or (ii) if a tax treaty applies, attributable to a permanent establishment (or in the case of an individual, a fixed place of business) in the U.S. trade or business income will be taxed at regular U.S. federal income tax rates. See, generally, "Certain U.S. Federal Income Tax Considerations for U.S. Holders" above. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the U.S. has an income tax treaty.

     INTEREST. Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below and which are not U.S. trade or business income will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate or an exemption from withholding because the interest is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or Form 4224, respectively.

     Interest that is paid to a Non-U.S. Holder on an Exchange Note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally, interest on the Exchange Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the IRC and the regulations thereunder; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership for U.S. federal income tax purposes; (iii) the Non-U.S. Holder is not a bank whose receipt of interest on an Exchange Note is described in Section 881(c)(3)(A) of the IRC; and (iv) the Company, or its paying agent, receives a properly executed certification as set forth in Section 871(h) and 881(c) of the IRC and the regulations thereunder, signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and which provides the beneficial owner's name and address.

     SALE, EXCHANGE OR RETIREMENT OF EXCHANGE NOTES. Any gain realized by a Non-U.S. Holder on the sale exchange or retirement of Exchange Notes, will generally not be subject to U.S. federal income tax provided that (i) such gain is not U.S. trade or business income; (ii) the Non-U.S. Holder is not an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; and (iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates. For the treatment of amounts received in respect of accrued and unpaid interest, see discussion above under "Interest."

     FEDERAL ESTATE TAX. Exchange Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death (or theretofore transferred subject to certain retained rights or powers) will not be subject to U.S. federal estate tax provided that any interest thereon would be exempt as portfolio interest if such interest were received by the Non-U.S. Holder at the time of his or her death.

     U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. The Company generally must report annually on Form 1042-S to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. These reporting requirements apply whether or not withholding is reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The U.S. backup withholding tax (in general, a tax imposed at the rate of 31% on interest payments to persons that fail to furnish the information required under the U.S. information reporting requirements) will generally not apply to payments of interest that qualify as portfolio interest as described above (PROVIDED that the Company has no actual knowledge that the holder is a U.S. person). Non-U.S. Holders will be required to provide certification to the Company of qualification for the portfolio interest or treaty exemption to avoid withholding.

     Payments of the proceeds of the sale of Exchange Notes to or through a foreign office of a "broker" (as defined in the pertinent regulations) will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person) but will be subject to information reporting if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income is from a U.S. trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a U.S. person and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the U.S. office of a broker is subject to backup withholding and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's regular federal income tax liability, PROVIDED that certain information is provided by the holder to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until                            , 1997 (90 days after
commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the

Securities Act. The Letters of Transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commission or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The audited consolidated financial statements of BSI Holdings, Inc. included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Sun Sportswear, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements of Plymouth Mills, Inc. included in this Prospectus have been audited by Mahoney Cohen & Company, CPA, PC, independent public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited consolidated financial statements of SolarCo, Inc. and Subsidiary included in this prospectus and elsewhere in the Registration Statement have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             BRAZOS SPORTSWEAR, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                             PAGE
                                             ----
BSI HOLDINGS, INC. AND BRAZOS
SPORTSWEAR, INC.
Report of Independent Public
Accountants...............................   F-3
Consolidated balance sheet at
  December 30, 1995 and December 28,
  1996....................................   F-4
Consolidated statement of operations
  for the years ended December 31,
  1994,
  December 30, 1995 and December 28,
  1996....................................   F-6
Consolidated statement of
  shareholders' equity (deficit) for
  the years ended
  December 31, 1994, December 30,
  1995 and December 28, 1996..............   F-7
Consolidated statement of cash flows
  for the years ended December 31,
  1994,
  December 30, 1995 and December 28,
  1996....................................   F-8
Notes to consolidated financial
  statements..............................   F-9
Consolidated condensed balance sheets
  at December 28, 1996 and March 29,
  1997
  (unaudited).............................   F-25
Consolidated condensed statements of
  operations for the thirteen week
  periods ended
  March 30, 1996 and March 29, 1997
  (unaudited).............................   F-27
Consolidated condensed statement of
  cash flows for the thirteen week
  periods ended March 30, 1996 and
  March 29, 1997 (unaudited)..............   F-28
Notes to consolidated condensed
  unaudited financial statements..........   F-29

SUN SPORTSWEAR, INC.
Report of Independent Public
Accountants...............................   F-32
Balance sheets at December 31, 1995
  and 1996................................   F-33
Statements of income for each of the
  years ended December 31, 1994, 1995
  and 1996................................   F-35
Statements of changes in
  shareholders' equity for the years
  ended December 31, 1994, 1995 and
  1996....................................   F-36
Statements of cash flows for the
  years ended December 31, 1994, 1995
  and 1996................................   F-37
Notes to financial statements.............   F-38

PLYMOUTH MILLS, INC.
Report of Independent Public
Accountants...............................   F-48
Balance sheets as of September 30,
  1995 and August 2, 1996.................   F-49
Statements of income and retained
  earnings for the years ended
  September 30, 1994 and 1995 and for
  the period from October 1, 1995
  through August 2, 1996..................   F-50
Statements of cash flows for the
  years ended September 30, 1994 and
  1995 and for the period from
  October 1, 1995 through August 2,
  1996....................................   F-51
Notes to financial statements.............   F-52

                                        PAGE
                                        ----
SOLARCO, INC. AND SUBSIDIARY
Report of Independent Public
Accountants...............................   F-55
Consolidated balance sheet at
  December 31, 1995 and December 29,
  1996....................................   F-56
Consolidated statement of income for
  the years ended January 1, 1995,
  December 31, 1995 and December 29,
  1996....................................   F-57
Consolidated statement of
  stockholders' equity for the years
  ended
  January 1, 1995, December 31, 1995
  and December 29, 1996...................   F-58
Consolidated statement of cash flows
  for the years ended January 1,
  1995, December 31, 1995 and
  December 29, 1996.......................   F-59
Notes to consolidated financial
  statements..........................l...   F-60
Consolidated condensed balance sheet
  at December 29, 1996 and March 30,
  1997
  (unaudited).............................   F-64
Consolidated condensed statement of
  income for the thirteen-week
  periods ended
  March 31, 1996 and March 30, 1997
  (unaudited).............................   F-65
Consolidated condensed statement of
  cash flows for the thirteen-week
  periods ended March 31, 1996 and
  March 30, 1997 (unaudited)..............   F-66
Notes to consolidated condensed
  unaudited financial statements..........   F-67

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
  BSI Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of BSI Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 30, 1995 and December 28, 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1994, December 30, 1995 and December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BSI Holdings, Inc. and subsidiaries as of December 30, 1995 and December 28, 1996, and the results of their operations and their cash flows for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
March 28, 1997

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 30, 1995 AND DECEMBER 28, 1996
                             (DOLLARS IN THOUSANDS)

                                               1995       1996
                                             ---------  ---------
                 ASSETS
CURRENT ASSETS:
     Cash...............................     $     755  $     561
     Accounts receivable, net of
      allowance for doubtful accounts of
      $967 and $2,760, respectively
      (Note 4)..........................        13,294     22,118
     Inventory (Notes 2(e) and 4).......        23,571     25,338
     Prepaid expenses...................           690      1,786
     Income tax receivable..............           300     --
     Deferred tax assets (Note 5).......        --          1,797
                                             ---------  ---------
          Total current assets..........        38,610     51,600
                                             ---------  ---------
PROPERTY, PLANT AND EQUIPMENT, at cost
  (Notes 2(f) and 4):
     Land...............................            90         90
     Buildings..........................           670        670
     Machinery and equipment............         3,866      6,468
     Furniture and fixtures.............         2,598      2,823
     Construction in progress...........        --            154
                                             ---------  ---------
                                                 7,224     10,205
     Less -- accumulated depreciation...        (2,144)    (3,332)
                                             ---------  ---------
                                                 5,080      6,873
                                             ---------  ---------
INTANGIBLE ASSETS (Note 2(g)):
     Costs in excess of fair value of
      assets acquired...................         2,461     21,456
     Less -- accumulated amortization...          (336)      (624)
                                             ---------  ---------
                                                 2,125     20,832
                                             ---------  ---------
     Other..............................         1,320      3,359
     Less -- accumulated amortization...          (541)      (922)
                                             ---------  ---------
                                                   779      2,437
                                             ---------  ---------
          Total intangible assets.......         2,904     23,269
                                             ---------  ---------
OTHER ASSETS............................           476        940
                                             ---------  ---------
                                             $  47,070  $  82,682
                                             =========  =========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 30, 1995 AND DECEMBER 28, 1996
                             (DOLLARS IN THOUSANDS)

                                               1995       1996
                                             ---------  ---------
  LIABILITIES AND SHAREHOLDERS' EQUITY
               (DEFICIT)
CURRENT LIABILITIES:
     Borrowings pursuant to revolving
      credit agreement (Note 4).........     $  20,693  $  23,524
     Current portion of other debt (Note
      4)................................         2,531      3,419
     Payable to former owners of
      Plymouth (Note 3(a))..............        --          2,950
     Accounts payable...................        13,662      9,998
     Accrued liabilities................         3,316      7,042
                                             ---------  ---------
          Total current liabilities.....        40,202     46,933
                                             ---------  ---------
LONG-TERM OBLIGATIONS -- LESS SCHEDULED
  MATURITIES (Note 4):
     Borrowings pursuant to revolving
      credit agreement..................         1,900      8,800
     Notes payable......................           118         41
     Subordinated debt due to related
      parties...........................         3,716     13,590
     Capital lease liability............           878      1,175
                                             ---------  ---------
                                                 6,612     23,606
                                             ---------  ---------
DEFERRED INCOME TAXES PAYABLE (Note
  5)....................................        --            934
OTHER LIABILITIES.......................        --            367
MANDATORILY REDEEMABLE PREFERRED STOCK
  (Note 7)..............................           945      7,613
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY (DEFICIT) (Note 6):
     Common stock, $.01 par value,
      50,000,000 shares authorized and
      2,015,718 and 3,676,008 shares
      issued and outstanding at December
      30, 1995 and December 28, 1996,
      respectively......................             3          5
     Additional paid-in capital.........         2,860      2,927
     Retained earnings (deficit)........        (3,490)       297
     Notes receivable from
      shareholders......................           (62)    --
                                             ---------  ---------
          Total shareholders' equity
            (deficit)...................          (689)     3,229
                                             ---------  ---------
                                             $  47,070  $  82,682
                                             =========  =========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               1994         1995         1996
                                          -----------  -----------  -----------
NET SALES............................     $    76,754  $   131,020  $   169,452
COST OF GOODS SOLD...................          64,846      106,576      127,845
                                          -----------  -----------  -----------
          Gross profit...............          11,908       24,444       41,607
OPERATING EXPENSES:
     Selling, general and
       administrative expenses.......           9,997       25,264       31,830
     Amortization of intangible
       assets and non-compete
       payments......................             224          285          699
                                          -----------  -----------  -----------
          Total operating expenses...          10,221       25,549       32,529
                                          -----------  -----------  -----------
          Operating income (loss)....           1,687       (1,105)       9,078
OTHER EXPENSE (INCOME):
     Interest expense................           1,663        3,695        4,491
     Other, net......................         --               (22)        (234)
                                          -----------  -----------  -----------
          Income (loss) before
             provision (credit) for
             income taxes and
             extraordinary item......              24       (4,778)       4,821
PROVISION (CREDIT) FOR INCOME TAXES
  (Note 5)...........................              99         (338)         789
                                          -----------  -----------  -----------
          Net income (loss) before
             extraordinary item......             (75)      (4,440)       4,032
EXTRAORDINARY ITEM:
     Gain on extinguishment of debt
       (Note 4)......................         --               500      --
                                          -----------  -----------  -----------
          Net income (loss)..........             (75)      (3,940)       4,032
DIVIDENDS AND ACCRETION ON PREFERRED
  STOCK (Note 7).....................         --           --               245
                                          -----------  -----------  -----------
     Net income (loss) available for
       common shareholders...........     $       (75) $    (3,940) $     3,787
                                          ===========  ===========  ===========
PER SHARE DATA:
     Earnings (loss) per common and
       common equivalent share before
       extraordinary item............     $      (.02) $     (1.47) $       .90
     Extraordinary gain per common
       and common equivalent share...         --               .17      --
                                          -----------  -----------  -----------
     Earnings (loss) per common and
       common equivalent share.......     $      (.02) $     (1.30) $       .90
                                          ===========  ===========  ===========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING (Note
  2(i))..............................       3,029,803    3,029,803    4,198,907
                                          ===========  ===========  ===========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
 FOR THE YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           PREFERRED STOCK      COMMON STOCK      ADDITIONAL   RETAINED     RECEIVABLE
                                          -----------------   -----------------    PAID-IN     EARNINGS        FROM
                                           SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL     (DEFICIT)   SHAREHOLDERS
                                          ---------  ------   ---------  ------   ----------   ---------   -------------
BALANCES AT DECEMBER 31, 1993...........    150,000  $   1    2,015,718   $  3      $2,265      $   525       $  (140)
    Stock purchase warrants issued......     --       --         --       --           744        --           --
    Payments received from
      shareholders......................     --       --         --       --         --           --               48
    Redemption (Note 6).................   (150,000)    (1 )     --       --          (149)       --           --
    Net loss............................     --       --         --       --         --             (75)       --
                                          ---------  ------   ---------  ------   ----------   ---------   -------------
BALANCES AT DECEMBER 31, 1994...........     --       --      2,015,718      3       2,860          450           (92)
    Payments received from
      shareholders......................     --       --         --       --         --           --               30
    Net loss............................     --       --         --       --         --          (3,940)       --
                                          ---------  ------   ---------  ------   ----------   ---------   -------------
BALANCES AT DECEMBER 30, 1995...........     --       --      2,015,718      3       2,860       (3,490)          (62)
    Stock purchase warrants issued......     --       --         --       --           815        --           --
    Conversion of warrants to common
      stock.............................     --       --      1,660,290      2       --           --           --
    Payments received from
      shareholders......................     --       --         --       --         --           --               62
    Loss on conversion of subordinated
      debt..............................     --       --         --       --          (738)       --           --
    Redeemable preferred stock issuance
      costs.............................     --       --         --       --           (10)       --           --
    Accretion of redeemable preferred
      stock discount....................     --       --         --       --         --             (28)       --
    Payment of PIK dividends (Note 7)...     --       --         --       --         --            (217)       --
    Net income..........................     --       --         --       --         --           4,032        --
                                          ---------  ------   ---------  ------   ----------   ---------   -------------
BALANCES AT DECEMBER 28, 1996...........     --      $--      3,676,008   $  5      $2,927      $   297       $--
                                          =========  ======   =========  ======   ==========   =========   =============

                                              TOTAL
                                          SHAREHOLDERS'
                                             EQUITY
                                            (DEFICIT)
                                          -------------
BALANCES AT DECEMBER 31, 1993...........     $ 2,654
    Stock purchase warrants issued......         744
    Payments received from
      shareholders......................          48
    Redemption (Note 6).................        (150)
    Net loss............................         (75)
                                          -------------
BALANCES AT DECEMBER 31, 1994...........       3,221
    Payments received from
      shareholders......................          30
    Net loss............................      (3,940)
                                          -------------
BALANCES AT DECEMBER 30, 1995...........        (689)
    Stock purchase warrants issued......         815
    Conversion of warrants to common
      stock.............................           2
    Payments received from
      shareholders......................          62
    Loss on conversion of subordinated
      debt..............................        (738)
    Redeemable preferred stock issuance
      costs.............................         (10)
    Accretion of redeemable preferred
      stock discount....................         (28)
    Payment of PIK dividends (Note 7)...        (217)
    Net income..........................       4,032
                                          -------------
BALANCES AT DECEMBER 28, 1996...........     $ 3,229
                                          =============

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996
                             (DOLLARS IN THOUSANDS)

                                             1994       1995        1996
                                          ----------  ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)..................  $      (75) $  (3,940) $    4,032
     Adjustments to reconcile net income
       (loss) to net cash
       provided by (used in) operating
       activities --
          Depreciation..................         435        824       1,291
          Amortization of intangible
             assets.....................         192        253         699
          Gain on extinguishment of
             debt.......................      --           (500)     --
          Decrease (increase) in
             deferred income taxes......        (120)        78        (863)
          Decrease (increase) in
             accounts receivable........      (1,495)      (614)         92
          Decrease (increase) in
             inventory..................      (2,945)       906       4,328
          Decrease (increase) in prepaid
             expenses...................        (522)       113        (985)
          Decrease (increase) in income
             tax receivable.............        (318)        18         300
          Decrease (increase) in other
             noncurrent assets..........         166        (20)     (1,825)
          Increase (decrease) in
             accounts payable and
             accrued liabilities........       1,094      3,621      (1,991)
                                          ----------  ---------  ----------
               Net cash provided by
                  (used in) operating
                  activities............      (3,588)       739       5,078
                                          ----------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of Velva Sheen
       Manufacturing Co., net of cash
       acquired.........................     (11,735)    --          --
     Purchase of Plymouth Mills, Inc....      --         --         (20,256)
     Purchases of property, plant and
       equipment, net...................        (528)      (518)     (1,137)
     Additional payments on prior-year
       asset purchase...................         (10)    --          --
                                          ----------  ---------  ----------
               Net cash used in
                  investing
                  activities............     (12,273)      (518)    (21,393)
                                          ----------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings pursuant to revolving
       credit agreement, net............       9,846      1,808       2,831
     Borrowings of long-term debt
       pursuant to credit agreement.....       3,569      1,000       9,568
     Repayments of long-term debt
       pursuant to credit agreement.....        (203)    (1,409)     (1,868)
     Proceeds from (repayments of)
       subordinated debt and stock
       purchase warrants................       2,500       (996)      3,500
     Repayment of capital lease
       obligations and industrial
       revenue bonds....................      --            (48)       (379)
     Payments made under non-compete
       agreements.......................      --         --             (84)
     Payments for deferred financing
       costs............................        (119)        (5)        (11)
     Payments received on notes
       receivable from shareholders.....          48         30          62
     Issuance of common stock...........      --         --               2
     Issuance of preferred stock and
       related warrants.................      --         --           2,500
                                          ----------  ---------  ----------
               Net cash provided by
                  financing
                  activities............      15,641        380      16,121
                                          ----------  ---------  ----------
NET INCREASE (DECREASE) IN CASH.........        (220)       601        (194)
CASH AT BEGINNING OF YEAR...............         374        154         755
                                          ----------  ---------  ----------
CASH AT END OF YEAR.....................  $      154  $     755  $      561
                                          ==========  =========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest.............  $    1,434  $   3,500  $    3,906
     Cash paid for income taxes (refunds
       received)........................         648       (453)       (258)
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  ACTIVITIES:
     Capital lease financing............      --            377         686
     Payments of PIK dividends..........      --         --             217
     Conversion of subordinated debt to
       preferred stock (Note 4).........      --         --           3,719

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996

(1)  ORGANIZATION, NATURE OF OPERATIONS AND SUBSEQUENT EVENT --

     (a) SUBSEQUENT EVENT -- On March 14, 1997, BSI Holdings, Inc. (BSI or the Company) consummated a merger with Sun Sportswear, Inc. (Sun) (hereinafter referred to as the "Merger") whereby BSI acquired an 86% ownership interest in Sun. The Merger will be accounted for as a reverse acquisition with Sun being the surviving legal entity and BSI being the acquiror for accounting purposes. Concurrent with the Merger, Sun was reincorporated in the State of Delaware under the name Brazos Sportswear, Inc. (New Brazos).

     As of March 14, 1997, all of the former directors and officers of Sun resigned and six directors designated by BSI became the directors of New Brazos. The chief executive officer and vice president and chief financial officer of BSI assumed identical responsibilities for New Brazos.

     Sun shareholders prior to the Merger, other than Seafirst Bank (Seafirst), who elected not to retain their shares received $11.00 per share ($2.20 per share prior to the 1-for-5 reverse stock split pursuant to the Merger) for 50% of such shares and the remaining shares were converted into New Brazos common stock. Seafirst, Sun's majority shareholder prior to the Merger, received $11.00 per share ($2.20 per share prior to the 1-for-5 reverse stock split pursuant to the Merger) for 59.5% of its Sun shares in a combination of cash and a note, with its remaining shares being converted into New Brazos common stock.

     A preliminary summary of the Merger, pending completion of certain appraisals and analysis of the net assets acquired, utilizing March 14, 1997 balances, is as follows:

                                           (000'S
                                          OMITTED)
                                          ---------
Fair value of assets acquired,
including:
     Accounts receivable.............      $  7,928
     Inventories.....................        12,994
     Other current assets............         2,059
                                          ---------
Total fair value of assets
acquired.............................        22,981
                                          ---------
Less:
     Purchase Price:
          Cash.......................      $  4,680
          Subordinated note to
            Seafirst.................         1,500
          Equity interest in BSI
            subsequent to the Merger
            (587,915 remaining Sun
            shares at $11.00 per
            share (2,939,574 shares
            at $2.20 per share on a
            pre-split basis))........         6,467
                                          ---------
                                             12,647
          Transaction costs..........         1,389
          Financing costs............           150
                                          ---------
Total purchase price.................        14,186
                                          ---------
Liabilities assumed..................      $  8,795
                                          =========

     The purchase price was financed through a combination of borrowings under Brazos' credit agreement ($6.3 million short-term, $1.0 million long-term), the issuance of BSI convertible, mandatorily redeemable preferred stock ($2.0 million), and the issuance of a subordinated debenture to Seafirst ($1.5 million). In connection with this transaction, the above proceeds were used to retire $3.0 million of the subordinated debentures payable to the seller of Plymouth. In connection with this transaction, the Company increased its

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

credit facility to approximately $85 million (see Note 4). The credit facility includes a $73.2 million revolving line of credit.

     The accompanying consolidated financial statements of BSI reflect its historical results of operations prior to the Merger.

     (b) ORGANIZATION AND NATURE OF OPERATIONS -- BSI, a Delaware corporation, is the parent company for two wholly-owned subsidiaries: Brazos Sportswear, Inc. (Brazos), a Texas corporation, and Brazos Embroidery, Inc. (BEI), a Pennsylvania corporation.

     Brazos designs, manufactures and distributes sportswear for adults and children. Products manufactured and sold by Brazos under license agreements include those decorated with classic cartoon characters and collegiate logos. Brazos also markets sportswear decorated with its proprietary designs and creates garments under private labels of major retailers. In addition, Brazos distributes undecorated garments to other imprinters of sportswear.

     The Company had net sales of $24 million and $29 million to a single customer in 1994 and 1995, respectively, and $53 million to two customers in 1996. These amounts represented 32%, 22% and 31% of total net sales during 1994, 1995 and 1996, respectively. The accompanying consolidated balance sheets include accounts receivable of $3.7 million and $5.4 million at December 30, 1995 and December 28, 1996, respectively, due from such customers.

     The Company sells licensed products which are decorated with classic cartoon characters and logos. The Company acquires rights to use characters and logos only on specified types of garments, pays each licensor royalties on products sold which display the licensed character or logo, and typically guarantees a minimum annual royalty.

     The three largest suppliers of blank garments to the Company represented approximately 51%, 59% and 39% of cost of goods sold included in the accompanying consolidated statements of operations during 1994, 1995 and 1996, respectively. Management believes that a loss of any single supplier would not significantly impact operations as alternative products are available from other sources.

(2)  SIGNIFICANT ACCOUNTING POLICIES --

     (a) PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of the Company and its two wholly owned subsidiaries, Brazos and BEI. All significant intercompany accounts and transactions have been eliminated.

     (b) MANAGEMENT'S USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c) YEAR-END -- The Company uses a 52-53 week accounting period ending on the last Saturday in December. Prior to fiscal 1995, the Company's year-end was December 31. Fiscal 1995 and 1996 each had 52 weeks.

     (d) REVENUE RECOGNITION -- Sales are recognized when finished garments are shipped to customers from the Company's facilities.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (e) INVENTORY -- The Company's inventories are stated at cost, which is not in excess of market utilizing both the last-in, first-out (LIFO) method and the first-in, first-out (FIFO) method depending on the specific division location. The following is a summary of inventories at year-end, by costing method (in thousands):

INVENTORY CATEGORY                      METHOD     1995       1996
-------------------------------------   ------   ---------  ---------
Blank garments.......................    LIFO    $  11,074  $  12,126
Printed garments.....................    LIFO        3,174      1,481
                                                 ---------  ---------
                                                    14,248     13,607
Less -- LIFO reserve.................                 (231)      (182)
                                                 ---------  ---------
          Total LIFO.................               14,017     13,425
                                                 ---------  ---------
Manufactured garments................    FIFO        1,676      2,486
Blank and printed garments...........    FIFO        7,878      9,427
                                                 ---------  ---------
          Total FIFO.................                9,554     11,913
                                                 ---------  ---------
          Total inventory............            $  23,571  $  25,338
                                                 =========  =========

     For financial statement purposes, the Company follows the specific identification method whereby LIFO is determined on an item-by-item basis. For federal income tax reporting purposes, LIFO is determined utilizing the dollar-value method using one homogenous pool. For federal income tax reporting purposes, the Company's LIFO inventories were as follows (in thousands):

                                          1995       1996
                                       ---------  ---------
Tax LIFO cost........................  $  12,991  $  12,710
Book LIFO cost.......................     14,017     13,425

     Cost of goods sold reflects charges of $4,000 and $36,000 in 1994 and 1995, respectively, and a LIFO credit of $49,000 in 1996.

     (f) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method. Expenditures for additions, major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged against income as incurred. When properties are retired or otherwise disposed of, the cost thereof and the applicable accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

     The estimated useful life for each of the major asset categories is as follows:

Land.................................       --
Buildings............................      39 years
Machinery and equipment..............     3-7 years
Furniture and fixtures...............     5-7 years

     (g) INTANGIBLE ASSETS -- Amounts paid in excess of the fair value of the tangible net assets acquired are being amortized over periods ranging from 15 to 40 years.

     Other intangible assets at December 30, 1995 and December 28, 1996 include non-compete agreements, deferred financing costs, licenses and copyrights. The costs of non-compete agreements are being amortized over the respective lives of the agreements (five years) using the straight-line method. The deferred financing costs are being amortized over the life of the credit facility to which they relate using a method which approximates the effective interest method. The costs of licenses are being amortized over a

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

period of 15 years using the straight-line method. The costs of copyrights are being amortized over a period of 40 years using the straight-line method.

     The Company regularly evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of long-lived and intangible assets acquired may warrant revisions or that the remaining balance of such costs may not be recoverable, utilizing undiscounted future cash flows.

     (h) ADVERTISING -- The Company expenses the production cost of advertising the first time the advertising takes place, except for direct-response advertising which is capitalized and amortized over its expected period of future benefits.

     Direct-response advertising consists primarily of catalogues that include order phone numbers for the Company's products. The capitalized costs of the advertising are amortized over the year to which the catalogue relates.

     At December 30, 1995 and December 28, 1996, $176,000 and $107,000,
respectively, of advertising was reported as an asset. Advertising expense was approximately $579,000, $930,000 and $645,000 in 1994, 1995 and 1996,
respectively.

     (i)  EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE -- Earnings
(loss) per share is based on the weighted average number of common shares outstanding and includes the effect of the issuance of shares in connection with the assumed exercise of stock options and warrants. Such stock options and warrants were in excess of 20% of total common shares issued and outstanding for all periods presented.

     Earnings (loss) per share has also been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB No.
83). SAB No. 83 requires that options and warrants granted in the twelve-month period immediately preceding a proposed public offering transaction at prices substantially less than the initial public offering price be included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented. Warrants issued in 1996 to purchase 1,014,206 shares (133,757 shares on a pre-split basis) of common stock at $.0013 per share were subject to this requirement.

     All share and per share information included in the accompanying consolidated financial statements has been retroactively restated for all periods presented to reflect a 37.912252-for-1 stock split and 1-for-5 reverse stock split pursuant to the Merger.

     (j) NEW ACCOUNTING PRONOUNCEMENTS -- In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121). SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets to be disposed of in the future. The adoption of the provisions of SFAS No. 121 during the first quarter of 1996 did not have a material effect on the Company's consolidated financial condition or results of operations.

     (k) RECLASSIFICATIONS -- Certain amounts in the 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation.

(3)  ACQUISITIONS --

     (a) PLYMOUTH MILLS, INC. ACQUISITION -- Effective August 2, 1996, BSI acquired certain assets and assumed certain liabilities of Plymouth Mills, Inc. ("Plymouth") for approximately $36 million. This transaction has been accounted for as a purchase with approximately $19 million of the excess of the acquisition cost over the fair value of net assets acquired being assigned to goodwill. Goodwill is being

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amortized over 40 years on a straight-line basis. Results of operations of Plymouth from August 2, 1996 are included in the consolidated statement of operations for the fifty-two weeks ended December 28, 1996.

     Pro forma operating results of BSI and Plymouth combined, assuming the acquisition had been made as of January 1, 1995 follow. Such information reflects adjustments to reflect amortization of goodwill and intangible assets acquired, changes in compensation expense to reflect compensation levels included in post-acquisition employment agreements, additional interest expense related to increased net indebtedness, additional income tax expense to reflect termination of Plymouth's S-corporation status, and dividends on additional preferred stock issued.

                                                   (UNAUDITED)
                                                    YEAR ENDED
                                           ----------------------------
                                           DECEMBER 30,    DECEMBER 28,
                                               1995            1996
                                           ------------    ------------
                                            (000'S OMITTED EXCEPT PER
                                                  SHARE AMOUNTS)
Net sales...............................     $163,358        $195,312
Net income (loss) before extraordinary
  items.................................       (3,977)          5,384
Net income (loss) available for common
  shareholders..........................       (4,034)          4,816
Earnings (loss) per common and common
  equivalent share......................        (1.33)           1.15

     In connection with the acquisition, assets were acquired and liabilities were assumed as follows:

                                              (000'S
                                             OMITTED)
                                             --------
Fair value of assets acquired including:
     Accounts receivable................     $  8,804
     Inventories........................        6,128
     Other current assets...............          150
     Property, plant and equipment......        1,269
     Intangible assets..................          400
     Goodwill...........................       18,985
                                             --------
                                               35,736
Less: Cash paid for net assets..........      (18,000)
                                             --------
                                             $ 17,736
                                             ========
Liabilities assumed, including:
     Subordinated debt to sellers.......     $ 10,414
     Liabilities assumed and acquisition
      costs.............................        2,115
     Earnout (for the 12-month period
      ended September 30, 1996) and
      net worth (as of August 2, 1996)
      payments..........................        5,207
                                             --------
                                             $ 17,736
                                             ========

     Of the $5,207,000 earnout and net worth payments above, at December 28, 1996, the Company had an obligation outstanding to the former owners of Plymouth of $2,950,000.

     Pursuant to the related asset purchase agreement, the purchase price has been financed through a combination of borrowings under Brazos' revolving credit agreement ($18.6 million), the issuance of subordinated debentures in the capital markets ($3.5 million), the issuance of Brazos mandatorily redeemable preferred stock, Series A ($2.5 million), and the issuance of subordinated debentures to the seller ($10.4 million).

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Effective with the completion of this transaction, the seller became a member of the board of directors of the Company. The subordinated debentures due the seller consist of the following notes (000's omitted):

     Note bearing annual interest at 10%,
       maturing December 31, 1997(i).........  $   3,000
     Note bearing annual interest at 7.75%,
       maturing December 31, 2003............      4,464
     Note bearing annual interest at 7.75%,
       payable in two equal installments on
       March 31, 1998 and March 31, 1999.....      2,950
                                               ---------
                                               $  10,414
                                               =========

     (i)  This note has been repaid as part of the Merger.

     The $3.5 million principal amount of subordinated debt contained detachable warrants to purchase 342,939 shares (45,228 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at $330,000 which represents the difference between the exercise price and management's estimate of the fair market value of 342,939 shares of the Company's common stock issuable pursuant to the exercise of the warrants at the date of grant. These warrants have been recorded as additional paid-in capital and were exercised during 1996 (see Note 6).

     The Series A mandatorily redeemable preferred stock contained detachable warrants to purchase 504,316 shares (66,511 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at $485,000 which represents the difference between the exercise price and management's estimate of the fair market value of the 504,316 shares of the Company's common stock issuable pursuant to the exercise of the warrants at the date of grant. These warrants have been recorded as additional paid-in capital and were exercised during 1996 (see Note 6).

     The Company also issued to the seller warrants to purchase 227,474 shares (30,000 shares on a pre-split basis) of its common stock at a purchase price of $3.96 per share. These warrants were assigned a value of zero because in the opinion of management, these warrants were granted at an exercise price which is not less than the fair value of the Company's stock at the date of grant.

     (b) NEEDLEWORKS, INC. ACQUISITION -- On December 1, 1995, BEI acquired certain of the assets and assumed certain liabilities of Needleworks, Inc. for approximately $2.7 million. The acquisition was accounted for using the purchase method of accounting with the $357,000 excess of the acquisition cost over the fair value of net assets acquired being assigned to goodwill. Goodwill is being amortized over 15 years on a straight-line basis. The operations of BEI for the periods from December 1, 1995 have been included in the Company's consolidated statements of operations.

     (c) VELVA SHEEN ACQUISITION -- On November 10, 1994, Brazos acquired certain of the assets and assumed certain liabilities of Velva Sheen Manufacturing Co. (Velva Sheen) from American Marketing Industries (AMI) for approximately $20 million. The acquisition was accounted for using the purchase method of accounting with the $115,000 excess of the acquisition cost over the fair value of net assets acquired being assigned to goodwill. Goodwill is being amortized over 15 years on a straight-line basis. The operations of Velva Sheen for the periods from November 10, 1994, have been included in the Company's consolidated statements of operations.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4)  LONG-TERM DEBT OBLIGATIONS --

     Long-term obligations consist of the following:

                                          (000'S OMITTED)
                                        --------------------
                                          1995       1996
                                        ---------  ---------
Industrial revenue bonds, variable
  interest rate (5.8% at December 28,
  1996), due in monthly installments
  of $4,166 through April, 2002 and
  $6,250 through April, 2007, secured
  by substantially all assets of
  BEI................................  $     681  $     638
Equipment note, variable interest
  rate of prime plus 1% (9.25% at
  December 28, 1996), interest
  payable monthly, principal due in
  monthly installments of $4,545
  through May, 1998, secured by
  related equipment..................        150         73
Term loans, variable interest rate
  (9% to 9.75% at December 28, 1996),
  interest payable monthly, principal
  due in monthly installments of
  $200,000 through August, 1999 with
  balance due at that time, secured
  by all assets of Brazos............      3,500     11,200
Subordinated notes due to
  shareholders of BSI, fixed interest
  rate of 12%, interest payable
  quarterly, principal due in
  quarterly installments of $218,750
  beginning 3/31/98 through maturity
  at 12/31/01........................      2,760     --
Subordinated notes due to
  shareholders of BSI, fixed interest
  rates
  from 10% to 12%, interest payable
  quarterly, principal due in
  quarterly installments of $47,814
  beginning 3/31/98 through maturity
  at 12/31/02........................        956     --
Subordinated note, fixed interest
  rate of 13%, interest payable
  monthly, principal due in quarterly
  installments of $250,000 beginning
  9/1/01 through 8/31/03 with balance
  due at that time...................     --          3,176
Subordinated note due to former
  owners of Plymouth, fixed interest
  rate of 7.75%, interest payable
  quarterly, principal due upon
  maturity at 12/31/03...............     --          4,464
Subordinated note due to former
  owners of Plymouth, fixed interest
  rate of 10%, interest payable
  quarterly, principal due upon
  maturity at 12/31/97...............     --          3,000
Subordinated note due to former
  owners of Plymouth, fixed interest
  rate of 7.75%, interest payable
  quarterly, principal due in two
  equal payments of $1,475,000 on
  3/31/98 and 3/31/99................     --          2,950
Capital lease obligations (net of
  $346,000 of interest)..............      1,096      1,524
                                       ---------  ---------
                                           9,143     27,025
Less -- current portion..............      2,531      3,419
                                       ---------  ---------
Long -- term obligations.............  $   6,612  $  23,606
                                       =========  =========

     Brazos has a credit agreement, as amended through March 14, 1997, with a financial institution which provides for borrowings of up to approximately $85 million which is reduced by amounts borrowed pursuant to a term loan provided by the credit agreement, outstanding letters of credit and a specified percentage of outstanding documentary letters of credit. The credit agreement provides for a term loan of $11.6 million with the balance available as a revolving loan or letters of credit. Principal amounts borrowed together with interest borrowed pursuant to the revolving loan are due upon demand; however, if no demand is made, interest is payable monthly and the principal is due August 9, 1999, with an option to renew for two additional one-year periods. Amounts borrowed pursuant to the revolver bear interest at the lender's base rate, as defined, plus .5% or the lender's Eurodollar base rate, as defined, plus 2.75% or a combination of both rates. Amounts borrowed pursuant to the term loan bear interest at the lender's base rate, as defined,

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plus 1.5% or the lender's Eurodollar base rate, as defined, plus 3.5% or a combination of both rates. Available borrowings under the credit agreement are subject to the level of the eligible accounts receivable and inventory. At December 28, 1996, Brazos had approximately $23.5 million outstanding on its line of credit at interest rates ranging from 8.2% to 8.75% and $2.9 million in additional borrowings available pursuant to the credit agreement.

     The credit agreement may be terminated subject to a prepayment fee. Amounts borrowed pursuant to the credit agreement are secured by substantially all of the assets of Brazos. The credit agreement requires compliance with certain financial covenants, as defined, including a minimum adjusted net worth, debt service coverage ratio, current ratio and leverage ratio, and prohibits BSI from paying cash dividends on common stock, incurring additional debt and prepaying subordinated debt. BSI was in compliance with these provisions at December 28, 1996.

     Pursuant to the purchase of Plymouth in August, 1996, the Company issued subordinated debentures in capital markets of $3.5 million as well as subordinated debentures to the seller of $10.4 million. The subordinated debentures related to the $3.5 million were issued at a discount of $330,000 to give effect to the estimated fair value of warrants issued in connection with the new debt. The discount is being amortized into interest expense using the effective interest rate method during the period of issuance through the maturity date of the debt. An earnout payment to the sellers of approximately $2.95 million is reflected as a current liability as it is due upon completion of an earnout calculation, as defined in the asset purchase agreement.

     Effective August 8, 1996, BSI issued 4,456,000 shares of Series B mandatorily redeemable preferred stock in exchange for subordinated debt (carrying value of $3,719,000 at August 8, 1996) to all subordinated debt holders of record at BSI. BSI then forgave the subordinated debt due from its subsidiary. The resulting $737,000 loss on retirement was recorded to additional paid-in capital due to the related party nature of the transaction (see Note 7).

     In connection with the Needleworks, Inc. acquisition, BEI assumed Industrial Revenue Bonds (the Bonds) which bear interest at a floating weekly rate. The bonds are secured by substantially all of the assets of BEI and a bank letter of credit which expires August 15, 1998. The bank letter of credit is essentially guaranteed by another bank under a reimbursement agreement which requires BEI to make monthly principal payments. BEI has the option to establish the Bond's interest rate form (variable or fixed interest rate). When a fixed interest rate is selected, the fixed rate assigned will approximate the market rate for comparable securities. When a variable rate is selected or at the end of a fixed interest rate period, the Bondholders reserve the right to demand payment of the Bonds. In the event that any of the Bondholders exercise their rights, a remarketing agent is responsible for remarketing the Bonds on a best efforts basis for not less than the outstanding principal and accrued interest. In the event the Bonds are not able to be remarketed and borrowings on the letters of credit occur, funding through the reimbursement agreement occurs and BEI could be required to repay the debt at that time. Thus, the Bonds are classified as current debt in the accompanying consolidated balance sheets.

     In 1995, the Company exercised its option as part of the Velva Sheen purchase agreement to prepay subordinated debt issued to the seller whereby a discount of $500,000 was negotiated and recorded as extraordinary income.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Maturities of all borrowings, exclusive of approximately $324,000 of interest remaining to be accreted pertaining to a discounted obligation, are as follows at December 28, 1996 (000's omitted):

                                                       AMOUNT
                                                       -------
            1997....................................   $26,943
            1998....................................     7,343
            1999....................................     8,309
            2000....................................       230
            2001....................................       584
            Thereafter..............................     7,464
                                                       -------
                                                       $50,873
                                                       =======

     The revolving loan, term loans and Bonds bear interest at variable rates which approximate current rates. Accordingly, the amounts as stated for these loans approximate fair value. The fair value of the subordinated debt is based on the current rate offered for debt of the same remaining maturities. At December 30, 1995 and December 28, 1996, the estimated fair value of the Company's fixed rate debt approximated carrying value.

(5)  INCOME TAXES --

     The Company complies with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).
SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities.

     The provision (credit) for income taxes includes the following components (000's omitted):

                                            1994       1995       1996
                                          ---------  ---------  ---------
Current:
     Federal............................  $     136  $    (300) $   1,370
     State and local....................         83     --            282
                                          ---------  ---------  ---------
                                                219       (300)     1,652
                                          ---------  ---------  ---------
Deferred:
     Federal --
          Depreciation..................  $      32  $     204  $     102
          Tax net operating loss
             carryforward...............     --           (640)       640
          Inventory reserves and
             other......................       (105)      (200)         4
          Accounts receivable
             reserves...................         20       (228)      (515)
          Valuation allowance...........     --          1,123     (1,123)
          Other, net....................        (67)      (297)       193
                                          ---------  ---------  ---------
                                               (120)       (38)      (699)
                                          ---------  ---------  ---------
     State and local....................     --         --           (164)
                                          ---------  ---------  ---------
                                          $      99  $    (338) $     789
                                          =========  =========  =========

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation between the statutory federal income tax rate and the effective rate shown above (000's omitted):

                                                1994               1995                1996
                                           --------------     ---------------     ---------------
                                           AMOUNT    RATE     AMOUNT     RATE     AMOUNT     RATE
                                           ------    ----     -------    ----     -------    ----
Computed provision (credit) for federal
  income taxes at the statutory rate....    $  8      34 %    $(1,459)    34 %    $ 1,637     34 %
State and local income taxes, net of
  federal income tax benefit............      24     100 %      --       --           118      2 %
Valuation allowance.....................    --       --         1,123     26 %     (1,123)   (23 )%
Other...................................      67     279 %         (2)   --           157      3 %
                                           ------    ----     -------    ----     -------    ----
                                            $ 99     413 %    $  (338)     8 %    $   789     16 %
                                           ======    ====     =======    ====     =======    ====

     At December 30, 1995 and December 28, 1996, the net deferred tax asset consisted of the following (000's omitted):

                                                 1995       1996
                                               ---------  ---------
Deferred tax liabilities:
     Tax depreciation over book
       depreciation.....................       $    (227) $    (356)
     LIFO inventory.....................            (455)      (441)
     Intangible assets..................            (336)      (478)
     Other..............................             (97)      (100)
                                               ---------  ---------
                                                  (1,115)    (1,375)
                                               ---------  ---------
Deferred tax assets:
     Inventory reserves.................             519        444
     Inventory cost capitalization......             476        544
     Accounts receivable reserves.......             387      1,018
     Employee benefits..................             155        203
     Other, net.........................             (53)        29
     Net operating loss carryforward....             754     --
     Valuation allowance................          (1,123)    --
                                               ---------  ---------
                                                   1,115      2,238
                                               ---------  ---------
Net deferred tax asset..................       $  --      $     863
                                               =========  =========

     The 1995 regular tax net operating loss of approximately $2.8 million was partially utilized in 1995 to offset approximately $900,000 of taxable income from prior years as a loss carryback claim. The remainder was utilized to reduce taxable income in 1996.

(6)  SHAREHOLDERS' EQUITY --

     (a) COMMON STOCK -- During 1992, the Company issued 379,123 shares (50,000 shares on a pre-split basis) of common stock to existing shareholders in exchange for cash, principal reductions of certain subordinated notes payable to shareholders and notes receivable with original principal amounts aggregating $200,000 with aggregate payments of $12,000 per quarter, plus interest, through December 31, 1996.

     (b) PREFERRED STOCK -- On August 29, 1994, Brazos distributed its investment in another company to its shareholders to redeem its preferred stock (Series 1).

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (c) STOCK BASED COMPENSATION -- The Company accounts for stock based compensation related to its stock option plan (discussed in Note 6(d) below) pursuant to Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, under which stock option-type awards are recorded at intrinsic value. Net income and earnings per share for 1995 and 1996, assuming compensation cost for the stock option plan had been determined at fair value, consistent with the provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION (SFAS No. 123), would have been as follows:

                                                  1995       1996
                                               ---------  ---------
     Net income (loss) (000's omitted)
          As reported........................  $  (3,940) $   3,787
          Pro forma..........................     (4,151)     3,487
     Earnings (loss) per share
          As reported........................  $   (1.30) $     .90
          Pro forma..........................      (1.37)       .83

     Pursuant to the provisions of SFAS No. 123, in estimating the pro forma amounts, the fair value method of accounting was not applied to options granted prior to January 1, 1995. As a result, the pro forma effect on net income and earnings per share may not be representative of future years. In addition, the pro forma amounts reflect certain assumptions used in estimating fair values.

     The fair value of options granted was estimated as of the dates of grant using a Black-Scholes option pricing model. The weighted averages for the assumptions used in determining the fair values of options granted were as follows:

                                               1995       1996
                                             ---------  ---------
Risk-free interest rate.................       7.49%      6.18%
Expected lives..........................       6.5 yrs.   5.5 yrs.
Expected common stock volatility........      48.5%      48.5%

     As the Company had little prior history regarding its expected volatility factor, the above assumption was determined based on historical volatility factors of similar entities at corresponding points in their corporate lives.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (d) EMPLOYEE STOCK OPTIONS -- The Company maintains a stock option plan in which stock options may be granted to key employees and officers. Options are granted at exercise prices not less than the fair value of the Company's stock on the date of grant. Options generally vest over three years and expire 10 years from the date of grant. The total number of shares of common stock available under this plan may not exceed 454,947 shares (60,000 shares on a pre-split basis). Plan activity for 1994, 1995, and 1996 is summarized as follows:

                                               1994                   1995                   1996
                                       --------------------   --------------------   ---------------------
                                                   WEIGHTED               WEIGHTED                WEIGHTED
                                                   AVERAGE                AVERAGE                 AVERAGE
                                                   EXERCISE               EXERCISE                EXERCISE
                                        NUMBER      PRICE      NUMBER      PRICE       NUMBER      PRICE
                                       ---------   --------   ---------   --------   ----------   --------
Outstanding, beginning of year.......     17,136    $ 1.12       17,136    $ 1.12       431,821    $ 2.95
     Granted.........................     --         --         431,821      2.95       227,853      3.09
     Exercised.......................     --         --          --         --           --         --
     Forfeited.......................     --         --         (17,136)     1.12      (204,727)     2.97
                                       ---------              ---------              ----------
Outstanding, end of year.............     17,136    $ 1.12      431,821    $ 2.95       454,947    $ 3.01
                                       =========              =========              ==========
Exercisable, end of year.............     17,136    $ 1.12        7,582    $ 1.98       153,355    $ 2.92
                                       =========              =========              ==========
Weighted average fair value of
  options granted during the year....     --                  $     .92              $     1.46
                                       =========              =========              ==========

     Price ranges, along with certain other information, for options outstanding at December 28, 1996, are as follows:

                              OUTSTANDING                      EXERCISABLE
                 -------------------------------------     -------------------
                              WEIGHTED      WEIGHTED                  WEIGHTED
                              AVERAGE        AVERAGE                  AVERAGE
   EXERCISE                   EXERCISE     CONTRACTUAL                EXERCISE
  PRICE RANGE     NUMBER       PRICE          LIFE         NUMBER      PRICE
 -------------   ---------    --------     -----------     ------     --------
 $1.98 - $3.96     227,094     $ 2.87        8.2 yrs.      80,753      $ 1.98
     $1.98         125,111     $ 1.98        9.3 yrs.        --         --
     $3.96          72,602     $ 3.96        9.6 yrs.      72,602      $ 3.96
 $4.62 - $6.59      30,140     $ 5.61        9.7 yrs.        --         --

     (e) STOCK PURCHASE WARRANTS -- Warrant activity for 1994, 1995 and 1996 is summarized as follows:

                                                             RANGE OF
                                        SHARES SUBJECT    EXERCISE PRICES
                                         TO WARRANTS         PER SHARE
                                        --------------    ---------------
Outstanding at January 1, 1994.......         55,246           $1.65
     Granted (i).....................        522,029          $.0013
                                        --------------
Outstanding at December 31, 1994.....        577,275         $.0013-$1.65
     Granted (ii)....................        124,056          $.0013
                                        --------------
Outstanding at December 30, 1995.....        701,331         $.0013-$1.65
     Granted (iii), (iv).............      1,292,110         $.0013-$4.62
     Exercised.......................     (1,660,290)         $.0013
                                        --------------
Outstanding at December 28, 1996.....        333,151          $1.65-$4.62
                                        ==============

     (i) In connection with the Velva Sheen acquisition, the Company issued warrants to the purchasers of its senior subordinated debt. The warrants allow the holders to purchase 522,029 shares (68,847 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at $744,000 which represents the difference between the exercise price and management's estimate

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of the fair market value of the 522,029 shares of the Company's common stock issuable pursuant to the exercise of the warrants at the date of grant. The warrants have been recorded as additional paid-in capital and were exercised during 1996.

     (ii) In connection with the Needleworks, Inc. acquisition, the Company issued warrants to the seller to purchase 124,056 shares (16,361 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The warrants were valued at zero at the date of the acquisition. The warrants were exercised during 1996.

     (iii) As discussed in Note 4, warrants representing 166,950 common shares (22,018 shares on a pre-split basis) were issued to the Company's majority shareholder in January 1996. The warrants, which have an exercise price of $.0013 per share were valued at zero on the date of grant. The warrants were exercised during 1996.

     (iv) As discussed in Note 3(a), in connection with the acquisition of Plymouth, warrants were issued as follows:

                                                       EXERCISE
                                           SHARES       PRICE
                                          ---------    --------
Attached to Series A preferred stock....    504,316     $ .0013
Attached to subordinated debt...........    342,939     $ .0013
Issued to the seller....................    227,474     $  3.96
Fee warrants............................     50,431     $  4.62

     The warrants shown above attached to the Series A preferred stock and the subordinated debt were exercised in 1996.

     In connection with the Merger (see Note 1), warrants to purchase 272,968 shares (36,000 shares on a pre-split basis) of the Company's common stock at a purchase price of $6.59 per share were issued.

(7)  MANDATORILY REDEEMABLE PREFERRED STOCK --

     Mandatorily redeemable preferred stock consisted of the following at December 30, 1995 and December 28, 1996:

                                         1995       1996
                                       ---------  ---------
                                         (000'S OMITTED)
BSI HOLDINGS, INC.
Series B -- Redeemable preferred
  stock, $.01 par, 8,000,000 shares
  authorized; 4,594,991 shares issued
  and outstanding at December 28,
  1996, redeemable at $1.00 per
  share..............................  $  --      $   4,595
Series A-1 -- Redeemable preferred
  stock, $.01 par, 650,000 shares
  authorized, issued and outstanding;
  $645,000 and $598,000 redemption
  value at December 30, 1995 and
  December 28, 1996, respectively....        645        598
Series A-2 -- Redeemable preferred
  stock, $.01 par, 300,000 shares
  authorized, issued and outstanding;
  $300,000 redemption value at
  December 30, 1995 and December 28,
  1996...............................        300        300
BRAZOS SPORTSWEAR, INC.
Series A -- Redeemable preferred
  stock, $.01 par, 5,000,000 shares
  authorized, 2,577,815 shares issued
  and outstanding at December 28,
  1996, redeemable at $1.00 per
  share..............................     --          2,120
                                       ---------  ---------
                                       $     945  $   7,613
                                       =========  =========

     Pursuant to the Merger, BSI Holdings, Inc. Series B preferred stock will be exchanged for an equivalent number of shares of New Brazos Series B-1 preferred stock. Holders of the New Brazos

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Series B-1 preferred stock are entitled to receive cumulative dividends of 8% annually, payable "in-kind" (PIK) on a quarterly basis. The New Brazos Series B-1 preferred stock is redeemable at the option of New Brazos at any time, at a redemption price of $.01 per share, if the market price of a share of New Brazos common stock trades at or above $17.50 for a period of 20 consecutive trading days. The shares are subject to mandatory redemption on the earlier to occur of
(i) a qualified public offering, but only to the extent the offering price per share exceeds $17.50, (ii) the consummation of a sale, as defined, or (iii) December 31, 2003, at $1.00 per share plus declared and unpaid dividends through the date of redemption. Each share of Series B-1 preferred stock is convertible at the option of the holder at any time prior to the time set for redemption into .0909 shares of New Brazos common stock.

     Pursuant to the Merger, BSI Holdings, Inc. Series A-1 and Series A-2 preferred stock will be exchanged for the equivalent shares of New Brazos Series A-1 and Series A-2 preferred stock, respectively. The New Brazos Series A-1 preferred shares are redeemable at any time at $.919 per share at the option of New Brazos and have a mandatory redemption date at the earlier of (i) the date of a major transaction, as defined, (ii) a qualified public offering, or (iii) the later of the date all of the shares of New Brazos convertible preferred stock are redeemed or converted or December 31, 2003. The preferences, rights and limitations associated with the New Brazos Series A-2 preferred stock are identical to those in respect of the New Brazos Series A-1 preferred stock, except that the redemption price is $1.00 per share. The New Brazos Series A-1 and A-2 preferred stock are not convertible.

     Prior to the Merger, Brazos Series A preferred stock will be exchanged for equivalent shares of BSI Series B-2 preferred stock, which stock, pursuant to the Merger, will be exchanged for equivalent shares of New Brazos Series B-2 preferred stock. The preferences, rights and limitations associated with the New Brazos Series B-2 preferred stock are identical to those in respect of the New Brazos Series B-1 preferred stock, except such stock will have voting rights similar to holders of New Brazos common stock based on the number of shares of New Brazos common stock into which it is convertible and such shares have a redemption and liquidation preference over the New Brazos Series B-1 preferred stock.

     As discussed in Note 3(a), the Brazos Series A preferred stock was issued with detachable warrants to purchase 504,316 shares (66,511 shares on a pre-split basis) of the Company's common stock at a purchase price of $.0013 per share. The Brazos Series A preferred stock has been issued at a discount of $485,000 to give effect to the estimated fair value of the stock purchase warrants. The discount is being amortized into retained earnings, essentially as dividends, using the effective interest method during the period of issuance through the mandatory redemption date of December 31, 2003.

(8)  EMPLOYEE BENEFIT PLANS --

     (a) EMPLOYEES' 401(K) PLAN -- In January 1994, the Company adopted a 401(k) savings plan (the Plan) covering substantially all employees. Under the Plan, the Company will match 50% of employee contributions, up to 6% of compensation, for employees with annual compensation of $75,000 or less. Contributions by employees earning $75,000 or more are not matched by the Company. During 1995 and 1996, the Company contributed $159,000 and $123,000, respectively, pursuant to the Plan.

     (b) DEFINED BENEFIT PENSION PLAN -- Certain Velva Sheen division employees covered by a collective bargaining agreement participate in a defined benefit plan. The benefits to eligible employees are based primarily on years of service. The Company's policy is to contribute at least the amount required by the Employee Retirement Income Security Act of 1977 as determined by consulting actuaries. The assets of this plan are invested primarily in mutual funds.

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following sets forth the net periodic pension cost, the status of the defined benefit plan and the assumptions used in computing this information (000's omitted):

                                         1994       1995       1996
                                       ---------  ---------  ---------
Service cost.........................  $       4  $      25  $      33
Interest cost........................         14         79         90
Actual loss (return) on plan
assets...............................          6       (161)      (129)
Net amortization and deferral........        (24)        57         32
                                       ---------  ---------  ---------
     Total net periodic pension
       cost..........................  $      --  $  --      $      26
                                       =========  =========  =========
Actuarial present value of benefit
  obligations:
     Vested benefit obligation.......             $  (1,207) $  (1,362)
     Non-vested benefit obligation...                   (38)       (15)
                                                  ---------  ---------
Accumulated benefit obligation.......                (1,245)    (1,377)
Plan assets at fair value............                 1,498      1,545
                                                  ---------  ---------
     Plan assets in excess of
       projected benefit
       obligation....................                   253        168
Unrecognized net loss................                   118        177
                                                  ---------  ---------
     Prepaid pension cost............             $     371  $     345
                                                  =========  =========

     The actuarial assumptions were:

                                                 1994     1995     1996
                                                 ----     ----     ----
Discount rate........................            7.75%    7.0 %    6.75%
Rate of return on assets.............            7.5%     7.5 %    7.5%

     The Company does not offer post-retirement benefits (other than the defined benefit pension plan described above) or post-employment benefits to its employees.

(9)  COMMITMENTS AND CONTINGENCIES --

     (a) LEASES -- The Company leases various office and warehouse facilities and equipment from both related and unrelated parties under noncancellable operating leases. The Company leases office space from two of BSI's shareholders. In addition, the Company leases an office and manufacturing facility from one of BSI's directors. The Company also has two leases for facilities in College Station, Texas, with a partnership which is controlled by certain shareholders of BSI. The Company is obligated to pay all applicable taxes and insurance expenses pursuant to the terms of all of these leases. Future minimum lease payments under noncancellable operating leases with initial or remaining terms of one year or more at December 28, 1996, are as follows (000's omitted):

                                           RELATED      UNRELATED
                                           PARTIES       PARTIES
                                           -------      ---------
1997....................................   $   417       $ 1,281
1998....................................       417         1,266
1999....................................       405           936
2000....................................       462           652
2001....................................       362           333
Thereafter..............................       190            26
                                           -------      ---------
                                           $ 2,253       $ 4,494
                                           =======      =========

                       BSI HOLDINGS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Total lease expense recorded during 1994, 1995 and 1996 was approximately $793,000, $1,713,000 and $1,932,000, respectively, of which $266,000, $258,000 and $347,000, respectively, was to related parties.

     (b) EMPLOYMENT AND NON-COMPETE AGREEMENTS -- The Company has entered into employment and non-compete agreements with certain key employees providing for payment of salaries and incentive compensation up to a specified maximum amount of incentive compensation. Such employment and non-compete agreements expire at various times through December 31, 2001. The minimum payments for salaries to be made under these agreements subsequent to December 28, 1996 are $1,092,000 in 1997, $1,100,000 in 1998 and $672,000 in 1999. During 1994, 1995 and 1996,
respectively, compensation expense recognized by the Company pursuant to such employment and non-compete agreements was $489,000, $416,000 and $1,010,000, including incentive compensation.

     (c) PURCHASES OF INVENTORY -- The Company has agreements with vendors to purchase garments used in production. The most restrictive agreements have noncancellable provisions which bind the Company to purchase all garments scheduled to be shipped within 60 days. At December 28, 1996, the Company was committed to purchase approximately $5 million under such agreements.

                             BRAZOS SPORTSWEAR, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
                   AS OF DECEMBER 28, 1996 AND MARCH 29, 1997
                             (DOLLARS IN THOUSANDS)

                                           1996       1997
                                       ----------  ----------
ASSETS
CURRENT ASSETS:
     Cash............................  $      561  $      357
     Accounts receivable, net of
      allowance for doubtful accounts
       of $2,760 and $2,612,
      respectively...................      22,118      29,390
     Inventory (note 2(b))...........      25,338      47,838
     Prepaid expenses................       1,786       3,069
     Income tax receivable...........      --           1,817
     Deferred tax assets.............       1,797       1,460
                                       ----------  ----------
               Total current
                  assets.............      51,600      83,931
                                       ----------  ----------
PROPERTY, PLANT AND EQUIPMENT-net, at
  cost...............................       6,873       6,471
                                       ----------  ----------
INTANGIBLE ASSETS:
     Costs in excess of fair value of
      assets acquired................      21,456      21,476
     Less -- accumulated
      amortization...................        (624)       (800)
                                       ----------  ----------
                                           20,832      20,676
                                       ----------  ----------
     Other...........................       3,359       3,351
     Less -- accumulated
      amortization...................        (922)     (1,048)
                                       ----------  ----------
                                            2,437       2,303
                                       ----------  ----------
               Total intangible
                  assets.............      23,269      22,979
                                       ----------  ----------
OTHER ASSETS.........................         940         435
                                       ----------  ----------
                                       $   82,682  $  113,816
                                       ==========  ==========

              The accompanying notes are an integral part of these
                     consolidated condensed balance sheets.

                             BRAZOS SPORTSWEAR, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
                   AS OF DECEMBER 28, 1996 AND MARCH 29, 1997
                             (DOLLARS IN THOUSANDS)

                                          1996        1997
                                       ----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Borrowings pursuant to revolving
      credit agreement...............  $   23,524  $   36,273
     Current portion of other debt...       3,070       3,238
     Current portion of capital
      leases.........................         349         358
     Earnout payable.................       2,950       2,950
     Accounts payable................       9,998      23,838
     Accrued liabilities.............       7,042       5,207
                                       ----------  ----------
               Total current
                  liabilities........      46,933      71,864
                                       ----------  ----------
LONG-TERM OBLIGATIONS -- LESS
  SCHEDULED MATURITIES:
     Borrowings pursuant to credit
      agreement......................       8,800       9,000
     Notes payable...................          41      --
     Subordinated debt due to related
      parties........................      13,590      12,092
     Capital lease liability.........       1,175       1,078
                                       ----------  ----------
                                           23,606      22,170
                                       ----------  ----------
DEFERRED INCOME TAXES PAYABLE........         934         954
OTHER LIABILITIES....................         367         295
MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK....................       6,715       7,836
MANDATORILY REDEEMABLE PREFERRED
  STOCK..............................         898         898
COMMITMENTS AND CONTINGENCIES (Note
  5)
SHAREHOLDERS' EQUITY:
     Common stock, $.001 par value,
      15,000,000 shares authorized
      and 3,676,008 and 4,319,170
      shares issued and outstanding
      at December 28, 1996 and March
      29, 1997, respectively.........           5           4
     Additional paid-in capital......       2,927      10,539
     Retained earnings (deficit).....         297        (744)
                                       ----------  ----------
               Total shareholders'
                  equity.............       3,229       9,799
                                       ----------  ----------
                                       $   82,682  $  113,816
                                       ==========  ==========

              The accompanying notes are an integral part of these
                     consolidated condensed balance sheets.

                             BRAZOS SPORTSWEAR, INC.
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
      FOR THE THIRTEEN-WEEK PERIODS ENDED MARCH 30, 1996 AND MARCH 29, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              1996         1997
                                          -----------  -----------
NET SALES...............................  $    30,132  $    34,907
COST OF GOODS SOLD......................       22,761       26,520
                                          -----------  -----------
          Gross profit..................        7,371        8,387
OPERATING EXPENSES:
     Selling, general and administrative
       expenses.........................        6,259        8,317
     Amortization of intangible assets
       and non-compete payments.........           82          285
                                          -----------  -----------
          Total operating expenses......        6,341        8,602
                                          -----------  -----------
          Operating income (loss).......        1,030         (215)
OTHER EXPENSE (INCOME):
     Interest expense...................          811        1,145
     Other, net.........................         (233)         125
                                          -----------  -----------
          Income (loss) before credit
             for income taxes...........          452       (1,485)
CREDIT FOR INCOME TAXES.................      --              (609)
                                          -----------  -----------
          Net income (loss).............          452         (876)
DIVIDENDS AND ACCRETION ON PREFERRED
  STOCK.................................      --               165
                                          -----------  -----------
     Net income (loss) available for
       common shareholders..............  $       452  $    (1,041)
                                          ===========  ===========
PER SHARE DATA:
     Earnings (loss) per common and
       common equivalent share..........  $       .11  $      (.27)
                                          ===========  ===========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING (Note
  2(c)).................................    4,113,580    3,889,538
                                          ===========  ===========

              The accompanying notes are an integral part of these
                  consolidated condensed financial statements.

                             BRAZOS SPORTSWEAR, INC.
           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
      FOR THE THIRTEEN-WEEK PERIODS ENDED MARCH 30, 1996 AND MARCH 29, 1997
                             (DOLLARS IN THOUSANDS)

                                          1996      1997
                                       ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)...............  $     452  $    (876)
     Adjustments to reconcile net
      income (loss) to net cash
       provided by (used in)
      operating activities --
          Depreciation...............        262        381
          Amortization of intangible
             assets..................         82        285
          Increase in accounts
             receivable..............     (4,156)      (328)
          Increase in inventory......     (2,963)    (9,244)
          Increase in prepaid
             expenses................       (364)      (344)
          Increase in income tax
             receivable..............     --           (426)
          Increase in other
             noncurrent assets.......          5       (946)
          Increase in accounts
             payable and accrued
             liabilities.............      7,216      7,663
                                       ---------  ---------
             Net cash provided by
               (used in) operating
               activities............        534     (3,835)
                                       ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of Sun Sportswear,
      Inc., net of cash acquired.....     --         (4,613)
     Purchases of property, plant and
      equipment, net.................       (211)        21
                                       ---------  ---------
               Net cash used in
                  investing
                  activities.........       (211)    (4,592)
                                       ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings pursuant to revolving
      credit agreement, net..........       (560)     9,045
     Borrowings of long-term debt
      pursuant to credit agreement...     --          1,000
     Repayments of long-term debt
      pursuant to credit agreement...       (400)      (600)
     Repayments of subordinated
      debt...........................     --         (3,000)
     Repayment of capital lease
      obligations and industrial
      revenue bonds..................        (68)      (157)
     Payments made under non-compete
      agreements.....................     --            (25)
     Payments for deferred financing
      costs..........................     --           (140)
     Payments received on notes
      receivable from shareholders...         18     --
     Issuance of common stock........     --            100
     Issuance of preferred stock and
      related stock purchase
      warrants.......................     --          2,000
                                       ---------  ---------
               Net cash provided by
                  (used in) financing
                  activities.........     (1,010)     8,223
                                       ---------  ---------
NET DECREASE IN CASH.................       (687)      (204)
CASH AT BEGINNING OF YEAR............        755        561
                                       ---------  ---------
CASH AT END OF YEAR..................  $      68  $     357
                                       =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........  $     672  $   1,687
     Cash paid for income taxes......          3      1,404
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  ACTIVITIES:
     Payments of PIK dividends.......     --            149

              The accompanying notes are an integral part of these
                  consolidated condensed financial statements.

                             BRAZOS SPORTSWEAR, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

(1)  ACQUISITIONS --

     On March 14, 1997, BSI Holdings, Inc. (Holdings) consummated a merger with Sun Sportswear, Inc. (Sun) (hereinafter referred to as the "Merger") whereby the shareholders of Holdings acquired an 86% ownership interest in Sun. The Merger has been accounted for as a reverse acquisition with Sun being the surviving legal entity and Holdings being the aquiror for accounting purposes. Concurrent with the Merger, Sun was reincorporated in the State of Delaware under the name Brazos Sportswear, Inc. (BSI or the Company). See Note 3.

(2)  SIGNIFICANT ACCOUNTING POLICIES --

     (a) INTERIM FINANCIAL STATEMENTS -- The accompanying consolidated condensed financial statements of BSI for the thirteen-week period ended March 29, 1997 reflect the results of operations of Sun from the date of acquisition, March 14, 1997. The accompanying consolidated condensed financial statements of BSI prior to March 14, 1997, reflect Holdings' historical results prior to the Merger.

     The accompanying consolidated condensed financial statements of BSI are unaudited. These unaudited interim financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying consolidated condensed financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. These consolidated condensed financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in BSI's Current Report on Form 8-K/A dated May 12, 1997.

     The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

     (b)  INVENTORIES -- Inventories are comprised of:

                                                     DECEMBER 28,      MARCH 29,
         INVENTORY CATEGORY             METHOD           1996            1997
-------------------------------------   -------      ------------      ---------
Blank garments.......................      LIFO        $ 12,126         $19,743
Printed garments.....................      LIFO           1,481           1,593
                                                     ------------      ---------
                                                         13,607          21,336
Less -- LIFO reserve.................                      (182)           (182)
                                                     ------------      ---------
          Total LIFO.................                    13,425          21,154
                                                     ------------      ---------
Manufactured garments................      FIFO           2,486           2,877
Blank and printed garments...........      FIFO           9,427          23,807
                                                     ------------      ---------
          Total FIFO.................                    11,913          26,684
                                                     ------------      ---------
          Total inventory............                  $ 25,338         $47,838
                                                     ============      =========

     (c)  EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE -- Earnings
(loss) per share is based on the weighted average number of common shares outstanding and includes the effect of the issuance of shares in connection with the assumed exercise of stock options and warrants.

     Earnings (loss) per share has also been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB No.
83). SAB No. 83 requires that options and warrants granted in the twelve-month period preceding a proposed public offering be included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented.

Warrants issued in 1996 and 1997 to purchase 1,287,174 shares of common stock at prices ranging from $.0013 per share to $6.59 per share were subject to this requirement.

     Fully-diluted earnings (loss) per share has not been presented because such per share amounts were anti-dilutive to primary earnings (loss) per share.

     All share and per share information included in the accompanying consolidated condensed financial statements has been restated for all periods presented to reflect the 37.912252-for-1 stock split and 1-for-5 reverse stock split pursuant to the Merger.

     (d) NEW ACCOUNTING PRONOUNCEMENTS -- During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS No. 128). SFAS No. 128 replaces the current presentation of primary and fully-diluted earnings per share with a presentation of basic and diluted earnings per share. Pursuant to the provisions of SFAS No. 128, basic earnings per share excludes any dilution. The current presentation of primary earnings per share includes the dilutive effect of common stock equivalents such as options and warrants. BSI intends to adopt the provisions of SFAS No. 128 during the fourth quarter of 1997.

     Assuming profitable results of operations, management expects that the adoption of the provisions of SFAS No. 128 will have the effect of reporting an amount of basic earnings per share which is greater than the current presentation of primary earnings per share because the dilutive effect of common stock equivalents, such as options and warrants, will be excluded from the calculation of basic earnings per share.

     Pro forma earnings (loss) per share assuming the provisions of SFAS No. 128 had been applied follow.

                                              THIRTEEN-WEEK
                                              PERIODS ENDED
                                        --------------------------
                                        MARCH 30,       MARCH 29,
                                           1996            1997
                                        ----------      ----------
Basic earnings (loss) per share......     $  .14          $ (.27)
Diluted earnings (loss) per share....        .11            (.27)

(3)  ACQUISITION OF SUN --

     Pro forma results of BSI and Sun combined, assuming that the acquisition had been made as of the beginning of fiscal 1996, or December 31, 1995, follow. Such information reflects adjustments to reflect elimination of Sun's historical depreciation expense for the write-off of net equipment and leasehold improvements resulting from the application of purchase accounting, elimination of pre-merger acquisition expenses incurred by Sun, additional interest expense related to increased net indebtedness, and dividends and accretion on additional preferred stock issued.

                                              THIRTEEN-WEEK
                                              PERIODS ENDED
                                        --------------------------
                                        MARCH 30,       MARCH 29,
                                           1996            1997
                                        ----------      ----------
                                            (000'S EXCEPT PER
                                              SHARE AMOUNTS)
Net sales............................    $ 63,725        $ 44,097
Net income (loss)....................       1,223          (1,754)
Net income (loss) available to common
  shareholders.......................       1,145          (2,000)
Earnings (loss) per common and common
  equivalent share...................    $    .24        $   (.46)

     A preliminary summary of the Merger, pending completion of certain appraisals and analysis of the net assets acquired, utilizing March 14, 1997 balances, is as follows:

                                         (000'S OMITTED)
Fair value of assets acquired,
  including:
     Accounts receivable.............        $  6,912
     Inventories.....................          13,256
     Other current assets............           2,059
                                        ------------------
Total fair value of assets
  acquired...........................          22,227
                                        ------------------
Less:
     Purchase Price --
          Cash.......................        $  4,680
          Subordinated note to
            Seafirst.................           1,500
          Equity interest in BSI
            subsequent to the Merger
            (587,927 remaining Sun
            shares at $11.00 per
            share)...................           6,467
                                        ------------------
                                               12,647
          Transaction costs..........           1,451
          Financing costs............             137
                                        ------------------
Total purchase price.................          14,235
                                        ------------------
Liabilities assumed..................        $  7,992
                                        ==================

     The purchase price was financed through a combination of borrowings under BSI's credit agreement ($6.3 million short-term, $1.0 million long-term), the issuance of BSI convertible, mandatorily redeemable preferred stock ($2.0 million--Series B-3), and the issuance of a subordinated debenture to Seafirst ($1.5 million). In connection with this transaction, the above proceeds were used to retire $3.0 million of the subordinated debentures payable to the seller of Plymouth Mills, Inc. In connection with this transaction, BSI increased its credit facility to approximately $85 million. The credit facility includes a $73.2 million revolving line of credit.

     The Series B-3 mandatorily redeemable preferred stock contained detachable warrants to purchase 272,968 shares of BSI's common stock at a purchase price of $6.59 per share. The warrants were valued at $1,044,000 which represents the portion of the $2,000,000 proceeds allocated to the warrants based on the relative individual fair values of the preferred stock and warrants on the date of grant. These warrants have been recorded as additional paid-in capital.

(4)  SIGNIFICANT CUSTOMERS --

     BSI had net sales of $9.6 million to two customers for the thirteen-week period ended March 30, 1996 and $7.1 million to two customers for the thirteen-week period ended March 29, 1997. These amounts represented 32% and 20% of total net sales during the thirteen-week periods ended March 30, 1996 and March 29, 1997, respectively. The accompanying consolidated condensed balance sheets include accounts receivable of $5.4 million and $8.8 million at December 28, 1996 and March 29, 1997, respectively, due from such customers.

(5) COMMITMENTS AND CONTINGENCIES --

     During May 1997, BSI agreed to acquire all of the outstanding common stock of SolarCo, Inc. and its wholly-owned subsidiary Morning Sun, Inc., a privately-held, Seattle based designer and manufacturer of embroidered and screen-printed fleece wear, T-shirts and other women's tops, for approximately $30 million plus the assumption of liabilities of approximately $12 million. During fiscal 1996, Morning Sun, Inc. had net sales of approximately $55 million. The acquisition, which is subject to the satisfactory completion of due diligence and other conditions, including regulatory approvals and financing, is expected to close during the second quarter of 1997. BSI has committed to pay a termination fee of $650,000 to SolarCo, Inc. if this transaction does not close within a specified timeframe during the third quarter of 1997.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
  and Stockholders of
  Brazos Sportswear, Inc.

     In our opinion, the accompanying balance sheets and related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Brazos Sportswear, Inc. (formerly Sun Sportswear, Inc.) at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Seattle, Washington
February 12, 1997, except for Note 1 ("Merger and Subsequent Reincorporation") for which the date is March 14, 1997

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                                 BALANCE SHEETS

                                                DECEMBER 31,
                                       ------------------------------
                                            1995            1996
                                       --------------  --------------
               ASSETS
CURRENT ASSETS:
     Cash............................  $    2,006,633  $       84,532
     Accounts receivable, net of
      allowance for doubtful accounts
      of $46,317 and $33,930,
      respectively (Note 11).........      13,102,275       7,180,833
     Inventories, net (Note 3).......      23,631,358      15,760,393
     Prepaid expenses and other
      current assets.................         959,872         847,641
     Deferred income taxes (Note
      9).............................         788,332          19,740
     Federal income tax receivable...       1,979,535       1,033,985
                                       --------------  --------------
          Total current assets.......      42,468,005      24,927,124
EQUIPMENT AND LEASEHOLD IMPROVEMENTS,
  net: (Note 4)......................       4,831,994       3,492,013
OTHER ASSETS:........................          15,107          14,506
                                       --------------  --------------
          Total assets...............  $   47,315,106  $   28,433,643
                                       ==============  ==============

                 See accompanying notes to financial statements

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                                 BALANCE SHEETS

                                                DECEMBER 31,
                                       ------------------------------
                                            1995            1996
                                       --------------  --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Notes payable (Note 5)..........  $   13,500,000  $    2,960,513
     Accounts payable................       4,985,953       3,592,365
     Accrued royalties payable.......       1,753,745       1,061,597
     Accrued wages and taxes
      payable........................         512,078         591,971
     Accrued interest payable........          51,263          25,381
     Current portion of long-term
      debt (Note 6)..................         245,652             -0-
                                       --------------  --------------
          Total current
              liabilities............      21,048,691       8,231,827
                                       --------------  --------------
NONCURRENT LIABILITIES:
     Long-term debt, net of current
      portion (Note 6)...............          92,354             -0-
     Deferred income taxes (Note
      9).............................         155,642          19,740
                                       --------------  --------------
          Total noncurrent
              liabilities............         247,996          19,740
                                       --------------  --------------
SHAREHOLDERS' EQUITY:
     Common stock, no par value,
      20,000,000 shares authorized;
      5,748,500 shares issued and
      outstanding....................      21,618,339      21,618,339
     Retained (deficit) earnings.....       4,400,080      (1,436,263)
                                       --------------  --------------
          Total shareholders'
              equity.................      26,018,419      20,182,076
                                       --------------  --------------
COMMITMENTS AND CONTINGENCIES (Note 2
  and Note 10)
          Total liabilities and
              shareholders' equity...  $   47,315,106  $   28,433,643
                                       ==============  ==============

                 See accompanying notes to financial statements

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                              STATEMENTS OF INCOME

                                               FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------
                                            1994             1995            1996
                                       ---------------  --------------  --------------
Net sales (Note 8)...................  $   113,212,896  $   93,965,325  $   65,534,545
Cost of goods sold...................       95,878,764      84,569,855      57,679,610
                                       ---------------  --------------  --------------
Gross margin.........................       17,334,132       9,395,470       7,854,935
                                       ---------------  --------------  --------------
Operating expenses:
     Selling.........................        3,781,116       3,649,256       3,342,014
     Design and pattern..............        2,527,013       2,492,222       2,503,370
     General and administrative......        6,712,365       7,690,321       7,210,176
     Provision for doubtful accounts
       and factoring fees (Note 11)..           71,586         132,284          95,694
                                       ---------------  --------------  --------------
                                            13,092,080      13,964,083      13,151,254
  Operating (loss) income............        4,242,052      (4,568,613)     (5,296,319)
                                       ---------------  --------------  --------------
Other expense (income):
     Interest expense................          676,612       1,267,442         584,046
     Other, net......................         (111,236)       (200,981)        (37,114)
                                       ---------------  --------------  --------------
                                               565,376       1,066,461         546,932
                                       ---------------  --------------  --------------
(Loss) income before provision for
  income taxes.......................        3,676,676      (5,635,074)     (5,843,251)
(Benefit) provision for income taxes
  (Note 9)...........................        1,228,000      (1,898,620)         (6,908)
                                       ---------------  --------------  --------------
Net (loss) income....................  $     2,448,676  $   (3,736,454) $   (5,836,343)
                                       ===============  ==============  ==============
(Loss) earnings per share............            $0.43          $(0.65)         $(1.02)
                                       ===============  ==============  ==============
Weighted average shares
  outstanding........................        5,722,121       5,748,249       5,748,500

                 See accompanying notes to financial statements

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                            COMMON STOCK          RETAINED
                                       -----------------------   (DEFICIT)
                                        SHARES       AMOUNT       EARNINGS       TOTAL
                                       ---------  ------------  ------------  ------------
Balance, December 31, 1993...........  5,637,500  $ 21,132,521  $  5,687,858  $ 26,820,379
Exercise of stock options including
  tax benefit of $109,498............    109,625       481,170       --            481,170
Net income for the year ended
  December 31, 1994..................     --           --          2,448,676     2,448,676
                                       ---------  ------------  ------------  ------------
Balance, December 31, 1994...........  5,747,125    21,613,691     8,136,534    29,750,225
Exercise of stock options, -0- tax
  benefit............................      1,375         4,648       --              4,648
Net loss for the year ended December
  31, 1995...........................     --           --         (3,736,454)   (3,736,454)
                                       ---------  ------------  ------------  ------------
Balance, December 31, 1995...........  5,748,500    21,618,339     4,400,080    26,018,419
Net loss for the year ended December
  31, 1996...........................     --           --         (5,836,343)   (5,836,343)
                                       ---------  ------------  ------------  ------------
Balance, December 31, 1996...........  5,748,500  $ 21,618,339  $ (1,436,263) $ 20,182,076
                                       =========  ============  ============  ============

                 See accompanying notes to financial statements

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                            STATEMENTS OF CASH FLOWS

                                               FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                            1994             1995            1996
                                       ---------------  --------------  ---------------
Cash flows from operating activities:
     Net (loss) income...............  $     2,448,676  $   (3,736,454) $    (5,836,343)
     Adjustments to reconcile net
       income (loss) to net cash
       provided by (used in)
       operating activities:
       Depreciation and
          amortization...............        1,225,139       1,526,015        1,723,025
       Loss (gain) on disposal of
          equipment..................            1,025         (18,054)          18,609
       Decrease (increase) in
          accounts receivable........      (10,644,227)     11,322,559        5,921,442
       Decrease (increase) in
          inventories................       (8,094,570)      6,524,260        7,870,965
       Decrease (increase) in federal
          income tax receivable, and
          net deferred tax assets....           92,158      (2,189,620)       1,578,240
       Decrease (increase) in other
          assets.....................          (84,790)       (366,117)         112,832
       (Decrease) increase in
          accounts payable...........        5,925,735      (6,754,384)        (880,571)
       (Decrease) increase in accrued
          liabilities................          938,153        (238,914)        (638,137)
                                       ---------------  --------------  ---------------
Net cash provided by (used in)
  operating activities...............       (8,192,701)      6,069,291        9,870,062
                                       ---------------  --------------  ---------------
Cash flows from investing activities:
     Capital expenditures............       (1,953,218)     (1,169,168)        (416,199)
     Proceeds from sale of
       equipment.....................           70,956          46,133           14,545
                                       ---------------  --------------  ---------------
     Net cash used in investing
       activities....................       (1,882,262)     (1,123,035)        (401,654)
                                       ---------------  --------------  ---------------
Cash flows from financing activities:
     (Decrease) increase in
       outstanding checks in
       excess of funds on deposit....          186,329      (1,297,807)        (513,015)
     Net (repayments) borrowings
       under line of credit
       agreement.....................       12,534,000      (2,487,000)     (10,539,488)
     Principal payments under
       long-term debt................       (2,558,454)       (376,635)        (338,006)
     Proceeds from issuance of common
       stock for employee stock
       options.......................          481,171           4,648              -0-
                                       ---------------  --------------  ---------------
Net cash (used in) provided by
  financing activities...............       10,643,046      (4,156,794)     (11,390,509)
                                       ---------------  --------------  ---------------
Net (decrease) increase in cash......          568,083         789,462       (1,922,101)
Cash at beginning of period..........          649,088       1,217,171        2,006,633
                                       ---------------  --------------  ---------------
Cash at end of period................  $     1,217,171  $    2,006,633  $        84,532
                                       ===============  ==============  ===============
Supplemental disclosure of cash flow
  information:
     Cash paid during the period for:
          Interest...................  $       688,174  $    1,269,992  $       609,927
          Income taxes...............  $     1,251,000  $      291,000  $       137,607

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

  MERGER AND SUBSEQUENT REINCORPORATION

     On March 14, 1997, Sun Sportswear, Inc. (the "Company") merged with BSI Holdings, Inc. ("BSI") and was reincorporated as a Delaware corporation which was renamed Brazos Sportswear, Inc. The merger was accounted for as a reverse acquisition with the Company being the surviving legal entity and BSI being the predecessor entity for accounting purposes. The merger will be accounted for as a purchase. In connection with the reincorporation, a one for five reverse stock split was implemented.

     Except for Seafirst Bank, shareholders of the Company prior to the merger who did not elect to retain their shares received $2.20 per share ($11.00 per share as adjusted for the effective one-for-five reverse stock split (the "Reverse Split")) for 50% of such shares and the remaining shares were converted into common stock of Brazos Sportswear, Inc. Seafirst Bank received $2.20 per share ($11.00 per share as adjusted for the Reverse Split) for 59.5% of its shares in a combination of a note and cash, with its remaining shares being converted into shares of Brazos Sportswear, Inc.

     The Company underwent a change in a control as of the effective date of the merger. As of March 14, 1997, all the former directors of the Company resigned and six directors designated by BSI became the directors of Brazos Sportswear, Inc. In addition, on or before the effective date of the merger, the president, executive vice president, and two senior vice presidents resigned. The financial statements of the Company for the year ended December 31, 1996 include the costs associated with these resignations as well as the merger related charges incurred by the Company through December 31, 1996, which totaled $1.2 million. The merger, including the Reverse Split, was not otherwise reflected in the December 31, 1996 financial statements.

  OPERATIONS

     The Company is engaged in designing, sourcing, printing and marketing moderately priced apparel. Products consist primarily of garments printed with designs which are subject to licenses or distributor agreements with third parties, and proprietary designs developed by the Company. Revenues from operations are principally generated in the United States.

  RECLASSIFICATIONS

     Certain reclassifications have been made to prior year amounts to conform to the presentation of the December 31, 1996 financial statements.

  INVENTORIES

     Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method. Cost includes the purchase price of unprinted garments, the cost of manufacturing "cut-and-sewn" garments and the cost of production of printed garments.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, vehicles, equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets for furniture, vehicles and equipment and over the lease term or useful life for leasehold improvements.

  ACCOUNTS PAYABLE

     Outstanding checks in excess of funds on deposit of $1,003,000 and $490,000 at December 31, 1995 and 1996, respectively, have been classified as accounts payable.

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  ACCRUED ROYALTIES PAYABLE

     Royalties are accrued when the related licensed garments are shipped. Additionally, the Company periodically reviews its royalty agreements, which contain guaranteed minimum payments, and accrues the amount of the guaranteed minimum royalties not expected to be met by sales of the licensed product.

  INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), ACCOUNTING FOR INCOME TAXES. Deferred taxes have been provided on income and expense items that are reported in different periods for financial and tax reporting purposes, net of appropriate valuation allowance.

  REVENUE RECOGNITION

     Sales are recognized when finished garments are shipped from the Company's facilities.

  SALES DEDUCTIONS

     Sales discounts and allowances are accrued as sales are recorded. Sales returns, the other component of sales deductions, are accrued when the Company believes sales returns will occur.

  ESTIMATES BY MANAGEMENT

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NET (LOSS) INCOME PER SHARE

     Net (loss) income per share has been computed based upon the weighted average number of shares outstanding for all periods presented. Fully diluted per share amounts do not differ materially from primary per share amounts.

NOTE 2 -- COMMITMENTS:

     The Company has historically leased office, warehouse and manufacturing space in Kent, Washington from a company owned by David Sabey, the majority shareholder until December 1992 (at which time Mr. Sabey divested himself of all his shares in the Company). The current lease requires monthly payments of $115,000 plus operating and maintenance expense of the facility. Rent expense for leases with Sabey totaled $1,386,000, $1,389,000 and $1,392,000 in 1994,
1995 and 1996, respectively. The Company has an option to purchase the facility it presently occupies during the five year period October 6, 1994 through October 5, 1999 for a mutually agreeable fair market price. This lease expires in 1999.

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company also leases warehouse space in Kent, Washington from a third party. The lease expires in June 1997. Rent expense for this third party lease, and other expired leases, in 1994, 1995 and 1996 totaled $89,000, $181,000 and $227,000, respectively.

     Future minimum rent commitments under all operating leases for periods after December 31, 1996 are as follows:

RENT COMMITMENTS
-------------------------------------
     1997............................     1,437,300
     1998............................     1,380,000
     1999............................     1,035,000
                                       ------------
                                       $  3,852,300
                                       ============

     Sun acquires rights to use trademarks and characters on specified types of garments, under license agreements from third parties. At December 31, 1996, the Company was party to approximately 28 such license agreements. Under these license agreements, the Company pays royalties of between 4% and 14% of the sales price of products sold displaying the licensed character or trademark. Royalty expense for Sun's license agreements totaled $9,354,684, $9,004,513 and $5,917,049 in 1994, 1995 and 1996, respectively. These license agreements typically require that the Company guarantee a minimum royalty payment. Unmet guaranteed minimum royalty commitments under all licensing agreements in place at December 31, 1996, are as follows:

ROYALTY COMMITMENTS
-------------------------------------
     1997............................  $    900,000
     1998............................     3,600,000
                                       ------------
                                       $  4,500,000
                                       ============

     At December 31, 1996, the Company had an allowance of $198,753 recorded on its balance sheet primarily to cover 1997 and 1998 minimum royalty commitments which are not anticipated to be recovered through licensed product sales. (See "Note 11 -- Valuation and Qualifying Accounts")

NOTE 3 -- INVENTORIES:

     Inventories are composed of:

                                                DECEMBER 31,
                                       ------------------------------
                                            1995            1996
                                       --------------  --------------
Garments in process..................  $    2,244,781  $    1,480,782
Unprinted finished garments..........      19,827,823      14,542,492
Printed finished garments............       5,617,347       1,096,859
Supplies.............................         407,064         651,978
Lower of cost or market allowance....      (4,465,657)     (2,011,718)
                                       --------------  --------------
                                       $   23,631,358  $   15,760,393
                                       ==============  ==============

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Equipment and leasehold improvements are summarized by major classifications as follows:

                                                                 DECEMBER 31,
                                          ESTIMATED     ------------------------------
                                         USEFUL LIVES        1995            1996
                                        --------------  --------------  --------------
Production equipment.................        5-7        $    3,658,352  $    3,707,247
Leasehold improvements...............        5-10            2,380,317       2,369,882
Design system hardware and
  software...........................        3-5               851,056         967,294
Information system hardware and
  software...........................        3-5             2,145,582       1,837,237
Furniture and fixtures...............         5              1,116,112         937,675
Distribution equipment...............        5-10              343,941         371,033
Warehouse equipment..................        5-7               395,797         357,814
Vehicles.............................         5                 12,417          12,417
                                                        --------------  --------------
                                                            10,903,574      10,560,599
Construction in progress.............                              509             -0-
Less -- Accumulated depreciation.....                       (6,072,089)     (7,068,586)
                                                        --------------  --------------
                                                        $    4,831,994  $    3,492,013
                                                        ==============  ==============

NOTE 5 -- NOTES PAYABLE:

     Notes payable consist of the following:

                                        INTEREST RATE AT           DECEMBER 31,
                                          DECEMBER 31,     ----------------------------
                                              1996              1995           1996
                                        ----------------   --------------  ------------
Heller line of credit, Prime based...         8.50%        $          -0-  $  2,960,513
Bank line of credit, LIBOR based.....       --                 13,500,000           -0-
                                                           --------------  ------------
                                                           $   13,500,000  $  2,960,513
                                                           ==============  ============

     At December 31, 1996, the Company's credit agreement with Heller Financial, Inc. provided for a line of credit (including commercial letters of credit) of up to $24,000,000. The borrowing rate for the revolving portion of the line is the prime rate and all the Company's assets, including accounts receivable and inventories, are pledged as security for borrowings under the Heller credit agreement. The Heller credit agreement requires compliance with certain financial covenants principally relating to working capital, tangible net worth, ratio of debt to equity, expenditures for fixed assets, minimum earnings (before taxes, interest and depreciation), interest coverage, restrictions on the payment of dividends and restrictions on the incurrence of long-term debt. At December 31, 1996, approximately $8.9 million was available for borrowing.

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- LONG-TERM DEBT:

     Long-term debt consists of the following:

                                              DECEMBER 31,
                                       --------------------------
                                           1995          1996
                                       ------------  ------------
Notes payable to GE Capital in
  monthly installments of $25,694....  $    338,006  $        -0-
                                       ------------  ------------
                                            338,006
Less -- Current installments.........      (245,652)          -0-
                                       ------------  ------------
Long-term debt.......................  $     92,354  $        -0-
                                       ============  ============

     The notes payable to GE Capital were repaid in February 1996.

NOTE 7 -- CASH PROFIT SHARING, 401-K PROFIT SHARING PLAN, STOCK OPTION PLANS, AND RETIREMENT BENEFITS:

     CASH PROFIT SHARING AND SALES BONUS PLAN. The Company has a Cash Profit Sharing and Sales Bonus Plan for its employees ("Cash Plan"). Under the Cash Plan, the Board of Directors determines, at its discretion, a percentage of the Company's net profits to be distributed to employees on an annual basis. The amount of the distribution to any employee is based upon the employee's compensation level or sales performance and in some instances, length of service with the Company. The Cash Plan is administered by a committee of senior management employees appointed by the Board of Directors. The amount charged to expense under the Cash Plan totaled $194,000, $94,000 and $63,000 in 1994, 1995 and 1996, respectively.

     401-K PROFIT SHARING PLAN. Effective January 1, 1992, the Company established a 401-K profit sharing plan for qualifying employees. Employee contributions to the 401-K plan are matched by the Company dollar for dollar on the first $200 contributed to the plan; then $.25 for every $1 up to 6.0% of the employee's gross earnings. Employees are fully vested in the 401-K plan after three years of service. The 401-K plan is administered by a non-related, third party. The amount charged to expense under the 401-K plan totaled $57,000, $66,000 and $55,000 in 1994, 1995 and 1996, respectively.

     FASB 123 -- EFFECT ON NET INCOME AND EARNINGS PER SHARE. At December 31, 1996, the Company has two stock-based compensation plans, which are described below. In October 1995, the Financial Accounting Standards Board issued FASB 123, "Accounting for Stock-Based Compensation", which established financial accounting and reporting standards for stock-based employee compensation plans and for the issuance of equity instruments to acquire goods and services from non-employees. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the amounts indicated below:

                                                  1995            1996
                                            --------------  --------------
Net Income................... As reported   $   (3,736,454) $   (5,836,343)
                              Pro forma         (3,780,796)     (5,886,443)
Primary earnings per share... As reported           $(0.65)         $(1.02)
                              Pro forma              (0.66)          (1.02)

     The pro forma effect on net income and primary earnings per share resulting from the compensation expense attributed to stock options as calculated under FASB Statement 123 may not be representative of

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the effects on future years as options vest over several years and additional awards may be granted in the future.

     STOCK OPTION PLANS. In October 1989, the Board of Directors approved stock option plans for Company employees and directors coincident with the completion of the public offering of common stock of the Company. The plans provide for the issuance of options to purchase common stock to employees and non-employee directors of the Company, at an exercise price in most cases equal to the fair market value at the date of grant. The maximum term of options granted is ten years, vesting from one to five years depending on the specific grant. Options to employees are granted at the discretion of the Compensation Committee of the Board of Directors. Options granted to non-employee directors are granted in accordance with a formula set forth in the director plan. A total of 660,000 common stock shares have been reserved for issuance under these plans.

     A summary of the status of the Company's stock option plans as of December 31, 1995 and 1996, and changes during the years then ended are presented below. The stock option exercise prices do not reflect the Reverse Split described in
Note 1.

                                              EMPLOYEE PLAN                  DIRECTOR PLAN
                                       ----------------------------   ---------------------------
                                                       WEIGHTED-                     WEIGHTED-
                                                        AVERAGE                       AVERAGE
            STOCK OPTIONS                SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
-------------------------------------  ----------   ---------------   ---------   ---------------
Outstanding at December 31, 1994.....     321,250        $4.32           18,000        $4.61
Options granted......................      54,500        $4.13            2,000        $4.13
Options exercised....................      (1,375)       $3.38           --           --
Options canceled.....................      (8,875)       $5.44           (1,000)       $4.13
                                       ----------                     ---------
Outstanding at December 31, 1995.....     365,500        $4.27           19,000        $4.84
Options granted......................      10,500        $2.88           --           --
Options exercised....................         -0-       --               --           --
Options canceled.....................    (111,437)       $4.13          (11,000)       $4.97
                                       ----------                     ---------
Outstanding at December 31, 1996.....     264,563        $4.27            8,000        $4.06
                                       ==========                     =========

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively: expected volatility of 70% and 64%, risk-free interest rates of 6.49% and 6.5%, and expected lives of 6 years and 5.98 years. The Company does not anticipate declaring dividends during the expected lives of the options.

     At December 31, 1995, 268,541 options were exercisable under the Employee Plan and 18,000 options were exercisable under the Director Plan. The weighted fair market value of options granted during calendar year 1995 was $2.34 for both plans. At December 31, 1996, 254,063 options were exercisable under the Employee Plan, and 8,000 options were exercisable under the Director Plan. The weighted-average fair value of options granted during the calendar year 1996 was $1.54 under the Employee Plan. No options were granted in the calendar year 1996 under the Director Plan.

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                                        OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                                        ----------------------------------------------------    ----------------------------------
                                           NUMBER       WEIGHTED-AVERAGE        WEIGHTED-           NUMBER            WEIGHTED-
              RANGE OF                  OUTSTANDING         REMAINING            AVERAGE          EXERCISABLE          AVERAGE
           EXERCISE PRICES              AT 12/31/96     CONTRACTUAL LIFE     EXERCISE PRICE       AT 12/31/96      EXERCISE PRICE
-------------------------------------   ------------    -----------------    ---------------    ---------------    ---------------
EMPLOYEE PLAN
$2.88 to $3.38.......................      112,750          5.44 years            $3.28             102,250             $3.30
$4.25 to $4.50.......................       83,313          6.59 years            $4.30              83,313             $4.30
$5.88................................       68,500          7.42 years            $5.88              68,500             $5.88

DIRECTOR PLAN
$3.75 to $5.88.......................        8,000          1.79 years            $4.06               8,000             $4.06

NOTE 8 -- INDUSTRY PROFILE AND MAJOR CUSTOMERS:

     The Company operates almost exclusively in one industry, which is the wholesale distribution of imprinted, dyed and decorated casual apparel. The Company's customers consist of large retail mass merchants. A substantial portion of the Company's customers' ability to honor their obligations is dependent on the retail apparel economic sector.

     The Company has three major customers who are mass merchants. The percentage of gross sales for each customer and the total percentage of gross sales for the three customers are as follows:

                                 PERCENTAGE OF GROSS SALES    TOTAL PERCENTAGE
                                   FOR KMART, TARGET AND     OF GROSS SALES FOR
FOR THE YEAR ENDED DECEMBER 31,   WAL-MART, RESPECTIVELY     THE THREE CUSTOMERS
-------------------------------  -------------------------   -------------------
     1996......................           10%, 26% and 41%            77%
     1995......................           17%, 24% and 47%            88%
     1994......................           19%, 29% and 40%            88%

NOTE 9 -- INCOME TAXES:

     The (benefit) provision for income taxes was as follows:

                                        FOR THE YEAR ENDED DECEMBER 31,
                                   ------------------------------------------
                                       1994           1995           1996
                                   ------------  --------------  ------------
Current..........................  $  1,554,000  $   (1,854,594) $   (896,378)
Deferred.........................      (326,000)        (44,026)      889,470
                                   ------------  --------------  ------------
                                   $  1,228,000  $   (1,898,620) $     (6,908)
                                   ============  ==============  ============

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Federal Income Tax Rate Schedule:

                                        FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------------------------
                                      1994           1995            1996
                                  ------------  --------------  --------------
Income taxes (benefit) at
  federal rate................... $  1,250,070  $   (1,915,925) $   (1,986,705)
Non-deductible merger expenses...          -0-             -0-         325,962
Change in valuation allowance....          -0-             -0-       1,567,237
Other............................      (22,070)         17,305          86,598
                                  ------------  --------------  --------------
Income tax (benefit) provision... $  1,228,000  $   (1,898,620) $       (6,908)
                                  ============  ==============  ==============

     Deferred tax assets (liabilities) at December 31 comprised the following:

                                          1995          1996
                                       ----------  --------------
Inventory capitalization.............  $  463,749  $      583,897
Allowance for doubtful accounts......      15,748          11,537
Accrued expenses.....................      39,116          28,365
Accrued royalties....................     235,077         136,065
AMT credits..........................         -0-          78,203
Net operating loss carry forward.....         -0-         673,552
Other................................      78,907         119,623
                                       ----------  --------------
Gross deferred tax assets............     832,597       1,631,242
Less -- Depreciation.................    (199,907)        (64,005)
Valuation Allowance..................         -0-      (1,567,237)
                                       ----------  --------------
                                       $  632,690  $          -0-
                                       ==========  ==============

                                           1995         1996
                                       ------------  ----------
Net current deferred tax asset.......  $    788,332  $   19,740
Net noncurrent deferred tax
  liability..........................      (155,642)    (19,740)
                                       ------------  ----------
                                       $    632,690  $      -0-
                                       ============  ==========

     Due to uncertainty in the realization of certain tax assets, including those representing the net operating loss and alternative minimum tax credit carryforwards, the Company has established a valuation allowance of $1,567,237 in the quarter and fiscal year ended December 31, 1996. At December 31, 1996, the Company had net operating loss carryforwards of approximately $2.0 million for federal tax purposes which begin to expire in 2010. Due to changes in the ownership structure of the Company, the availability of certain net operating loss carryforwards may be limited.

NOTE 10 -- CONTINGENCIES:

     The Company is involved in litigation arising in the ordinary course of business, which in the opinion of management, will not have a material effect on the Company's financial position or results of operations.

                            BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- VALUATION AND QUALIFYING ACCOUNTS:

     Activity of the Company's allowance for doubtful accounts follows:

                                        FOR THE YEAR ENDED DECEMBER 31,
                                       ---------------------------------
                                          1994       1995        1996
                                       ----------  ---------  ----------
Balance, beginning of the year.......  $   88,000  $  46,524  $   46,317
Provision for doubtful accounts......         -0-        -0-         -0-
Chargeoffs/collections...............     (41,476)      (207)    (12,387)
                                       ----------  ---------  ----------
Balance, end of the year.............  $   46,524  $  46,317  $   33,930
                                       ==========  =========  ==========

     During 1994, 1995 and 1996, the Company had an agreement with Heller Financial, Inc. intended to transfer the collection risk to Heller for Sun's accounts receivable for essentially all of its customers other than Target, Kmart and Wal-Mart. Under the agreement, Heller assumed 100% of the collection risk associated with the Company's covered receivables. Heller received a fee equal to .55% of the gross amount of covered receivables for assuming such collection risk. The amount charged to expense for factoring fees was $80,000, $48,000, and $119,000 in 1994, 1995 and 1996, respectively. This agreement expired in March 1997.

     In February 1996, Sun amended the risk-transfer agreement with Heller, whereby Heller also assumes 70% of the collection risk associated with the Kmart receivables for a fee equal to .65% of the gross amount of such receivables.

     Activity of the Company's lower of cost or market inventory reserves follows:

                                         FOR THE YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                       1994           1995            1996
                                   ------------  --------------  --------------
Balance, beginning of the year...  $  1,501,876  $    3,080,755  $    4,465,657
Accruals.........................     2,470,097       3,773,078       1,938,999
Chargeoffs.......................      (891,218)     (2,388,176)     (4,392,938)
                                   ------------  --------------  --------------
Balance, end of the year.........  $  3,080,755  $    4,465,657  $    2,011,718
                                   ============  ==============  ==============

     Activity of the Company's unmet guaranteed minimum royalty reserves follows:

                                           FOR THE YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1994          1995          1996
                                       ------------  ------------  ------------
Balance, beginning of the year.......  $    147,333  $    301,085  $    691,403
Accruals.............................       350,000       693,643       173,315
Chargeoffs...........................      (196,248)     (303,325)     (665,965)
                                       ------------  ------------  ------------
Balance, end of the year.............  $    301,085  $    691,403  $    198,753
                                       ============  ============  ============

NOTE 12 -- RELATED PARTY TRANSACTIONS:

     During 1995, Sun hired the consulting firm of Wiley, Pene and Company to assist in the Company's re-engineering efforts. Wiley, Pene and Company was paid $243,000 from March to October 1995 for its services. Wiley, Pene and Company is owned by Robert Pene, a former director of Sun, who resigned from the Company's Board of Directors in September 1995; and by William S. Wiley, who was appointed as the Company's Chief Executive Officer, President and Director in October 1995, and subsequently resigned as Chief Executive Officer in January of 1997. Mr. Wiley remained as Chairman and Director through March 14, 1997, the date of the merger.

                             BRAZOS SPORTSWEAR, INC.
                         (FORMERLY SUN SPORTSWEAR, INC.)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13 -- SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

     Quarterly financial information for the years ended December 31, 1995 and 1996 is as follows:

                                           FIRST           SECOND          THIRD           FOURTH
                                          QUARTER         QUARTER         QUARTER         QUARTER          TOTAL
                                       --------------  --------------  --------------  --------------  --------------
1995
Net sales............................  $   25,720,562  $   30,581,505  $   16,224,578  $   21,438,680  $   93,965,325
Cost of goods sold...................      22,522,498      25,310,087      17,097,761      19,639,509      84,569,855
                                       --------------  --------------  --------------  --------------  --------------
Gross margin.........................       3,198,064       5,271,418        (873,183)      1,799,171       9,395,470
Operating expenses...................       3,627,428       3,662,095       3,504,743       3,169,817      13,964,083
Other expense........................         330,034         314,033         152,794         269,600       1,066,461
                                       --------------  --------------  --------------  --------------  --------------
(Loss) income before provision for
  income taxes.......................        (759,398)      1,295,290      (4,530,720)     (1,640,246)     (5,635,074)
(Benefit) provision for
  income taxes.......................        (258,000)        440,000      (1,540,500)       (540,120)     (1,898,620)
                                       --------------  --------------  --------------  --------------  --------------
Net (loss) income....................  $     (501,398) $      855,290  $   (2,990,220) $   (1,100,126) $   (3,736,454)
                                       ==============  ==============  ==============  ==============  ==============
Net (loss) income per share..........          $(0.09)          $0.15          $(0.52)         $(0.19)         $(0.65)

     The sum of quarterly earnings per share will not necessarily equal the earnings per share reported for the entire year, due to rounding.

                                           FIRST           SECOND          THIRD           FOURTH
                                          QUARTER         QUARTER         QUARTER         QUARTER          TOTAL
                                       --------------  --------------  --------------  --------------  --------------
1996
Net sales............................  $   24,433,440  $   20,034,565  $    9,133,714  $   11,932,826  $   65,534,545
Cost of goods sold...................      20,623,529      16,871,903       9,101,063      11,083,115      57,679,610
                                       --------------  --------------  --------------  --------------  --------------
Gross margin.........................       3,809,911       3,162,662          32,651         849,711       7,854,935
Operating expenses...................       3,181,998       2,984,052       3,333,181       3,652,023      13,151,254
Other expenses.......................         223,187         149,338          68,373         106,034         546,932
                                       --------------  --------------  --------------  --------------  --------------
(Loss) income before provision for
  income taxes.......................         404,726          29,272      (3,368,903)     (2,908,346)     (5,843,251)
(Benefit) provision for
  income taxes.......................         138,000           9,000      (1,145,000)        991,092          (6,908)
                                       --------------  --------------  --------------  --------------  --------------
Net (loss) income....................  $      266,726  $       20,272  $   (2,223,903) $   (3,899,438) $   (5,836,343)
                                       ==============  ==============  ==============  ==============  ==============
Net (loss) income per share..........           $0.05           $0.00          $(0.39)         $(0.68)         $(1.02)

     During the fourth quarter of 1996, the Company reevaluated the likely realization of its deferred tax assets given its continuing pre-tax losses. Accordingly, a charge of $1,567,237 was recorded to write-off the net deferred tax asset.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
  Plymouth Mills, Inc.

     We have audited the accompanying balance sheets of Plymouth Mills, Inc. as of September 30, 1995 and August 2, 1996, and the related statements of income and retained earnings and cash flows for the years ended September 30, 1994 and 1995 and for the period from October 1, 1995 through August 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plymouth Mills, Inc. as of September 30, 1995 and August 2, 1996, and the results of its operations and its cash flows for the years ended September 30, 1994 and 1995 and for the period from October 1, 1995 through August 2, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements reflect the financial position, results of operations and cash flows of Plymouth Mills, Inc., immediately prior to the sale of certain assets and assumption of certain liabilities, as further discussed in Note 1.

                                          MAHONEY COHEN RASHBA & POKART, CPA, PC

New York, New York
February 5, 1997

                              PLYMOUTH MILLS, INC.
                                 BALANCE SHEETS
                   AS OF SEPTEMBER 30, 1995 AND AUGUST 2, 1996

                                          SEPTEMBER 30,          AUGUST 2,
                                               1995                1996
                                        ------------------    ---------------
ASSETS (NOTE 1)
CURRENT ASSETS:
     Cash............................      $     33,933         $   110,561
     Accounts receivable, net of
       allowance for doubtful
       accounts of $10,000 (Notes 1
       and 4)........................         6,883,540           8,980,765
     Inventories (Notes 2(a) and
       3)............................         4,954,722           6,398,180
     Other current assets............           282,857             135,876
                                        ------------------    ---------------
               Total current
                  assets.............        12,155,052          15,625,382
                                        ------------------    ---------------
PROPERTY AND EQUIPMENT, at cost
  (Notes 2(b) and 4):
     Machinery and equipment.........         1,134,749           1,224,764
     Leasehold improvements..........           537,926             537,926
     Office equipment................           254,377             254,377
     Furniture and fixtures..........            83,732              83,732
     Automobiles.....................           181,439             205,459
                                        ------------------    ---------------
                                              2,192,223           2,306,258
     Less -- accumulated depreciation
       and amortization..............         1,798,779           1,911,593
                                        ------------------    ---------------
                                                393,444             394,665
                                        ------------------    ---------------
OTHER ASSETS.........................           458,135             360,778
                                        ------------------    ---------------
                                           $ 13,006,631         $16,380,825
                                        ==================    ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
  (NOTE 1)
CURRENT LIABILITIES:
     Note payable -- bank (Note 4)...      $  --                $ 1,300,000
     Acceptances payable (Note 4)....         --                    162,066
     Subordinated notes payable to
       stockholders (Note 6).........           482,792            --
     Accounts payable................         2,376,815           1,047,725
     Accrued salaries, wages and
       payroll taxes.................           786,408             420,123
     Other current liabilities.......           411,725             287,133
     Income taxes payable............            68,341             329,650
     Due to stockholders (Note 5)....           848,423             531,809
                                        ------------------    ---------------
               Total current
                  liabilities........         4,974,504           4,078,506
                                        ------------------    ---------------
COMMITMENTS (Notes 4, 8, and 9)
STOCKHOLDERS' EQUITY:
     Common stock, no par value:
          Authorized -- 200 shares...
          Issued and outstanding --
          120 shares.................             5,000               5,000
     Retained earnings...............         8,027,127          12,297,319
                                        ------------------    ---------------
               Total stockholders'
                  equity.............         8,032,127          12,302,319
                                        ------------------    ---------------
                                           $ 13,006,631         $16,380,825
                                        ==================    ===============

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              PLYMOUTH MILLS, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
               FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995 AND
                   FOR THE PERIOD FROM OCTOBER 1, 1995 THROUGH
                                 AUGUST 2, 1996

                                                                     OCTOBER 1,
                                                                        1995
                                      YEAR ENDED     YEAR ENDED       THROUGH
                                     SEPTEMBER 30,   SEPTEMBER 30,    AUGUST 2,
                                         1994            1995           1996
                                      -----------   --------------   -----------
NET SALES............................ $30,131,427    $ 31,995,743    $32,747,666
COST OF GOODS SOLD...................  19,445,328      21,575,679     21,487,363
                                      -----------   --------------   -----------
          Gross profit...............  10,686,099      10,420,064     11,260,303
OPERATING EXPENSES:
     Art and design..................   1,167,555       1,398,029      1,366,877
     Selling.........................   2,038,257       1,657,191      1,736,665
     Royalty expense.................     918,271         452,110        478,340
     Shipping........................     745,085         878,677        852,659
     General and administrative......   1,399,856       1,712,129      1,543,614
     Officers' salaries..............   2,320,060       2,319,600        300,572
                                      -----------   --------------   -----------
               Total operating
                  expenses...........   8,589,084       8,417,736      6,278,727
                                      -----------   --------------   -----------
          Operating income...........   2,097,015       2,002,328      4,981,576
OTHER (INCOME) EXPENSE:
     Rental expense, net of rental
       income........................     203,302          68,290         57,488
     Other rental income.............     --             (273,748)       --
     Interest expense................     279,681         171,448        174,119
                                      -----------   --------------   -----------
               Net other (income)
                  expense............     482,983         (34,010)       231,607
                                      -----------   --------------   -----------
          Income before provision for
               income taxes..........   1,614,032       2,036,338      4,749,969
PROVISION FOR INCOME TAXES...........     144,800         223,200        479,777
                                      -----------   --------------   -----------
          Net income.................   1,469,232       1,813,138      4,270,192
RETAINED EARNINGS, beginning of
  period.............................   4,744,757       6,213,989      8,027,127
                                      -----------   --------------   -----------
RETAINED EARNINGS, end of period..... $ 6,213,989    $  8,027,127    $12,297,319
                                      ===========   ==============   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                              PLYMOUTH MILLS, INC.
                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995 AND
                   FOR THE PERIOD FROM OCTOBER 1, 1995 THROUGH
                                 AUGUST 2, 1996

                                          YEAR ENDED        YEAR ENDED      OCTOBER 1, 1995
                                        SEPTEMBER 30,     SEPTEMBER 30,         THROUGH
                                             1994              1995          AUGUST 2, 1996
                                        --------------    --------------    ----------------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................    $  1,469,232      $  1,813,138       $  4,270,192
     Adjustments to reconcile net
       income to net cash provided by
       (used in) operating
       activities:
          Provisions for losses on
             accounts receivable.....         136,434           164,522              9,212
          Depreciation and
             amortization............         197,985           198,073            156,465
          Gain on disposal of
             equipment...............          (6,781)         --                     (949)
          Change in assets and
             liabilities:
               Accounts receivable...       1,670,481          (944,963)        (1,965,485)
               Inventories...........       2,108,045        (1,228,490)        (1,443,458)
               Other assets..........         113,681            12,783            (43,595)
               Other current
                  assets.............        (129,877)         (117,202)           146,981
               Acceptances payable...        --                --                  162,066
               Accounts payable......         348,035           307,252         (1,329,090)
               Income taxes
                  payable............        --                  68,341            261,309
               Accrued expenses and
                  other current
                  liabilities........         180,564            31,224           (490,877)
                                        --------------    --------------    ----------------
                     Net cash
                       provided by
                       (used in)
                       operating
                       activities....       6,087,799           304,678           (267,229)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sale of property
       and equipment.................           7,781          --                   19,310
     Purchase of property and
       equipment.....................        (174,308)          (95,680)          (176,048)
                                        --------------    --------------    ----------------
                     Net cash used in
                       investing
                       activities....        (166,527)          (95,680)          (156,738)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of stockholders'
       loan -- subordinated..........         (35,221)         --                 (300,000)
     Net borrowings under revolving
       credit line...................      (6,000,000)         --                1,300,000
     Net repayment to stockholders...        (127,588)         (273,088)          (499,405)
                                        --------------    --------------    ----------------
                     Net cash
                       provided by
                       (used in)
                       financing
                       activities....      (6,162,809)         (273,088)           500,595
                                        --------------    --------------    ----------------
NET INCREASE (DECREASE) IN CASH......        (241,537)          (64,090)            76,628
CASH, beginning of period............         339,560            98,023             33,933
                                        --------------    --------------    ----------------
CASH, end of period..................          98,023      $     33,933       $    110,561
                                        ==============    ==============    ================

           Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
     Interest........................    $    328,522      $    155,582       $    232,028
     Income taxes....................         188,190           126,219            219,078

  The accompanying notes to financial statements are an integral part of these statements.

                              PLYMOUTH MILLS, INC.
                          NOTES TO FINANCIAL STATEMENTS

(1)  THE COMPANY --

     Plymouth Mills, Inc. (the "Company"), a New York corporation, is a manufacturer of women's and children's sportswear and screen printing for advertising specialty items. The Company sells primarily to department stores located throughout the United States.

     Effective August 2, 1996, the stockholders of the Company consummated an agreement to sell substantially all of the assets of the Company, net of the assumption of certain specified liabilities, to Brazos Sportswear, Inc., a wholly-owned subsidiary of BSI Holdings, Inc.

     Accounts receivable are generally due within 60 days. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management expectations.

     The Company had the following major customers for the periods shown:

                                                                       AS OF OR
                                   AS OF OR FOR      AS OF OR FOR        FOR
                                     THE YEAR          THE YEAR       THE PERIOD
                                      ENDED             ENDED           ENDED
                                  SEPTEMBER 30,     SEPTEMBER 30,     AUGUST 2,
                                       1994              1995            1996
                                  --------------    --------------    ----------
Number of major customers........         2                 2               4
Percentage of outstanding
  accounts receivable............        38%               31%             63%
Percentage of sales..............        40%               27%             45%

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

     (a) INVENTORIES -- Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost (first-in, first-out) (FIFO) method) or market.

     (b) PROPERTY AND EQUIPMENT -- Depreciation of property and equipment is computed by the straight-line and accelerated methods, over estimated useful lives ranging from three to ten years. Improvements to leased premises are amortized over the term of the related lease or the estimated useful life, whichever is shorter. Additions and betterments are capitalized, and repairs and maintenance are charged to operations as incurred. When property and equipment is sold or retired, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is recognized currently.

     (c) ADVERTISING COSTS -- Advertising costs relating to selling are charged to income during the period in which they are incurred. These costs approximated $61,800 and $16,300 for the years ended September 30, 1994 and 1995, respectively, and $22,100 for the period ended August 2, 1996.

     (d) INCOME TAXES -- The Company, with the consent of its stockholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the corresponding provisions of the New York State Franchise Tax law. Under those provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual income tax returns. Accordingly, no provision for federal income tax or credits is reflected in the accompanying financial statements. The Company is subject to New York State S Corporation and New York City income taxes.

     Undistributed Subchapter S earnings of approximately $11,642,000 are included in retained earnings as of August 2, 1996, prior to calculating any gain on the sale of the assets (see Note 1).

     (e) MANAGEMENT'S USE OF ESTIMATES -- The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                              PLYMOUTH MILLS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3)  INVENTORIES --

     Inventories consist of the following:

                                                 AS OF                AS OF
                                          SEPTEMBER 30, 1995     AUGUST 2, 1996
                                          -------------------    ---------------
Supplies.............................         $ --                 $   129,689
Raw materials........................           1,431,462            1,488,993
Work-in-process......................           2,550,117            3,836,207
Finished goods.......................             973,143              943,291
                                          -------------------    ---------------
                                              $ 4,954,722          $ 6,398,180
                                          ===================    ===============

(4)  NOTE AND ACCEPTANCES PAYABLE -- BANK --

     The Company has a line of credit agreement with a commercial bank allowing the Company to borrow up to $6,000,000, based upon 80% of eligible accounts receivable. This line consists of a revolving credit line, bankers acceptances and letters of credit. Interest on this line is payable at either .5% below the bank's prime rate (7.75% at August 2, 1996) or 2% above the Eurodollar rate (7.5% at August 2, 1996). Interest on acceptances is discounted in advance at the bank's market rate plus 1.5%. The Company granted a security interest in its accounts receivable and on machinery and equipment as collateral for this revolving credit line. This line of credit was repaid on August 9, 1996.

(5)  DUE TO STOCKHOLDERS --

     The amounts due to stockholders bear interest at the rate of 8% and 10% per annum and are payable on demand. Interest expense for the years ended September 30, 1994 and 1995 was $90,000 and $94,000, respectively and for the period ended August 2, 1996 was $86,050.

(6)  SUBORDINATED NOTES PAYABLE --

     The subordinated notes payable to stockholders are due on demand with interest at 1 3/4% above the bank's designated rate (10 1/2% at September 30, 1995). The notes are subordinated to the bank's revolving credit agreement (see
Note 4). Interest expense for the years ended September 30, 1994 and 1995 was $39,000 and $51,000, respectively.

(7)  INCOME TAXES --

     The following reconciles the provision for state and local income taxes that would have resulted from application of the statutory state and local income tax rate to the Company's actual provision for the periods shown.

                                                                              PERIOD
                                          YEAR ENDED        YEAR ENDED        ENDED
                                        SEPTEMBER 30,     SEPTEMBER 30,     AUGUST 2,
                                             1994              1995            1996
                                        --------------    --------------    ----------
Statutory state and local income tax
  rate at 11.3% for September 30,
  1994 and at 10.4% for the period
  ended August 2, 1996...............      $182,386          $211,779        $ 493,997
Decrease in state income tax due to
  exemption, based on allocation of
  state income.......................       (10,800)          (10,198)         (21,644)
Decrease in state income tax from
  deducting local income tax.........        (3,200)           (3,014)          (6,399)
Other................................       (23,586)           24,633           13,823
                                        --------------    --------------    ----------
                                           $144,800          $223,200        $ 479,777
                                        ==============    ==============    ==========

     The effective state and local tax rate for the years ended September 30, 1994 and 1995 were 9.0% and 11.0%, respectively, and for the period ended August 2, 1996 was 10.1%.

                              PLYMOUTH MILLS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8)  RELATED PARTY TRANSACTIONS --

     The Company's plant facility and general office are net leased from the stockholders for $120,000 annually through March 31, 2000. The agreement with the stockholders enables the Company to receive all rental income from the tenants of the building during the lease term.

     As of August 2, 1996, minimum aggregate annual rental obligations, including the rent due to stockholders, are as follows:

         FOR THE YEAR ENDING           GROSS ANNUAL       SUBLET    NET RENTAL
              AUGUST 2,             RENTAL OBLIGATION     INCOME     EXPENSE
---------------------------------   ------------------    -------   ----------
     1997........................        $120,000         $31,378   $   88,622
     1998........................         120,000          28,140       91,860
     1999........................         120,000           4,690      115,310
     2000........................          80,000           --          80,000
                                    ------------------    -------   ----------
                                         $440,000         $64,208   $  375,792
                                    ==================    =======   ==========

     In addition, the Company rents a showroom office on a month-to-month basis with an affiliate. The monthly aggregate rent is approximately $4,500.

     Rent expense charged to operations on the above leases for the years ended September 30, 1994 and 1995 amounted to approximately $225,000 and $174,000, respectively, and for the period ended August 2, 1996 amounted to approximately $151,000.

(9)  COMMITMENTS --

     (a) LICENSE AGREEMENTS -- The Company presently has three licensing agreements with one organization. The agreements provide for royalty payments based on 5% of net sales of the designated products with certain annual minimum amounts based on different categories of licensed products. The following are the minimum royalty amounts payable:

             YEAR ENDING
              AUGUST 2,
-------------------------------------
     1997............................  $  388,353
     1998............................     366,667
                                       ----------
                                       $  755,020
                                       ==========

     One agreement will terminate on June 30, 1997, the other agreements will terminate on June 30, 1998. All agreements have renewal options.

     (b) LEASE -- The Company rents showroom office space under a lease expiring in April 1999. As of August 2, 1996, minimum annual rental payments under the operating lease are as follows:

             YEAR ENDING
              AUGUST 2,
-------------------------------------
     1997............................  $  161,244
     1998............................     161,244
     1999............................     120,933
                                       ----------
                                       $  443,421
                                       ==========

     Rent expense charged to operations for the years ended September 30, 1994 and 1995 amounted to approximately $67,000 and $162,000, respectively, and for the period ended August 2, 1996 amounted to approximately $138,000.

     (c) LETTERS OF CREDIT -- At August 2, 1996, the Company had open letters of credit of approximately $1,190,000 outstanding.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  SolarCo, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of SolarCo, Inc. and Subsidiary as of December 31, 1995 and December 29, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended January 1, 1995, December 31, 1995 and December 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SolarCo, Inc. and Subsidiary as of December 31, 1995 and December 29, 1996, and the results of their operations and cash flows for the years ended January 1, 1995, December 31, 1995 and December 29, 1996, in conformity with generally accepted accounting principles.

                                          MOSS ADAMS LLP

Seattle, Washington
February 7, 1997

                          SOLARCO, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                           DECEMBER 31,      DECEMBER 29,
                                               1995              1996
                                           ------------      ------------
                 ASSETS
CURRENT ASSETS
     Cash...............................   $    318,000      $    686,000
     Accounts receivable
          Trade, net of allowance for
             doubtful accounts, returns
             and discounts of $1,328,000
             and $1,559,000 at 1995 and
             1996, respectively.........      8,220,000         8,152,000
          Employees and other...........         48,000            73,000
     Inventories........................      4,820,000         5,229,000
     Prepaid expenses...................         93,000           136,000
     Deferred tax asset.................        180,000           205,000
                                           ------------      ------------
               Total current assets.....     13,679,000        14,481,000
                                           ------------      ------------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS,
  net...................................      2,635,000         3,178,000
                                           ------------      ------------
OTHER ASSETS
     Goodwill, net of accumulated
       amortization of $58,000 and
       $96,000 at 1995 and 1996,
       respectively.....................        650,000           762,000
     Other..............................        124,000            63,000
                                           ------------      ------------
                                                774,000           825,000
                                           ------------      ------------
                                           $ 17,088,000      $ 18,484,000
                                           ============      ============

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Note payable -- line of credit.....   $  4,950,000      $  4,000,000
     Accounts payable -- trade..........        998,000         3,136,000
     Accrued wages and bonuses..........      1,308,000         2,308,000
     Other accrued liabilities..........        402,000           293,000
     Income tax payable.................        674,000            53,000
     Current portion of long-term
       debt.............................        676,000           831,000
                                           ------------      ------------
               Total current
                  liabilities...........      9,008,000        10,621,000
                                           ------------      ------------
LONG-TERM DEBT, net of current portion
     Notes payable......................      1,570,000         1,845,000
     Notes payable -- related parties...      3,000,000           --
                                           ------------      ------------
                                              4,570,000         1,845,000
                                           ------------      ------------
STOCKHOLDERS' EQUITY
     Common stock, $.25 par value,
       4,950,000 shares authorized......      1,073,000         1,073,000
     Additional paid-in capital.........          7,000             7,000
     Retained earnings..................      2,430,000         4,938,000
                                           ------------      ------------
                                              3,510,000         6,018,000
                                           ------------      ------------
                                           $ 17,088,000      $ 18,484,000
                                           ============      ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                          SOLARCO, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

                                                          YEAR ENDED
                                        ----------------------------------------------
                                         JANUARY 1,      DECEMBER 31,     DECEMBER 29,
                                            1995             1995             1996
                                        ------------     ------------     ------------
SALES, net of returns, allowances and
  discounts of $1,873,000, $2,975,000
  and $2,920,000 at January 1, 1995,
  December 31, 1995 and December 29,
  1996, respectively.................   $ 32,497,000     $ 46,036,000     $ 54,754,000
COST OF GOODS SOLD...................     23,739,000       34,023,000       39,506,000
                                        ------------     ------------     ------------
GROSS PROFIT.........................      8,758,000       12,013,000       15,248,000
                                        ------------     ------------     ------------
OPERATING EXPENSES
     Retail outlet stores............        850,000          786,000          654,000
     Selling.........................      2,837,000        3,226,000        3,654,000
     General and administrative......      3,550,000        4,891,000        6,353,000
                                        ------------     ------------     ------------
                                           7,237,000        8,903,000       10,661,000
                                        ------------     ------------     ------------
INCOME FROM OPERATIONS...............      1,521,000        3,110,000        4,587,000
                                        ------------     ------------     ------------
OTHER INCOME (EXPENSE)
     Interest expense................       (493,000)        (700,000)        (669,000)
     Loss on disposal of equipment...         14,000          (78,000)         (57,000)
     Other...........................         13,000           (6,000)           4,000
                                        ------------     ------------     ------------
                                            (466,000)        (784,000)        (722,000)
                                        ------------     ------------     ------------
NET INCOME BEFORE INCOME TAX.........      1,055,000        2,326,000        3,865,000
INCOME TAX EXPENSE...................        240,000          823,000        1,357,000
                                        ------------     ------------     ------------
NET INCOME...........................   $    815,000     $  1,503,000     $  2,508,000
                                        ============     ============     ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                          SOLARCO, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                              COMMON STOCK
                                        -------------------------   ADDITIONAL
                                        NUMBER OF                     PAID-IN       RETAINED
                                          SHARES        AMOUNT        CAPITAL       EARNINGS       TOTAL
                                        ----------   ------------   -----------    ----------   ------------
BALANCE, January 1, 1995.............    4,293,000   $  1,073,000     $ 7,000      $  927,000   $  2,007,000
     Net income......................       --            --           --           1,503,000      1,503,000
                                        ----------   ------------   -----------    ----------   ------------
BALANCE, December 31, 1995...........    4,293,000      1,073,000       7,000       2,430,000      3,510,000
     Net income......................       --            --           --           2,508,000      2,508,000
                                        ----------   ------------   -----------    ----------   ------------
BALANCE, December 29, 1996...........    4,293,000   $  1,073,000     $ 7,000      $4,938,000   $  6,018,000
                                        ==========   ============   ===========    ==========   ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                          SOLARCO, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                          YEAR ENDED
                                        ----------------------------------------------
                                         JANUARY 1,      DECEMBER 31,     DECEMBER 29,
                                            1995             1995             1996
                                        ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income......................   $    815,000     $  1,503,000     $  2,508,000
     Adjustments to reconcile net
       income to net cash from
       operating activities
          Depreciation and
             amortization............        615,000          730,000          987,000
          (Gain) Loss on disposal of
             equipment...............        (14,000)          78,000           57,000
          Deferred income tax
             benefit.................         (7,000)         (62,000)         (25,000)
          Stock bonuses..............         37,000          --               --
          Changes in assets and
             liabilities
               Accounts receivable,
                  net................     (2,934,000)      (1,127,000)          43,000
               Inventories...........     (1,803,000)        (843,000)        (409,000)
               Prepaid expenses and
                  other assets.......         45,000           (2,000)          18,000
               Accounts payable......        448,000         (654,000)         826,000
               Other current
                  liabilities........       (128,000)         377,000          891,000
               Income tax payable....        239,000          435,000         (621,000)
                                        ------------     ------------     ------------
                                          (2,687,000)         435,000        4,275,000
                                        ------------     ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of equipment and
       leasehold improvements........       (795,000)        (823,000)      (1,574,000)
     Proceeds from sale of
       equipment.....................         24,000            8,000           25,000
     Collections on note
       receivable -- officer.........        --               100,000          --
     Contingent payment for
       acquisition of subsidiary's
       stock.........................        --              (150,000)        (150,000)
                                        ------------     ------------     ------------
                                            (771,000)        (865,000)      (1,699,000)
                                        ------------     ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Borrowings on note
       payable -- line of credit,
       net...........................      3,633,000          380,000          362,000
     Payments on notes
       payable -- related parties....       (125,000)      (1,000,000)      (3,000,000)
     Proceeds from long-term debt....        598,000        1,608,000        1,100,000
     Payments on long-term debt......       (463,000)        (465,000)        (670,000)
     Proceeds from issuance of common
       stock.........................         11,000          --               --
                                        ------------     ------------     ------------
                                           3,654,000          523,000       (2,208,000)
                                        ------------     ------------     ------------
NET INCREASE IN CASH.................        196,000           93,000          368,000
CASH
     Beginning of period.............         29,000          225,000          318,000
                                        ------------     ------------     ------------
     End of period...................   $    225,000     $    318,000     $    686,000
                                        ============     ============     ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                          SOLARCO, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            JANUARY 1, 1995, DECEMBER 31, 1995 AND DECEMBER 29, 1996

NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     OPERATIONS -- SolarCo, Inc. ("the Company") is a holding company incorporated in the State of Washington in 1993. Its wholly-owned subsidiary, Morning Sun, Inc. ("Subsidiary" or "Morning Sun"), designs and embellishes screen-printed and embroidered sportswear for women. It also operates a retail factory outlet store, which sells returns, misprints, and other apparel. Net retail sales totaled $2,979,000, $2,710,000 and $2,563,000 in 1994, 1995, and
1996, respectively.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of SolarCo, Inc. and its wholly-owned subsidiary, Morning Sun, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

     ANNUAL CLOSING DATE -- The Company operates using a fiscal period of 52 or 53 weeks, ending on the Sunday nearest December 31. The 1994 fiscal period ended January 1, 1995, the 1995 fiscal period ended December 31, 1995 and the 1996 fiscal period ended December 29, 1996.

     USE OF ESTIMATES -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     ADVERTISING -- The Company expenses advertising costs as they are incurred. Advertising expense was $107,000, $155,000 and $151,000 in 1994, 1995, and 1996,
respectively.

     INVENTORIES -- Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out (FIFO) method. Work in progress and finished goods are valued using the full absorption method.

     EQUIPMENT AND LEASEHOLD IMPROVEMENTS -- Equipment and leasehold improvements are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the related lease. Depreciation and amortization expense totaled $587,000, $709,000 and $949,000 in 1994, 1995, and
1996, respectively.

     GOODWILL -- Goodwill represents the excess of the cost of the Company's acquired subsidiary over the fair value of its net assets at the date of acquisition. The excess cost is being amortized over 20 years using the straight-line method. Amortization expense totaled $20,000 in 1994 and 1995, and $38,000 in 1996.

     INCOME TAXES -- Income taxes are provided for the tax effect of transactions reported in the financial statements. The provision consists of taxes currently due plus deferred taxes related primarily to differences in the financial statement and tax bases of certain assets and liabilities. Deferred tax expense or benefit represents the future consequences of those differences.

NOTE 2 -- STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

     CASH FLOW INFORMATION -- The Company paid $441,000, $699,000 and $671,000 of interest and $1,000, $450,000 and $2,001,000 of income taxes in 1994, 1995, and 1996, respectively.

     NONCASH TRANSACTION -- During 1995, the Company recognized an additional $300,000 of contingent consideration for the acquisition of the stock of Morning Sun, Inc. The additional cost was recorded as goodwill. Of the total, $150,000 was paid in cash and the balance was accrued.

                          SOLARCO, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- INVENTORIES

     Inventories consist of the following:

                                        DECEMBER 31,     DECEMBER 29,
                                            1995             1996
                                        ------------     ------------
Raw materials........................    $3,158,000       $3,348,000
Work in process......................       102,000           48,000
Finished goods.......................     1,195,000        1,481,000
Factory outlet store.................       365,000          352,000
                                        ------------     ------------
                                         $4,820,000       $5,229,000
                                        ============     ============

     Periodically the Company discontinues production of certain products. Accordingly, inventories on hand at year end relating to these products have been written down to their estimated net realizable value.

NOTE 4 -- EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:

                                        DECEMBER 31,     DECEMBER 29,
                                            1995             1996
                                        ------------     ------------
Machinery and equipment..............    $2,488,000       $3,286,000
Computer equipment and software......       966,000        1,548,000
Leasehold improvements...............     1,705,000        1,654,000
Office equipment.....................       117,000          121,000
Automobiles..........................        41,000           41,000
                                        ------------     ------------
                                          5,317,000        6,650,000
Less accumulated depreciation and
  amortization.......................     2,682,000        3,472,000
                                        ------------     ------------
                                         $2,635,000       $3,178,000
                                        ============     ============

NOTE 5 -- NOTE PAYABLE -- LINE OF CREDIT

     A line of credit agreement with a bank provides for borrowings up to $13,000,000, as limited by accounts receivable and inventories. The line bears interest at prime with an option to borrow specific amounts over pre-determined periods at fixed rates. The underlying promissory note matures June 1, 1998 and is cross-collateralized with the Company's long-term debt.

NOTE 6 -- LONG-TERM DEBT

     NOTES PAYABLE -- Notes payable consist of the following:

                                        DECEMBER 31,      DECEMBER 29,
                                            1995              1996
                                        ------------      ------------
Various notes payable to a bank in
  total monthly installments of
  $76,000 plus interest at rates that
  vary with prime, maturing September
  1997 through August 2001...........    $2,246,000        $2,676,000
Less current portion.................       676,000           831,000
                                        ------------      ------------
                                         $1,570,000        $1,845,000
                                        ============      ============

                          SOLARCO, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Principal payments on long-term debt for future years are summarized as follows:

1997.................................  $    831,000
1998.................................       826,000
1999.................................       520,000
2000.................................       349,000
2001 and thereafter..................       150,000
                                       ------------
                                       $  2,676,000
                                       ============

     The notes payable and line of credit are subject to a credit agreement with the bank. Under the terms of the agreement, the Company has granted as collateral to the bank a security interest in accounts receivable, inventories, and equipment. The credit agreement contains certain covenants, including requirements to maintain certain financial ratios and minimum levels of tangible net worth, and to limit capital expenditures and payment of dividends.

     NOTES PAYABLE -- RELATED PARTIES -- At December 31, 1995, the Company had notes payable to stockholders and an affiliate of certain stockholders. The notes were repaid in full during 1996.

NOTE 7 -- INCOME TAX

     Income tax expense consists of the following:

                             JANUARY 1,      DECEMBER 31,      DECEMBER 29,
                                1995             1995              1996
                             ----------      ------------      ------------
Current expense...........    $ 246,500       $  885,000        $1,382,000
Deferred benefit..........       (6,500)         (62,000)          (25,000)
                             ----------      ------------      ------------
                              $ 240,000       $  823,000        $1,357,000
                             ==========      ============      ============

     Total income tax expense differs from the amount computed by applying federal statutory rates to net income before income tax due to differences in the deductibility of certain expenses, the inclusion of state income tax, and the application of certain tax credits.

     Deferred taxes are computed based on temporary differences between the financial statement and tax bases of certain assets and liabilities. Differences relate primarily to allowance for doubtful accounts, accumulated depreciation, inventories, and accrued vacation, all of which result in deferred tax assets.

NOTE 8 -- COMMITMENTS

     At December 31, 1995 the Company has noncancellable operating lease agreements for its manufacturing and office facility and a showroom. Future annual obligations under the terms of these lease agreements are as follows:

1997.................................  $    856,000
1998.................................       830,000
                                       ------------
Total future minimum payments........  $  1,686,000
                                       ============

     Rent expense for the Company's facilities totaled $730,000, $751,000 and $830,000 in 1994, 1995, and 1996, respectively.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     NOTE RECEIVABLE -- OFFICER -- Included in other assets is a $32,000 unsecured promissory note from the President of the Company's Subsidiary. The note bears interest at 6% and is due in full December 2001 or upon a change in control of the Company or its subsidiary. A second note from the President was paid in full during 1995.

                          SOLARCO, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     NOTES PAYABLE -- The Company had short-term and long-term notes payable to stockholders and an affiliate of certain stockholders. The short-term notes were paid in full during 1995 and the long-term notes were paid in full during 1996. Interest paid to these related parties totaled $241,000, $290,000 and $157,000 in 1994, 1995, and 1996, respectively.

NOTE 10 -- RETIREMENT PLANS

     The Company has adopted a salary deferral plan ("the Plan") meeting the requirements of Internal Revenue Code 401(k) for qualified plans. The Plan covers substantially all employees over the age of 21 with one year of service. Employees may defer up to 15% of their annual salary, subject to certain limitations established by the Internal Revenue Service. Company contributions are discretionary and may not exceed 25% of employees' compensation or $30,000. No Company contributions were made to the Plan in 1994, 1995 or 1996.

NOTE 11 -- STOCK INCENTIVE PLAN

     The Company has adopted a stock incentive plan ("the Plan") covering key directors, employees, and other individuals. Under the terms of the Plan, the Board of Directors may award incentive stock options, as defined by the Internal Revenue Code, non-statutory stock options, stock bonus rights, and stock bonuses. A total of 878,000 shares have been reserved for issuance under the terms of the Plan.

     During 1994, the Company awarded 78,000 shares of stock bonuses. A total of $37,000 of compensation expense was recognized for value of shares issued.

     During 1995 and 1996, respectively, the Company awarded 15,000 and 80,000 of stock options to employees and directors. Vesting of the options to employees are contingent on a change in control of the Company or its Subsidiary, and no compensation cost has been recognized for these options. The Company has recorded no compensation cost for the remainder of the options, as the amount is not material.

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No.
123). The new standard measures compensation cost using a fair value method, which computes compensation cost as the difference between the options' fair value and the option price on the grant date. However, SFAS No. 123 allows companies to continue to measure compensation cost using the intrinsic value method, which computes compensation cost as the difference between a company's stock price and the option price at the grant date. The Company has elected to continue to use the intrinsic value method.

     SFAS No. 123 requires pro forma disclosure of net income as if the fair value method were used. The effect of applying the fair value method to the stock options issued in 1996 results in net income that is not materially different from the amount reported in the financial statements.

NOTE 12 -- CONCENTRATIONS OF CREDIT RISK

     Financial instruments that subject the Company to concentrations of credit risk are cash and accounts receivable. The Company places its temporary cash investments with major financial institutions. At times, deposits with any one institution exceed federally insured limits. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Customers are concentrated in the retail department and specialty apparel store industry and are dispersed geographically throughout the United States and Canada. The Company has not experienced a history of significant credit-related losses.

                          SOLARCO, INC. AND SUBSIDIARY
                CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)

                                        DECEMBER 29,      MARCH 30,
                                            1996            1997
                                        ------------     -----------
               ASSETS
CURRENT ASSETS:
     Cash............................   $    686,000     $    77,000
     Accounts receivable, net of
       allowance for doubtful
       accounts, returns and
       discounts of $1,559,000 and
       $1,163,000 at December 29,
       1996 and March 30, 1997,
       respectively..................      8,225,000       2,740,000
     Inventories.....................      5,229,000       6,279,000
     Other...........................        341,000       1,680,000
                                        ------------     -----------
          Total current assets.......     14,481,000      10,776,000
                                        ------------     -----------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS,
  net................................      3,178,000       3,110,000
                                        ------------     -----------
OTHER ASSETS.........................        825,000         781,000
                                        ------------     -----------
                                        $ 18,484,000     $14,667,000
                                        ============     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Note payable -- line of
       credit........................   $  4,000,000     $ 2,822,000
     Current portion of long-term
       debt..........................        831,000         831,000
     Accounts payable and accrued
       liabilities...................      5,790,000       5,485,000
                                        ------------     -----------
                                          10,621,000       9,138,000
                                        ------------     -----------
LONG-TERM DEBT, net of current
  portion............................      1,845,000       1,652,000
                                        ------------     -----------
STOCKHOLDERS' EQUITY:
     Common stock, $.25 par value,
       4,950,000 shares authorized,
       4,293,000 shares
       outstanding...................      1,073,000       1,073,000
     Additional paid-in capital......          7,000           7,000
     Retained earnings...............      4,938,000       2,797,000
                                        ------------     -----------
                                           6,018,000       3,877,000
                                        ------------     -----------
                                        $ 18,484,000     $14,667,000
                                        ============     ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements

                          SOLARCO, INC. AND SUBSIDIARY
             CONSOLIDATED CONDENSED STATEMENT OF INCOME (UNAUDITED)

                                         THIRTEEN WEEKS ENDED        THIRTEEN WEEKS ENDED
                                            MARCH 31, 1996              MARCH 30, 1997
                                        ----------------------      ----------------------
NET SALES............................         $5,629,000                 $  6,239,000
COST OF GOODS SOLD...................          4,826,000                    5,078,000
                                        ----------------------      ----------------------
GROSS PROFIT.........................            803,000                    1,161,000
                                        ----------------------      ----------------------
OPERATING EXPENSES
     Retail outlet stores............            149,000                      177,000
     Selling.........................            535,000                      578,000
     General and administrative......          1,133,000                    3,599,000
                                        ----------------------      ----------------------
                                               1,817,000                    4,354,000
                                        ----------------------      ----------------------
LOSS FROM OPERATIONS.................         (1,014,000)                  (3,193,000)
                                        ----------------------      ----------------------
OTHER EXPENSE
     Interest........................           (107,000)                     (94,000)
     Other...........................             (9,000)                      (9,000)
                                        ----------------------      ----------------------
                                                (116,000)                    (103,000)
                                        ----------------------      ----------------------
NET LOSS BEFORE INCOME TAX CREDIT....         (1,130,000)                  (3,296,000)
INCOME TAX CREDIT....................            397,000                    1,155,000
                                        ----------------------      ----------------------
NET LOSS.............................         $ (733,000)                $ (2,141,000)
                                        ======================      ======================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                          SOLARCO, INC. AND SUBSIDIARY
           CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

                                        THIRTEEN WEEKS ENDED     THIRTEEN WEEKS ENDED
                                           MARCH 31, 1996           MARCH 30, 1997
                                        ---------------------    ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss........................        $  (733,000)             $(2,142,000)
     Adjustments to reconcile net
       loss to net cash from
       operating activities:
          Depreciation and
             amortization............            209,000                  235,000
          Changes in assets and
             liabilities:
               Accounts receivable,
                  net................          5,788,000                5,485,000
               Inventories...........         (1,262,000)              (1,050,000)
               Other current
                  assets.............           (112,000)              (1,339,000)
               Other noncurrent
                  assets.............             35,000                   33,000
               Accounts payable and
                  accrued
                  liabilities........           (568,000)                (305,000)
                                        ---------------------    ---------------------
                                               3,357,000                  917,000
                                        ---------------------    ---------------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of equipment and
       leasehold improvements, net...           (367,000)                (155,000)
                                        ---------------------    ---------------------
                                                (367,000)                (155,000)
                                        ---------------------    ---------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Borrowings/payments on notes
       payable, net..................         (3,106,000)              (1,178,000)
     Payments on long-term debt......           (156,000)                (193,000)
                                        ---------------------    ---------------------
                                              (3,262,000)              (1,371,000)
                                        ---------------------    ---------------------
NET DECREASE IN CASH.................           (272,000)                (609,000)
CASH
     Beginning of period.............            318,000                  686,000
                                        ---------------------    ---------------------
     End of period...................        $    46,000              $    77,000
                                        =====================    =====================
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
     Cash paid for:
          Interest...................        $   110,000              $    96,000
          Income taxes...............        $   651,000              $    15,000

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                          SOLARCO, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  SUBSEQUENT EVENT

     During May 1997, SolarCo, Inc. (SolarCo) agreed to sell all of its outstanding common stock to Brazos Sportswear, Inc. (Brazos) for approximately $30 million plus the assumption of indebtedness ($5.3 million at March 30, 1997) and certain contractual obligations not to exceed $2.5 million. The sale, which is subject to the satisfactory completion of due diligence and other conditions, including regulatory approvals and Brazos' ability to obtain financing, is expected to close during the third quarter of 1997.

(2)  SIGNIFICANT ACCOUNTING POLICIES

     (a) INTERIM FINANCIAL STATEMENTS -- The accompanying consolidated condensed financial statements of SolarCo are unaudited. These unaudited interim financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying consolidated condensed financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. These consolidated condensed financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto of SolarCo included herein.

     (b) NEW ACCOUNTING PRONOUNCEMENT -- During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS No. 128). SFAS No. 128 replaces the current presentation of primary and fully-diluted earnings per share with a presentation of basic and diluted earnings per share. Pursuant to the provisions of SFAS No. 128, basic earnings per share excludes any dilution. The current presentation of primary earnings per share includes the dilutive effect of common stock equivalents such as options. SolarCo intends to adopt the provisions of SFAS No. 128 during the fourth quarter of 1997.

     Assuming profitable results of operations, management expects that the adoption of the provisions of SFAS No. 128 will have the effect of reporting an amount of basic earnings per share which is greater than the current presentation of primary earnings per share because the dilutive effect of common stock equivalents, such as options, will be excluded from the calculation of basic earnings per share.

(3)  INVENTORIES

     Inventories consist of the following:

                                        DECEMBER 29,      MARCH 30,
                                            1996             1997
                                        -------------     ----------
Raw materials........................    $ 3,348,000      $4,210,000
Work in process......................         48,000         176,000
Finished goods.......................      1,481,000       1,348,000
Factory outlet store.................        352,000         545,000
                                        -------------     ----------
                                         $ 5,229,000      $6,279,000
                                        =============     ==========

================================================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
Available Information............................................................................................     2
Prospectus Summary...............................................................................................     3
Summary Financial Information....................................................................................    11
Risk Factors.....................................................................................................    12
Disclosure Regarding Forward Looking Statements..................................................................    16
The Company......................................................................................................    17
Ratio of Earnings to Fixed Charges...............................................................................    19
Capitalization...................................................................................................    20
Pro Forma Financial Information..................................................................................    21
Selected Financial Data..........................................................................................    32
Management's Discussion and Analysis of Financial Condition and Results of Operations............................    33
The Exchange Offer...............................................................................................    56
Certain Federal Income Tax Consequences of the Exchange Offer....................................................    63
Description of Certain Indebtedness..............................................................................    63
Description of the Exchange Notes................................................................................    64
Certain Federal Income Tax Consequences of an Investment in the Exchange Notes...................................    95
Plan of Distribution.............................................................................................    99
Legal Matters....................................................................................................   100
Experts..........................................................................................................   100
Financial Statements.............................................................................................   F-1

                                     [LOGO]
                            BRAZOS SPORTSWEAR, INC.
                            ------------------------

                                  $100,000,000

                               OFFER TO EXCHANGE
                       ITS 10 1/2% SENIOR NOTES DUE 2007
                       FOR 10 1/2% SENIOR NOTES DUE 2007
                           THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                                          , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     The statute does permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the Board of Directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     The Company's Certificate of Incorporation and Bylaws require the Company to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company's Bylaws. The Company's Certificate limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     The Company has purchased insurance on behalf of its directors and officers, in such amounts as it deems reasonable, against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL DATA SCHEDULES.

     (A)  EXHIBITS

     The following is a list of all the exhibits filed as part of the Registration Statement.

         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
           3.1       --   Restated Certificate of Incorporation of the Company. Exhibit 3.1 of the Company's
                          Registration Statement on Form S-1, No. 33-31688, is incorporated herein by reference.
           3.2       --   Bylaws of the Company. Exhibit 3.2 of the Company's Annual Report on Form 10-K for the
                          year ended December 31, 1991 is incorporated herein by reference
           4.1       --   Indenture, dated as of July 2, 1997, by and among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, National Association with respect to the Notes and Exchange
                          Notes.
           4.2       --   Form of Exchange Note.*
           5.1       --   Opinion of Porter & Hedges, L.L.P., as to the legality of the Exchange Notes.
          10.1       --   Registration Rights Agreement, dated as of July 2, 1997, by and among the Company, Dillon,
                          Read & Co. and SBC Warburg Inc.
          11.1       --   Statement re: Computation of Earnings per Share
          11.2       --   Statement re: Computation of Pro Forma Earnings per Share
          12.1       --   Statement re: Computation of Ratios
          23.1       --   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
          23.2       --   Consent of Arthur Andersen LLP.
          23.3       --   Consent of Moss Adams LLP.
          23.4       --   Consent of Price Waterhouse LLP.
          23.5       --   Consent of Mahoney Cohen & Company, CPA, PC.
          24.1       --   Power of Attorney (included as part of the signature page of this Registration Statement).
          25.1       --   Statement of Eligibility and Qualification of Trustee on Form T-1 of Norwest Bank
                          Minnesota, National Association under the Trust Indenture Act of 1934.*
          99.1       --   Letter of Transmittal for the Notes.*

------------

* to be filed by amendment.

     (B)  FINANCIAL STATEMENT SCHEDULES

     Schedules are omitted since the information required to be submitted has been included in the Consolidated Financial Statements of Brazos Sportswear, Inc. or the notes thereto, or the required information is not applicable.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS ON JULY 14, 1997.

                                          BRAZOS SPORTSWEAR, INC.
                                          By: /s/   F. CLAYTON CHAMBERS
                                                    F. CLAYTON CHAMBERS
                                              VICE PRESIDENT, CHIEF FINANCIAL
                                                         OFFICER,
                                                  SECRETARY AND TREASURER

                               POWER OF ATTORNEY

     Each of the undersigned hereby appoints each of J. Ford Taylor and F. Clayton Chambers, with full power to act alone, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 14, 1997.

          SIGNATURE                                                   TITLE
------------------------------------------------------  ------------------------
/s/RANDALL B. HALE            Chairman of the Board of Directors
   RANDALL B. HALE

/s/J. FORD TAYLOR             Director, President and Chief Executive Officer
   J. FORD TAYLOR                   (Principal Executive Officer)

/s/F. CLAYTON CHAMBERS        Director, Vice President, Chief Financial Officer,
   F. CLAYTON CHAMBERS        Secretary and Treasurer (Principal Financial and
                              Accounting Officer)

 ______________________       Director and President of Plymouth Mills Facility
     ALAN B. ELENSON

/s/NOLAN LEHMANN              Director
   NOLAN LEHMANN

_______________________      Director
MICHAEL S. CHADWICK

                                  EXHIBIT INDEX

         NUMBER           DESCRIPTION
         ------           -----------
           3.1       --   Restated Certificate of Incorporation of the Company.
                          Exhibit 3.1 of the Company's
                          Registration Statement on Form S-1, No. 33-31688, is
                          incorporated herein by reference.
           3.2       --   Bylaws of the Company. Exhibit 3.2 of the Company's
                          Annual Report on Form 10-K for the year ended December
                          31, 1991 is incorporated herein by reference
           4.1       --   Indenture, dated as of July 2, 1996, by and among the
                          Company, the Subsidiary Guarantors and Norwest Bank
                          Minnesota, National Association with respect to the
                          Notes and Exchange Notes.
           4.2       --   Form of Exchange Note.*
           5.1       --   Opinion of Porter & Hedges, L.L.P., as to the legality
                          of the Exchange Notes.
          10.1       --   Registration Rights Agreement, dated as of July 2,
                          1997, by and among the Company, Dillon, Read & Co. and
                          SBC Warburg Inc.
          11.1       --   Statement re: Computation of Earnings per Share
          11.2       --   Statement re: Computation of Pro Forma Earnings per
                          Share
          12.1       --   Statement re: Computation of Ratios
          23.1       --   Consent of Porter & Hedges, L.L.P. (included in
                          Exhibit 5.1).
          23.2       --   Consent of Arthur Andersen LLP.
          23.3       --   Consent of Moss Adams LLP.
          23.4       --   Consent of Price Waterhouse LLP.
          23.5       --   Consent of Mahoney Cohen & Company, CPA, PC.
          24.1       --   Power of Attorney (included as part of the signature
                          page of this Registration Statement).
          25.1       --   Statement of Eligibility and Qualification of Trustee
                          on Form T-1 of Norwest Bank Minnesota, National
                          Association under the Trust Indenture Act of 1934.*
          99.1       --   Letter of Transmittal for the Notes.*
------------
* to be filed by amendment.